UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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The Chubb Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, April 29, 2014 at 8:00 a.m., local time

PLACE	The Chubb Corporation Amphitheater 15 Mountain View Road Warren, New Jersey 07059

ITEMS OF BUSINESS	(1) To elect 14 directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified.

(2) To approve the adoption of The Chubb Corporation Long-Term Incentive Plan (2014).

(3) To ratify the appointment of Ernst & Young LLP as independent auditor.

(4) To hold an advisory vote on the compensation paid to our named executive officers.

(5) To vote on a shareholder proposal regarding preparation of an annual sustainability report.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournment or postponement thereof if you were a shareholder of record at the close of business on March 3, 2014.

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

VOTING BY PROXY	The notice you received providing instructions on accessing our annual meeting materials through the internet includes instructions for voting online or by telephone. Also, in the event that you affirmatively request paper copies of our annual meeting materials, you may complete, sign, date and return the accompanying proxy card in the enclosed addressed envelope. The giving of a proxy will not affect your right to revoke the proxy by appropriate written notice or to vote in person should you later decide to attend the annual meeting.

ADMISSION TO THE MEETING	You are entitled to attend the annual meeting if you were a shareholder as of the close of business on March 3, 2014. For admittance to the meeting, please be prepared to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee. The annual meeting will begin promptly at 8:00 a.m., local time. Please allow yourself ample time for the check-in procedures. Video and audio recording devices and other electronic devices will not be permitted at the meeting, and attendees may be subject to security inspections.

By order of the Board of Directors,

Maureen A. Brundage

Executive Vice President, General Counsel and Corporate Secretary

March 14, 2014

2014 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

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PROXY STATEMENT

PROXY AND VOTING INFORMATION

Our Board of Directors (our Board) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the 2014 Annual Meeting of Shareholders of The Chubb Corporation (the 2014 Annual Meeting). We will hold the 2014 Annual Meeting on Tuesday, April 29, 2014, in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059, beginning at 8:00 a.m., local time. Please note that throughout these proxy materials we may refer to The Chubb Corporation as “Chubb,” “we,” “us” or “our.”

Information about the Delivery of our Annual Meeting Materials

As permitted by rules adopted by the Securities and Exchange Commission (the SEC), we have made our annual meeting materials, which include this proxy statement, the proxy card, voting instructions and our Annual Report on Form 10-K for the year ended December 31, 2013 (the 2013 10-K), available to our shareholders electronically via the internet. On or about March 14, 2014, we mailed to our shareholders a notice containing instructions on how to access our annual meeting materials, how to request paper copies of these materials and how to vote online or by telephone. Unless you affirmatively request a paper copy of our annual meeting materials by following the instructions set forth in this notice, you will not receive a paper copy of our annual meeting materials in the mail. Due to an ambiguity in the regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended (ERISA), unless we have previously received a written consent to deliver materials electronically, we have assumed that participants in the Capital Accumulation Plan of The Chubb Corporation (the CCAP) have affirmatively requested paper copies of our annual meeting materials and, therefore, have mailed or will mail copies of the annual meeting materials to each participant in the CCAP whose account holds shares of our stock.

The SEC’s rules also permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple shareholders who share an address, unless we received a request to send multiple copies of our annual meeting materials prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or set of annual meeting materials to any shareholder at the shared address to which a single copy of those documents was delivered. For future meetings, if you prefer to receive separate copies of our annual meeting materials, please contact Broadridge Financial Solutions, Inc. (Broadridge) at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of our future annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote

Our Board has set March 3, 2014 as the record date for the 2014 Annual Meeting. Shareholders of record of our common stock at the close of business on March 3, 2014 may vote at the 2014 Annual Meeting.

How Many Shares Can Be Voted

Each shareholder has one vote for each share of our common stock owned at the close of business on the record date. On the record date, 245,162,493 shares of our common stock were outstanding.

How You Can Vote

Record Holders

If your shares are registered in your name with Broadridge, our dividend agent, transfer agent and registrar, you are considered a shareholder of record, and the notice containing instructions on accessing our annual meeting materials online or requesting a paper copy thereof is being sent directly to you by us. Shareholders of record can vote in person at the 2014 Annual Meeting or give their proxy to be voted at the 2014 Annual Meeting in any one of the following ways:

—	over the internet;

—	by telephone; or

—	for shareholders requesting a paper copy of our annual meeting materials, by completing, signing, dating and returning the proxy card accompanying the paper copy.

CCAP Participants

If you are a participant in the CCAP, your proxy will include all shares allocated to you in the CCAP (Plan Shares), which you may vote in person at the 2014 Annual Meeting or over the internet, by telephone or, provided that you have not delivered a written consent to receive our materials electronically, by completing and mailing the proxy card accompanying your paper copy of the annual meeting materials. Your proxy will serve as a voting instruction for the trustee of the CCAP. If your voting instructions are not received by April 24, 2014, any Plan Shares you hold will not be voted by the trustee.

Brokerage and Other Account Holders

You are considered to be the beneficial owner of shares you hold in an account maintained by a broker, bank or other nominee, which may be referred to as shares held in “street name.” For shares held in street name, your broker, bank or other nominee, who is the shareholder of record, has forwarded to you the instructions for accessing, or requesting paper copies of, our annual meeting materials. You have the right to instruct your broker, bank or other nominee on how to vote these shares, and your broker, bank or other nominee has provided you with a voting instruction card to use in submitting such instructions. The availability of telephone and internet voting for beneficial owners will depend on the voting options offered by their particular broker, bank or other nominee. Please refer to the voting instructions provided by your broker, bank or other nominee for directions as to how to vote shares that you beneficially own. You may also attend the 2014 Annual Meeting. Beneficial owners of shares who wish to vote in person at the 2014 Annual Meeting must obtain a legal proxy from their broker, bank or other nominee and present it at the 2014 Annual Meeting.

Voting

Whether you vote over the internet, by telephone or by mail, you can specify whether you vote your shares:

—	“FOR” or “AGAINST” each of the nominees for election as a director (Proposal 1 on the proxy card); and

—	“FOR,” “AGAINST” or “ABSTAIN” with respect to:

*	the adoption of The Chubb Corporation Long-Term Incentive Plan (2014) (Proposal 2 on the proxy card);

*	the ratification of Ernst & Young LLP (EY) as independent auditor (Proposal 3 on the proxy card);

*	the compensation of our named executive officers (Proposal 4 on the proxy card); and

*	the shareholder proposal regarding preparation of an annual sustainability report (Proposal 5 on the proxy card).

In the absence of instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with our Board’s recommendations, which are “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you hold your shares in street name, your broker, bank or other nominee may not vote your shares in the absence of your voting instructions with respect to any matter that is not considered “routine” by the New York Stock Exchange (the NYSE). At the 2014 Annual Meeting, your broker, bank or other nominee may vote your shares without receiving voting instructions on Proposal 3, because the auditor ratification proposal is considered routine, but may not vote your shares without instructions on Proposals 1, 2, 4 or 5. Accordingly, if you are a beneficial owner of shares held in street name and do not return your voting instruction card or fail to indicate your voting selections, your shares will not be voted for Proposals 1, 2, 4 or 5, resulting in a “broker non-vote” with respect to those proposals.

Revocation of Proxies

If you are a shareholder of record or a holder of Plan Shares, you may revoke your proxy at any time before it is exercised in any of four ways:

—	by notifying our Corporate Secretary of the revocation in writing;

—	by delivering a duly executed proxy card bearing a later date;

—	by properly submitting a new, timely and valid proxy via the internet or by telephone after the date of the proxy you wish to revoke; or

—	by voting in person at the 2014 Annual Meeting.

You will not revoke a proxy merely by attending the 2014 Annual Meeting. To revoke a proxy, you must take one of the actions described above.

If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or other nominee.

Quorum; Required Votes

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock entitled to vote at the 2014 Annual Meeting is necessary to constitute a quorum. Abstentions are counted as shares present at the 2014 Annual Meeting for purposes of determining a quorum. Similarly, because brokers, banks and other nominees are authorized to vote uninstructed shares on Proposal 3, such shares will be counted as shares present at the 2014 Annual Meeting for purposes of determining a quorum.

Each of the proposals to be voted upon at the 2014 Annual Meeting requires the affirmative vote of a majority of the votes cast on the proposal. For purposes of Proposals 1, 3, 4 and 5, abstentions and broker non-votes are not considered votes cast, will not be counted either for or against these proposals and, accordingly, will have no effect on the voting results. For purposes of Proposal 2, abstentions, but not broker-non-votes, will be considered votes cast and therefore abstentions will have the effect of a vote against that proposal pursuant to rules of the NYSE.

Adjournments and Postponements

Any action on the items of business described above may be considered at the 2014 Annual Meeting at the time and on the date specified above or at any time and date to which the 2014 Annual Meeting may be properly adjourned or postponed.

2013 10-K

The instructions for accessing the 2013 10-K online and for requesting a paper copy are included in the notice you received regarding our annual meeting materials. The 2013 10-K is available on our website at www.chubb.com/investors, as well as on a website maintained by Broadridge at www.proxyvote.com. It also is available without charge by sending a written request to our Corporate Secretary at 15 Mountain View Road, Warren, New Jersey 07059.

Important Notice about Security

Before entering the 2014 Annual Meeting, attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if they hold shares through a broker, bank or other nominee. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the 2014 Annual Meeting.

CORPORATE GOVERNANCE

Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations. The key components of this framework are set forth in the following documents:

—	our Restated Certificate of Incorporation;

—	our By-Laws;

—	our Audit Committee Charter;

—	our Corporate Governance & Nominating Committee Charter;

—	our Finance Committee Charter;

—	our Organization & Compensation Committee Charter;

—	our Corporate Governance Guidelines;

—	our Code of Business Conduct; and

—	our Code of Ethics for CEO and Senior Financial Officers.

Copies of these documents are available on our website at www.chubb.com/investors. Copies also are available without charge by sending a written request to our Corporate Secretary.

Corporate Governance Guidelines

Our Corporate Governance Guidelines address a number of policies and principles employed in the operation of our Board and our business generally, including our policies with respect to:

—	the size of our Board;

—	director independence and minimum qualifications;

—	factors to be considered in selecting candidates to serve on our Board;

—	director nominating procedures, including the procedures by which shareholders may propose director candidates;

—	incumbent directors who do not receive a majority of the votes cast in uncontested elections;

—	term limits, director retirement, director resignations upon a job change and Board vacancies;

—	directors’ outside directorships and outside audit committee service;

—	the role and responsibilities of the independent Lead Director;

—	director responsibilities;

—	director attendance at Board meetings, committee meetings and annual meetings of shareholders;

—	executive sessions of our independent directors;

—	director access to management and the ability of our Board and its committees to retain outside consultants;

—	director compensation;

—	stock ownership guidelines for directors and certain employees;

—	administration of our legal compliance and ethics program;

—	director orientation and continuing education;

—	management succession and evaluation of our Chief Executive Officer;

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annual self-assessments of our Board and each of our Audit Committee, Corporate Governance & Nominating Committee (our Governance Committee), Finance Committee and Organization & Compensation Committee (our Compensation Committee); and

—	shareholder access to our Board and Audit Committee.

Director Qualifications and Director Nominee Considerations

Our Board has established our Governance Committee which is comprised solely of directors satisfying the independence requirements of the NYSE. A copy of the charter of our Governance Committee is available on our website at www.chubb.com/investors. Copies also are available by sending a written request to our Corporate Secretary. Our Board has delegated to our Governance Committee responsibility for, among other things:

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recruiting qualified, non-employee directors, consisting of persons with diverse backgrounds and skills who have the time and ability to exercise independent judgment and perform our Board’s functions effectively and who meet the needs of our Board; and

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identifying the qualifications needed for directors serving on our Board committees, including as chairpersons of such committees, and recommending to our Board the appointment of persons meeting such qualifications to the appropriate committees of our Board, including as chairpersons of such committees; and

—	taking a leadership role in shaping our corporate governance policies.

We require that a majority of the directors on our Board meet the criteria for independence under applicable law and the requirements of the SEC and the NYSE. We believe that variety in the lengths of service among the directors benefits us and our shareholders. Accordingly, we do not have term limits for service on our Board. As an alternative to term limits, all director nominations are considered annually by our Governance Committee. Individuals who would be age 74 or older at the time of election are ineligible for nomination to serve on our Board. While our Board does not require directors to resign in every instance in which they retire or change from the position they held when they were elected to our Board, it does require that our Governance Committee consider the appropriateness of continued Board membership under the circumstances.

Our Governance Committee takes a holistic approach in identifying and considering director nominees. The Governance Committee primarily focuses on the composition and competencies of our Board as a whole and how the traits possessed by individual director nominees will complement each other. While evaluating individual director nominees within this framework, the factors that our Governance Committee considers include:

—	the personal and professional ethics, integrity and values of the candidate;

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the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

—	the diversity of our existing Board, with the aim of achieving a diversity of genders, ethnic and geographic backgrounds and professional and industry experience;

—	the professional experience and industry expertise of the candidate and whether it will add to or complement that of our existing Board;

—	the compatibility of the candidate with our existing Board;

—	the length of tenure of the members of our existing Board;

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the number of other public company boards of directors on which the candidate serves or intends to serve, with the general expectation that the candidate would not serve on the boards of directors of more than four other public companies;

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the number of public company audit committees on which the candidate serves or intends to serve, with the general expectation that, if the candidate is to be considered for service on our Audit Committee, the candidate would not serve on the audit committees of more than two other public companies;

—	the candidate’s service on the boards of directors of other for-profit companies, not-for-profit organizations, trade associations or industry associations;

—	the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities effectively;

—	the commitment of the candidate to serve on our Board for an extended period of time; and

—	such other attributes of the candidate and external factors as our Governance Committee deems appropriate.

Our Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

Nominating Procedures

The primary purpose of our nominating procedures is to identify and recruit outstanding individuals to serve on our Board. Our Governance Committee meets periodically to consider the slate of nominees for election at our next annual meeting of shareholders. If appropriate, our Governance Committee schedules follow-up meetings and interviews with potential candidates. Our Governance Committee submits its recommended nominee slate to our Board for approval.

Our Governance Committee will consider candidates recommended by directors, members of management and our shareholders. In addition, our Governance Committee is authorized to engage one or more search firms to assist in the recruitment of director candidates.

The procedure for shareholders to follow to propose director candidates, including the information required to be submitted, is set forth in Article I, Section 10 of our By-Laws. Our Governance Committee may make such additional inquiries of the candidate or the proposing shareholder as our Governance Committee deems appropriate. This information is necessary to allow our Governance Committee to evaluate the shareholder’s proposed candidate on the same basis as those candidates referred through directors, members of management or by consultants retained by our Governance Committee.

Shareholders wishing to propose a candidate for consideration should refer to Article I, Section 10 of our By-Laws, the information set forth under the heading “2015 Shareholder Proposals and Nominations” and the SEC rules applicable to shareholder proposal submission procedures.

Director Election Procedures

In uncontested elections, our directors are elected by the affirmative vote of a majority of the votes cast. In the event that an incumbent director receives less than the affirmative vote of a majority of the votes cast and the director would otherwise remain in office by operation of New Jersey law, the affected director is required to tender his or her resignation. Our Governance Committee is required to promptly consider the resignation and make a recommendation to our Board as to whether or not to accept such resignation. Our Board is required to take action with respect to our Governance Committee’s recommendation within 90 days after the date of the election. These procedures are described in full in our Corporate Governance Guidelines.

Director Independence

Our Governance Committee regularly reviews each director’s independence in accordance with the standards set forth in our Corporate Governance Guidelines as well as the requirements of the SEC and the NYSE. No member of our Board will be considered independent unless our Governance Committee determines that the director has no material relationship with us that would affect the director’s independence and that the director satisfies the independence requirements of all applicable laws, rules and regulations. To facilitate the analysis of whether a director has a relationship with us that could affect his or her independence, our Board has identified in our Corporate Governance Guidelines the following categories of relationships which should not affect a director’s independence or are deemed immaterial and, therefore, are not considered by our Governance Committee in determining director independence:

—	charitable contributions made by us to any organization:

*	pursuant to our Matching Gifts Program on terms of general applicability to employees and directors;

*	in amounts that do not exceed $25,000 per year; or

*	that have been approved by our Governance Committee;

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commercial relationships with any entity or organization where the annual sales to, or purchases from, us are less than two percent of our annual revenue and less than two percent of the annual revenue of the other entity or organization; and

—	insurance, reinsurance and other risk transfer arrangements entered into on an arm’s length basis in the ordinary course of business.

Based on the assessment by our Governance Committee, our Board determined that each of our directors, other than John D. Finnegan, who is our Chairman, President and Chief Executive Officer, is independent as defined in the listing standards of the NYSE. In addition, the Board determined that the members of our Compensation Committee are independent under the NYSE’s heightened independence standards for Compensation Committee members, and that the members of our Audit Committee are independent under Section 10A(m)(3) of the Securities Exchange Act of 1934 (the Exchange Act) and the SEC’s rules thereunder.

Stock Ownership Guidelines for Non-Employee Directors

Our Board has adopted stock ownership guidelines pursuant to which each of our non-employee directors is expected to maintain an ownership level in our common stock or common stock equivalents which has a value equal to seven times the annual stipend paid to non-employee directors for service on our Board. A non-employee director has five years from the date of his or her first election to achieve the ownership threshold. In the event of a change in the stock ownership guidelines, non-employee directors have five years to achieve the incremental change in ownership. A non-employee director will be deemed to satisfy the ownership guidelines, regardless of the actual value of his or her position in our common stock and common stock equivalents, if, for each of the last five years, the director has elected to defer receipt of all director stipends, committee stipends, meeting fees and equity compensation awards. All of our non-employee directors are currently in compliance with the stock ownership guidelines.

Related Person Transactions

Our Governance Committee has adopted a written policy addressing our review and approval process for transactions in which we are a participant and in which any of our executive officers, our directors, holders of five percent or more of our common stock or any of their respective immediate family members (as defined by the SEC) has a material direct or indirect interest. These individuals collectively are referred to as related persons. This policy prohibits us from participating in any transaction in which a related person has a direct or indirect material interest unless:

—	the transaction is a Permitted Transaction (as defined below);

—	in the case of our executive officers and holders of five percent or more of our common stock, the transaction is reported to and approved by our Governance Committee; or

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in the case of our directors and nominees for director, the transaction is reported to and approved by a majority of the disinterested members of our Governance Committee or, if less than a majority of our Governance Committee is disinterested, a majority of the disinterested members of our Board.

In the event that a related person inadvertently fails to obtain the appropriate approvals prior to engaging in a transaction that is subject to the policy, the related person is required to seek ratification of the transaction by the appropriate decision maker referenced above as soon as reasonably practicable after discovery of such failure.

Our Governance Committee has identified categories of transactions that are considered to be appropriate and generally do not give rise to conflicts of interest or the appearance of impropriety, which, accordingly, do not require approval or ratification. These categories of transactions, referred to under the policy as Permitted Transactions, are:

—	the purchase of insurance products or services from us on an arm’s length basis in the ordinary course of business and on terms and conditions generally available to other insureds;

—	claims activity relating to insurance policies administered on an arm’s length basis in the ordinary course of business and consistent with the administration of the claims of other insureds;

—	any transaction or series of transactions with an annual aggregate dollar amount involved of $100,000 or less;

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transactions within the scope of a related person’s ordinary business duties to us, where the benefits inuring to the related person relate solely to our performance review process (and resulting compensation and advancement decisions);

—	our payment or reimbursement of a related person’s expenses incurred in performing his or her Chubb-related responsibilities;

—	the receipt of compensation and benefits from us, provided that such arrangements are approved in accordance with the policies and procedures established by our Board or a committee thereof;

—	the purchase or sale of our securities in the open market or pursuant to any equity compensation plan approved by our Board and our shareholders;

—	any transaction with an entity or organization with whom the related person is serving or affiliated solely at our request;

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any transaction in which the related person’s interest arises only: (i) from the related person’s position as a director of another corporation or organization that is a party to the transaction; (ii) from the direct or indirect ownership by the related person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position and ownership; and

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any transaction in which the related person’s interest arises only from the related person’s position as a limited partner in a partnership in which the related person and all other related persons have an interest of less than ten percent and the person is not a general partner of and does not have another position in the partnership (collectively, Permitted Transactions).

Related person transactions since January 1, 2013 are discussed under the heading “Certain Transactions and Other Matters.”

Board Leadership Structure and Risk Oversight

Board Structure

As noted in our Corporate Governance Guidelines, the determination of our Board’s leadership structure is an integral part of our succession planning process. Based on our Board’s current composition as well as Mr. Finnegan’s business experience and day-to-day involvement in our operations, our Board has determined that the most effective leadership structure for our Board is for the roles of Chief Executive Officer and Chairman of our Board (Chairman) to be combined. To ensure our Board’s independence and proper functioning, our Board has also elected a Lead Director with substantial authority over our Board’s operations. Our Board has determined that this structure currently is beneficial because it fosters the development and implementation of business strategies, while also providing the balance of an empowered and independent Board.

Our Lead Director has the following authority and responsibilities:

—	to act as a liaison between the Chairman and the independent directors;

—	to call special meetings of our Board;

—	to call special meetings of any committee of our Board;

—	with the consent of a majority of the members of our Executive Committee, to call special meetings of our shareholders;

—	in the absence of our Chairman, to preside at meetings of our Board;

—	to preside at all executive sessions of the non-employee directors and the independent directors;

—	in the absence of our Chairman, to preside at meetings of our shareholders;

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to provide direction regarding the meeting schedule, information to be sent to our Board and the agenda for our Board meetings to assure that there is sufficient time for discussion of all agenda items;

—	at our Lead Director’s discretion, to attend meetings of any committee on which he or she is not otherwise a member;

—	to hire independent legal, financial or other advisors as he or she deems desirable or appropriate, without consulting or obtaining the approval of any member of management in advance; and

—	to exercise such additional powers as may be conferred upon the office of our Lead Director by resolution of our Board or our Governance Committee from time to time.

Our Lead Director serves on our Executive Committee and is eligible to serve on any or all other committees of our Board. Our Lead Director is elected annually by our Board and is not subject to term limits. James M. Zimmerman currently serves as our Lead Director.

Risk Oversight

Our Board recognizes that one of its key responsibilities is to understand and evaluate how the material risks to which we are subject interrelate, how they affect our business and how management addresses those risks. Annually, our Board and management review and discuss the risk areas that have been identified as providing the greatest exposure to our business. Our Board allocates oversight responsibility for these risk areas among itself and its committees. Our Chief Risk Officer and/or other members of senior management regularly report to our Board or the designated Board committee(s) on these subjects. For many risk areas, reports are provided quarterly and, for others, reports are provided annually or more frequently if warranted. Where a Board committee has primary oversight responsibility for one or more risk areas, the chairperson of that committee regularly reports on such matters to our Board.

Contacting our Board

Parties interested in contacting our Board, any committee of our Board, our Chairman, our Lead Director, the non-employee directors as a group or any individual director are invited to do so by writing to any of them at:

c/o Corporate Secretary

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

Complaints and concerns relating to our accounting, internal control over financial reporting or auditing matters should be communicated to our Audit Committee using the special procedures described below. Communications addressed to a particular director will be referred to that director. All other communications addressed to our Board will be delivered to our Lead Director.

Special Procedures for Contacting our Audit Committee

Complaints and concerns relating to our accounting, internal control over financial reporting or auditing matters should be communicated to our Audit Committee, which consists solely of independent directors. Any such communication may be anonymous and may be reported to our Audit Committee through our General Counsel by writing to:

Executive Vice President, General Counsel and Corporate Secretary

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

GeneralCounsel@chubb.com

All such concerns will be reviewed under our Audit Committee’s direction with oversight by our General Counsel, our Internal Audit Department or such other persons as our Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of our Audit Committee. Our General Counsel will prepare a periodic summary report of all such communications for our Audit Committee.

Our Code of Business Conduct provides that we will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Meeting Attendance and Related Matters

Our directors are expected to attend all Board meetings, meetings of committees on which they serve and annual meetings of shareholders. Eleven of our directors attended the 2013 Annual Meeting of Shareholders. Our directors also are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. In 2013, our Board met eight times. All of our incumbent directors attended at least 75% of the meetings of our Board and the committees on which they serve.

Audit Committee

Our Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent auditor. Our Audit Committee also is responsible for the oversight of the integrity of our financial statements, risk management, compliance with legal and regulatory requirements, the independence and qualifications of our independent auditor, the performance of our internal audit function and independent auditor and other significant financial matters. For 2013, our Board designated Timothy P. Flynn, Karen M. Hoguet, Lawrence W. Kellner, Martin G. McGuinn, Jess Søderberg and Daniel E. Somers as our audit committee financial experts (as defined by SEC rules). In 2013, our Audit Committee met eight times. The Audit Committee Report for 2013 is set forth under the heading “Audit Committee Report.”

Compensation Committee

Composition; Scope of Authority

Each member of our Compensation Committee satisfies the independence requirements of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. Our Compensation Committee’s primary responsibilities include establishing our general compensation philosophy and overseeing the development, implementation and administration of our compensation, benefit and perquisite programs. It also evaluates the performance and sets all aspects of the compensation paid to our Chief Executive Officer and reviews and approves the compensation paid to our other executive officers. In addition, our Compensation Committee is responsible for recommending to our Governance Committee the form and amount of compensation for our non-employee directors. The principal duties and responsibilities of our Compensation Committee are set forth in its charter, which is available on our website at www.chubb.com/investors.

Processes and Procedures

In 2013, our Compensation Committee met five times.

During the first quarter of each year, our Compensation Committee evaluates our performance relative to the pre-established goals under:

—	The Chubb Corporation Annual Incentive Compensation Plan (2011) (the 2011 Annual Incentive Plan), in the case of annual non-equity incentive compensation;

—	The Chubb Corporation Long-Term Incentive Plan (2009) (the 2009 LTIP), in the case of long-term incentive awards; and

—	Certain other plans in which our named executive officers identified under the heading “Executive Compensation—Summary Compensation Table” (our NEOs) do not participate.

In addition, our Compensation Committee evaluates our Chief Executive Officer’s overall individual performance and contributions over the prior year. Our Chief Executive Officer presents our Compensation Committee with his evaluation of each of our other NEOs, which includes compensation recommendations and a review of their strengths, weaknesses, development plans, succession potential and contributions and performance during the prior year. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for both compensation based on prior year performance and target compensation for the current year.

Mid-year, typically in June following the conclusion of the proxy season after more data becomes available, our Compensation Committee considers each NEO’s total compensation as compared with that of the named executive officers of a peer group of companies. Information regarding this peer group analysis is set forth under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” This peer group review provides our Compensation Committee with an external basis on which to evaluate our overall compensation program, including an assessment of its pay to performance relationship. Following this presentation of competitive market data, our Compensation Committee makes decisions, in consultation with our Chief Executive Officer, regarding our other NEOs, assessing the need for any modifications to executive compensation opportunities and overall program design for implementation in the following year. Final approval of any program or individual changes typically occurs in the first quarter of the following year, at or around the same time that our Compensation Committee is evaluating overall performance for the just-completed year to determine actual award amounts payable under our incentive-based plans.

Role of Executive Officers

Our Compensation Committee, and through it our Board, retains final authority with respect to our compensation, benefit and perquisite programs and all actions taken thereunder. However, as noted above, our Chief Executive Officer recommends to our Compensation Committee compensation actions for each of our other NEOs. Our other NEOs evaluate the performance of and recommend compensation actions for other members of our senior management team to our Chief Executive Officer. Our Chief Executive Officer, after making any adjustments he deems appropriate, presents these recommendations to our Compensation Committee for consideration and compensation action. Compensation actions for the rest of our employees are determined by management, with our Compensation Committee receiving and approving aggregated information (e.g., aggregate incentive compensation and equity awards) by employee level with respect to such actions. None of our employees has a role in determining or recommending the amount or form of non-employee director compensation.

Delegation of Authority

Subject to an aggregate limit of 800,000 shares of our common stock, our Compensation Committee has delegated authority to our Chief Executive Officer to make equity grants to employees at or below the level of Senior Vice President. In accordance with the terms of this delegation of authority, our Compensation Committee periodically reviews all such awards. If our Compensation Committee ratifies the awards, the number of shares so ratified is restored to our Chief Executive Officer’s pool of awardable shares. Our Chief Executive Officer uses this authority to grant performance, promotion, retention and new hire awards. Our Compensation Committee has retained exclusive authority for granting equity awards to employees above the level of Senior Vice President, as well as for certain of our Senior Vice Presidents, including those subject to the reporting requirements of Section 16 of the Exchange Act.

Role of Executive Compensation Consultant

Pursuant to its charter, our Compensation Committee has the sole authority to retain any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the fees and terms of such retention. In accordance with this authority, our Compensation Committee directly engaged a compensation consulting firm, Compensation Advisory Partners LLC (CAP or the Compensation Consultant) in 2013. CAP was engaged by our Compensation Committee to assist in reviewing our overall compensation strategy and total compensation package; provide input on the competitive market for executive talent, evolving executive compensation market practices, program design and regulatory compliance; and perform a risk assessment of our compensation plans. CAP does not provide any services to us other than advising our Compensation Committee. The Compensation Committee evaluated the independence of CAP in light of the compensation consultant independence factors set forth in the NYSE’s listing standards and determined that the services performed by CAP raised no conflicts of interest.

Executive Committee

Our Executive Committee, which consists of our Chairman, our Lead Director and the Chairpersons of our Audit, Compensation, Finance and Governance Committees, is responsible for overseeing our business, property and affairs during the intervals between the meetings of our Board, if necessary. Our Executive Committee did not meet during 2013.

Finance Committee

Our Finance Committee oversees and regularly reviews our capital structure, capital management, investment policies, investment portfolio, rating agency relationships and retirement plan funding. In 2013, our Finance Committee met four times.

Governance Committee

As noted above, our Governance Committee assists our Board in identifying individuals qualified to become members of our Board and oversees the annual evaluation of our Board and each committee thereof. As provided in its charter, our Governance Committee also makes recommendations to our Board on a variety of corporate governance and nominating matters, including recommending standards of independence, director nominees, appointments to committees of our Board, designees for chairpersons of each of our Board committees, non-employee director compensation and corporate governance guidelines. In 2013, our Governance Committee met four times.

Compensation Committee Interlocks and Insider Participation

During our 2013 fiscal year, each of James I. Cash, Jr., Martin G. McGuinn, William C. Weldon, James M. Zimmerman and Alfred W. Zollar served on our Compensation Committee. None of these individuals has at any time been an officer or employee of Chubb. During our 2013 fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Directors’ Compensation

Our Governance Committee, with the assistance of our Compensation Committee, is responsible for establishing and overseeing non-employee director compensation. Our Compensation and Governance Committees consult periodically with the Compensation Consultant to evaluate and, if appropriate, adjust non-

employee director compensation. To benchmark the competitiveness of our non-employee director compensation, our Compensation and Governance Committees utilize the same peer group of companies described below under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” Consistent with our compensation philosophy for our NEOs, our non-employee director compensation program is designed to target total non-employee director compensation in the second quartile of the compensation paid to non-employee directors in this peer group.

Director Compensation Table

The following table sets forth the compensation we paid to our non-employee directors in 2013:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Zoë Baird Budinger	$111,000	$129,975	—	—	—	$260	$241,235
Sheila P. Burke	103,000	129,975	—	—	—	—	232,975
James I. Cash, Jr.	119,500	129,975	—	—	—	—	249,475
Timothy P. Flynn(5)	37,000	86,591	—	—	—	—	123,591
Karen M. Hoguet(5)	35,000	86,591	—	—	—	—	121,591
Lawrence W. Kellner(6)	132,500	129,975	—	—	—	—	262,475
Martin G. McGuinn	132,000	129,975	—	—	—	26,234	288,209
Lawrence M. Small	107,000	129,975	—	—	—	2,207	239,182
Jess Søderberg	115,000	129,975	—	—	—	28,219	273,194
Daniel E. Somers	145,500	129,975	—	—	—	26,787	302,262
William C. Weldon(7)	74,000	129,975	—	—	—	—	203,975
James M. Zimmerman	131,000	129,975	—	—	—	—	260,975
Alfred W. Zollar	117,000	129,975	—	—	—	122	247,097

(1)	Compensation for Mr. Finnegan is not included in this table because he does not receive compensation for services that he renders as a member of our Board. Information regarding Mr. Finnegan’s compensation is set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	Pursuant to the 2009 LTIP, on April 30, 2013, each non-employee director other than Mr. Flynn and Ms. Hoguet (who joined our Board in September 2013) received deferred stock units representing the right to receive 1,479 shares of our common stock valued at $87.88 per share on the date of grant. The aggregate grant date fair value of each of these awards, calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, was $129,975 per non-employee director. These awards vested immediately upon grant, but the issuance of the shares underlying such awards was mandatorily deferred until the recipient’s separation from service from our Board.

As of December 31, 2013, each of our non-employee directors other than Messrs. Flynn, Kellner and Weldon and Ms. Hoguet had the following outstanding equity awards:

Grant Date	Type of Award	Number of Units(a)
April 28, 2009	Deferred Stock Unit	2,481
April 27, 2010	Deferred Stock Unit	1,916
April 26, 2011	Deferred Stock Unit	1,590
April 24, 2012	Deferred Stock Unit	1,814
April 30, 2013	Deferred Stock Unit	1,479

Total		9,280

(a)	Each deferred stock unit has the equivalent value of one share of our common stock and settles following separation from service from our Board. The grant date fair value of each of these awards is estimated based on the fair market value of our common stock on the date of grant.

(3)	Since the adoption of The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (2004 Director Plan) in April 2004, our Board’s practice has been to refrain from granting stock options to non-employee directors. At December 31, 2013, Ms. Baird Budinger and Mr. Small held options to purchase 20,000 shares and 37,925 shares of our common stock, respectively, from grants received prior to 2004. These options are fully vested. None of our other non-employee directors held any options at December 31, 2013.

(4)	Represents: (i) imputed income for premiums paid to purchase life insurance by the applicable non-employee director under the Directors’ Group Term Life Insurance Program; (ii) premiums paid by us for life insurance policies through which we will fund our non-employee directors’ charitable contributions under the Director’s Charitable Award Program; and/or (iii) imputed income for premiums paid by the applicable non-employee director to purchase life insurance under The Chubb Corporation Estate Enhancement Program for Non-Employee Directors.

(5)	Mr. Flynn and Ms. Hoguet were elected to our Board on September 4, 2013. On September 4, 2013, Mr. Flynn and Ms. Hoguet received deferred stock units representing the right to receive 1,033 shares of our common stock valued at $83.825 on the date of grant having the same terms as those described in footnote (2) above. The aggregate grant date fair value of this award, calculated in accordance with FASB ASC Topic 718, was $86,591. As of December 31, 2013, this was Mr. Flynn and Ms. Hoguet’s only outstanding equity award.

(6)	Mr. Kellner was elected to our Board on April 26, 2011. On April 26, 2011, April 24, 2012 and April 30, 2013, Mr. Kellner received deferred stock units representing the right to receive 1,590 shares of our common stock valued at $62.865 per share on the grant date, 1,814 shares of our common stock valued at $71.66 per share on the grant date and 1,479 shares of our common stock valued at $87.88 on the grant date, respectively, in each case having the same terms as those described in footnote (2) above. The aggregate grant date fair value of the April 30, 2013 award, calculated in accordance with FASB ASC Topic 718, was $129,975. As of December 31, 2013, these deferred stock units were Mr. Kellner’s only outstanding equity awards.

(7)	Mr. Weldon was elected to our Board on April 30, 2013. Like our other non-employee directors, Mr. Weldon received on that date deferred stock units representing the right to receive 1,479 shares of our common stock valued at $87.88 per share on the grant date having the same terms as those described in footnote (2) above. The aggregate grant date fair value of this award, calculated in accordance with FASB ASC Topic 718, was $129,975. As of December 31, 2013, this was Mr. Weldon’s only outstanding equity award.

Fees Earned or Paid in Cash

The following table summarizes the cash components of our 2013 non-employee director compensation program:

Item	Amount
Annual Director Retainer	$60,000
Lead Director Annual Supplemental Retainer	30,000
Audit Committee Chairperson Retainer	20,000
Audit Committee Member Retainer	7,500
Compensation Committee Chairperson Retainer	15,000
Compensation Committee Member Retainer	7,500
Executive Committee Retainer	7,500
Finance Committee Chairperson Retainer	12,500
Finance Committee Member Retainer	7,500
Governance Committee Chairperson Retainer	12,500
Governance Committee Member Retainer	7,500
Board Meeting Fee	2,000
Committee Meeting Fee	2,000

Stock Awards

With respect to non-employee directors, the 2009 LTIP is administered by our Governance Committee with the assistance of our Compensation Committee. Subject to adjustment upon the occurrence of certain events described below, as of March 3, 2014, a maximum of 415,433 shares of our common stock were issuable to non-employee directors under the 2009 LTIP.

Based upon its market analysis, a peer group comparison and the recommendation of the Compensation Consultant and Compensation Committee, our Governance Committee approved deferred stock unit awards to each of our non-employee directors in the amount of approximately $130,000 on April 30, 2013.

Option Awards

As noted above, our Board has not granted stock options to non-employee directors since the adoption of the 2004  Director Plan.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Cash Compensation. Under the Deferred Compensation Plan for Directors, non-employee directors may defer receipt of all or a portion of their cash compensation. Amounts of deferred compensation are payable at the option of the non-employee director either upon the non-employee director’s separation from service from our Board or at a specified date chosen by the non-employee director at the time the deferral election is made. The Deferred Compensation Plan for Directors provides that amounts deferred may be invested in:

—	an interest bearing account;

—	a market value account; or

—	a shareholders’ equity account.

A non-employee director participating in the Deferred Compensation Plan for Directors may elect to receive the compensation deferred in either a lump sum or in annual installments. All amounts are paid in cash, except for the market value accounts which we pay in shares of our common stock. Deferred compensation represents an unsecured obligation payable out of our general corporate assets.

Cash Accounts.    Interest bearing accounts (cash accounts) bear interest at the lesser of 120% of the applicable long-term federal interest rate and Citibank, N.A.’s prime rate in effect on the first day of each January, April, July and October during the deferral period. At December 31, 2013, we did not maintain cash accounts for any of our non-employee directors.

Market Value Accounts.    Market value accounts, which are denominated in units with one unit having the equivalent value of one share of our common stock, track the value of shares of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice (the credit date), non-employee directors deferring cash compensation into market value accounts are credited with the number of market value units equal to the quotient of:

—	the amount of compensation deferred by the non-employee director, divided by

—	the closing share price of our common stock on the NYSE on the credit date or on the trading day preceding the credit date if the credit date is not a trading day.

When we pay cash dividends on our common stock, the market value account of each participating non-employee director is credited with the number of market value units equal to:

—	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s market value account on the dividend payment date, divided by

—	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2013, we maintained market value accounts for seven non-employee directors.

Shareholders’ Equity Accounts.    Shareholders’ equity accounts, which are denominated in units, track the book value per share of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice, non-employee directors deferring cash compensation into shareholders’ equity accounts are credited with the number of shareholders’ equity units equal to the quotient of:

—	the amount of compensation deferred by the non-employee director, divided by

—	the shareholders’ equity per share as reported in our annual report to shareholders for the immediately preceding year.

When we pay cash dividends on our common stock, the shareholders’ equity account of each participating non-employee director is credited with the number of shareholders’ equity units equal to:

—	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s shareholders’ equity account on the dividend payment date, divided by

—	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2013, we did not maintain shareholders’ equity accounts for any of our non-employee directors.

Equity Compensation.    Prior to 2009, we offered non-employee directors the option of deferring receipt of all or a portion of their equity compensation. At December 31, 2013, we maintained deferred equity accounts for five non-employee directors who had elected to defer receipt of all or a portion of the shares they would have been entitled to receive upon settlement of pre-2009 equity grants. Amounts of voluntarily deferred equity are payable at the option of the non-employee director either upon the non-employee director’s separation from service from our Board or at a specified date chosen by the non-employee director at the time the deferral election is made.

In 2009, our Governance Committee determined that deferred stock units would be the primary equity award structure under the 2009 LTIP for our non-employee directors. Accordingly, in April 2013, our non-employee directors were awarded deferred stock units which vested immediately upon grant, but the issuance of the shares underlying such awards was mandatorily deferred until following each recipient’s separation from service from our Board.

Non-employee directors receive current payment of dividend equivalents on their deferred equity, whether such deferral is voluntary or mandatory. We declare and pay dividend equivalents on equity held in director deferral accounts at the same rate and at the same time as we declare and pay dividends on our common stock generally.

All Other Compensation

Directors’ Group Term Life Insurance Program.    Under our Directors’ Group Term Life Insurance Program, our non-employee directors have the option of purchasing $50,000 in group term life insurance coverage for themselves. Directors pay the full cost of the coverage, which is based on coverage rates for our active employees. Ms. Baird Budinger and Messrs. Small, Somers and Zollar have elected to purchase life insurance coverage under this program. In connection with the premiums they paid to purchase life insurance policies under this program, income was imputed in 2013 to Ms. Baird Budinger in the amount of $260 and to Messrs. Small, Somers and Zollar in the respective amounts of $588, $554 and $122. The imputed income represented the difference between the group rates on these policies and the Internal Revenue Service (IRS) prescribed coverage values.

Director’s Charitable Award Program.    Effective January 1, 1992, we established the Director’s Charitable Award Program. Under this program, each non-employee director, following his or her first election to our Board by our shareholders, was entitled to request that we direct one or more charitable contributions totaling up to $500,000 to eligible tax exempt organizations. We have elected to fund the Director’s Charitable Award Program through the proceeds of “second-to-die” life insurance policies that we have purchased on the lives of the participating non-employee directors. We are the owner and beneficiary of these policies. Non-employee directors have no rights in these policies or the benefits thereunder.

Under the terms of these policies, participating non-employee directors are paired and, upon the death of the second paired non-employee director, we use the proceeds of these policies to fund the contributions to the organizations selected by the non-employee directors. At December 31, 2013, eight non-employee directors were participating in the program. For five of these non-employee directors, we paid the full premium on the life insurance policies through which we fund the program prior to 2013. For Messrs. McGuinn, Søderberg and Somers, the premiums paid in 2013 in connection with their participation in this program, which also are reflected in the “All Other Compensation” column of the Director Compensation Table set forth under the heading “Corporate Governance—Directors’ Compensation,” were $26,234, $28,219 and $26,234, respectively.

In March 2008, our Board voted to close the Director’s Charitable Award Program to future participants (with currently eligible participants under the Director’s Charitable Award Program being grandfathered). In addition, we may further amend or terminate the Director’s Charitable Award Program at our election at any time. Participating non-employee directors are entitled to change their designated charities at any time.

Estate Enhancement Program.    Prior to 2002, we maintained The Chubb Corporation Estate Enhancement Program for Non-Employee Directors. This program was offered to non-employee directors as an estate enhancement benefit pursuant to which a participant could exchange deferred compensation for a split-dollar whole-life insurance benefit. The program was designed so that it would be cost neutral to us, with the after-tax cost of the program (including amounts we will receive upon payout of the life insurance benefit) to us being intended to approximate the participant’s foregone deferred compensation. During 2013, Mr. Small recognized imputed income of $1,619 in connection with the premiums paid by him on the insurance policies purchased in connection with his participation in the program.

OUR BOARD OF DIRECTORS

Our Board oversees our business operations, assets, affairs and performance. In accordance with our long-standing practice, each of the director nominees other than our Chief Executive Officer is independent. Set forth below are the name, age, length of service on our Board and principal occupation of each director nominee, together with certain other biographical information and factors considered by our Governance Committee and the Board in nominating each director nominee for election to our Board. Unless otherwise indicated, each nominee has served for at least ten years in the business position currently or most recently held. The age of each director is as of April 29, 2014, the date of the 2014 Annual Meeting.

ZOË BAIRD BUDINGER (Age 61)

Director since 1998

Ms. Baird Budinger is President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care, national and economic security. Ms. Baird Budinger’s career spans business, government and academia. She has been Senior Vice President and General Counsel of Aetna, Inc., a senior visiting scholar at Yale Law School, counselor and staff executive at General Electric Co., and a partner in the law firm of O’Melveny and Myers. She was Associate General Counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the Department of Justice. She served on President Clinton’s Foreign Intelligence Advisory Board from 1993 - 2001 and on the International Competition Policy Advisory Committee to the Attorney General. Ms. Baird Budinger served on the Technology & Privacy Advisory Committee to the Secretary of Defense in 2003 - 2004, which advised on the use of technology to counter terrorism. She is on a number of non-profit and corporate boards, including Boston Properties, Council on Foreign Relations and Brookings Institution, among others.

In selecting Ms. Baird Budinger as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance -Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Ms. Baird Budinger’s outside board service and business activities, including her knowledge of the insurance industry, legal matters, public policy matters, governmental affairs, information technology and international business operations.

SHEILA P. BURKE (Age 63)

Director since 1997

Ms. Burke is a Faculty Research Fellow at the Malcolm Wiener Center for Social Policy, and has been a Member of Faculty at the John F. Kennedy School of Government, Harvard University, since 2007. She also has been a Senior Public Policy Advisor at Baker, Donelson, Bearman, Caldwell & Berkowitz from 2009 to the present. From 2004 to 2007, Ms. Burke served as Deputy Secretary and Chief Operating Officer of the Smithsonian Institution. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003, and Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke served as Chief of Staff to the Majority Leader of the U.S. Senate from 1985 to 1996. Ms. Burke also serves on a number of non-profit and corporate boards, including Bipartisan Policy Center, the Kaiser Commission on the Future of Medicaid and Uninsured, the Georgetown University School of Nursing and Health Sciences, and the Commonwealth Fund. Ms. Burke is also a member of the National Council of the Institute of Medicine, National Academy of Sciences.

In selecting Ms. Burke as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Ms. Burke’s outside board service and business activities, including her knowledge of public policy matters and governmental affairs.

JAMES I. CASH, JR. (Age 66)

Director since 1996

Dr. Cash is the James E. Robison Emeritus Professor of Business Administration, Harvard University. Dr. Cash was a member of the Harvard Business School faculty from July 1976 to October 2003. He also serves on the boards of General Electric Company and Wal-Mart. He owns a private company - The Cash Catalyst, LLC - and serves as a Special Advisor or director of several private companies including Highland Capital Partners, Verne Global, Deutsche Bank of the Americas, Grain Management, Virtual Instruments and Veracode. Dr. Cash also serves on the non-profit boards of the National Association of Basketball Coaches Foundation, The Smithsonian Museum of African-American History and Culture and the Bert King Foundation.

In selecting Dr. Cash as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Dr. Cash’s outside board service and business experience, including his knowledge of information technology, strategic planning and international business operations.

JOHN D. FINNEGAN (Age 65)

Director since 2002

Mr. Finnegan has served as President and Chief Executive Officer of The Chubb Corporation since December 2002 and Chairman since December 2003. Mr. Finnegan previously had been Executive Vice President of General Motors Corporation, which is primarily engaged in the development, manufacture and sale of automotive vehicles, and Chairman and President of General Motors Acceptance Corporation, a finance company and subsidiary of General Motors Corporation, from May 1999 to December 2002. He was Vice President and Group Executive of General Motors and also President of General Motors Acceptance Corporation from November 1997 to April 1999. Mr. Finnegan was associated with General Motors Corporation from 1976 to December 2002.

In selecting Mr. Finnegan as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Finnegan’s role as our Chief Executive Officer and his extensive experience in the financial services industry as well as the perspective he has gained through his outside board service and business activities.

TIMOTHY P. FLYNN (Age 57)

Director since 2013

Mr. Flynn served as Chairman of KPMG International from 2007 to 2011 and Chairman and Chief Executive Officer of KPMG LLP from 2005 to 2008. Mr. Flynn held a number of key leadership positions throughout his 32 year tenure at KPMG. Mr. Flynn is also a director of JPMorgan Chase & Company, where he serves on the Risk Advisory Committee and Public Responsibility Committee, and a director of Wal-mart, where he serves on the Audit Committee. Mr. Flynn is a trustee and member of the Trustees Executive Committee of The University of St. Thomas, St. Paul, Minnesota. He previously served as a trustee of the Financial Accounting Board, a member of the World Economic Forum’s International Business Council and a Founding member of The Prince of Wales’ International Integrated Reporting Committee.

In selecting Mr. Flynn as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Flynn’s outside board service and business activities, including his role as Chairman of a leading auditing firm.

KAREN M. HOGUET (Age 57)

Director since 2013

Ms. Hoguet was elected Chief Financial Officer of Macy’s, Inc. in October 1997. Ms. Hoguet joined Macy’s in 1982 as a senior consultant in marketing and long-range planning after working with the Boston Consulting Group. She served in a range of financial management capacities at Macy’s, including Senior Vice President for Planning and Treasurer of the corporation. Ms. Hoguet is a director of The Nielsen Company B.V. and is Chairman of the Audit Committee. She also serves on a number of boards of non-profit organizations, including the Hebrew Union College Jewish Institute of Religion and Cincinnati Playhouse in the Park.

In selecting Ms. Hoguet as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Ms. Hoguet’s outside board service and business activities, including her role as Chief Financial Officer of a major public company.

LAWRENCE W. KELLNER (Age 55)

Director since 2011

Mr. Kellner is President of Emerald Creek Group, LLC, a private equity firm since January 2010. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc. from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and as a member of Continental Airlines’ board of directors from May 2001 to December 2009. He serves on the board of directors for The Boeing Company and Marriott International, Inc. He is active in numerous community and civic organizations and currently serves on the Rice University Board of Trustees and the Board of the Greater Houston Partnership.

In selecting Mr. Kellner as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Kellner’s outside board service and business activities, including his roles as Chairman and Chief Executive Officer and Chief Financial Officer of a major public company.

MARTIN G. McGUINN (Age 71)

Director since 2007

Mr. McGuinn served as Chairman and Chief Executive Officer of Mellon Financial Corporation from January 1999 until February 2006, and he held a number of leadership positions at Mellon during his 25 years there. Mr. McGuinn also was Chairman of the Financial Services Roundtable in 2003 and President of the Federal Reserve Board’s Advisory Council in 2005. Mr. McGuinn serves on the boards of Celanese Corporation, where he is Chairman of the Audit Committee, and iGate Corporation, where he is Chairman of the Audit Committee, and also is a member of the Advisory Board of CapGen Financial. Mr. McGuinn also serves on several boards of non-profit organizations, including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center and he is Chairman of the Carnegie Museum of Art.

In selecting Mr. McGuinn as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. McGuinn’s outside board service and business activities, including his role as Chairman and Chief Executive Officer of a major public financial services company.

LAWRENCE M. SMALL (Age 72)

Director since 1989

Mr. Small served as Secretary of the Smithsonian Institution, the world’s largest museum and research complex, from 2000 to 2007. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae from 1991 to 2000. Before joining Fannie Mae, he served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, where he worked for 27 years. He currently also serves as a director on the boards of Marriott International and New York City’s Spanish Repertory Theatre.

In selecting Mr. Small as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Small’s outside board service and business activities, including his senior leadership roles at major public financial services companies and a government institution.

JESS SØDERBERG (Age 69)

Director since 2007

Mr. Søderberg served as Partner and Group CEO of A.P. Moller-Maersk from 1994 to 2007. He joined A.P. Moller-Maersk after graduating with an MBA from the Copenhagen Business School in 1969, and has since held a number of senior financial positions in both the USA and Denmark. Mr. Søderberg was a member of JP Morgan Chase’s International Council until 2007, and currently serves as a member of Danske Bank’s Advisory Board, Vice Chairman of the board of Carlsberg A/S, Chairman of Carlsberg A/S’s audit committee, and adviser to Permira (a major international equity fund). Mr. Søderberg is honored as a Knight 1st Degree of the Order of Dannebrog and the Chilean Order of Bernardo O’Higgins.

In selecting Mr. Søderberg as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance -Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Søderberg’s outside board service and business activities, including his role as Chief Executive Officer of a major public company and his expertise in international business operations.

DANIEL E. SOMERS (Age 66)

Director since 2003

Mr. Somers served as Vice Chairman of Blaylock and Partners LP, an investment banking firm, from January 2002 until September 2007. Mr. Somers previously had been President and Chief Executive Officer of AT&T Broadband, a provider of cable and broadband services, from December 1999 to October 2001, and Senior Executive Vice President and Chief Financial Officer at AT&T Corp., a telecommunications company, from May 1997 to December 1999. Mr. Somers served on the board of The Lubrizol Corporation until February 2007.

In selecting Mr. Somers as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Somers’ outside board service and business activities, including his role as Chief Financial Officer of a major public company.

WILLIAM C. WELDON (Age 65)

Director since 2013

Mr. Weldon served as Chairman and Chief Executive Officer of Johnson & Johnson from 2002 to 2012. After starting his career at Johnson & Johnson in 1971, Mr. Weldon was promoted to positions of increasing responsibility across business segments, including several sales, marketing and international management positions. He was appointed as President of the company’s affiliate, Ethicon Endo-Surgery, Inc., in 1992, Company Group Chairman of Ethicon Endo-Surgery in 1995, and member of the Executive Committee and Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon joined the Johnson & Johnson board of directors and was named Vice Chairman of the board in 2001. He served as Chairman of the board and Chief Executive Officer from 2002 to 2012. Mr. Weldon brings vast knowledge of Johnson & Johnson’s business, structure, history and culture to our Board. Mr. Weldon is a director of JPMorgan Chase & Company, ExxonMobil, CVS Caremark and serves on the board of several non-profit organizations.

In selecting Mr. Weldon as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Weldon’s outside board service and business activities, including his roles as Chairman and Chief Executive Officer of a major public company and his expertise in international business operations.

JAMES M. ZIMMERMAN (Age 70)

Director since 2008

Mr. Zimmerman formerly served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. (Macy’s). Mr. Zimmerman was Chairman of the Board from February 2003 until January 2004, Chairman and Chief Executive Officer from May 1997 to February 2003, and President and Chief Operating Officer from March 1988 to May 1997. He began his career with Federated in 1965 after graduating from Rice University in Houston, Texas. Mr. Zimmerman is also a director of Fossil, Inc. and serves on the boards of several private for profit companies and non-profit community organizations.

In selecting Mr. Zimmerman as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance -Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Zimmerman’s outside board service and business activities, including his role as Chairman and Chief Executive Officer of a major public company.

ALFRED W. ZOLLAR (Age 59)

Director since 2001

Mr. Zollar is Executive Partner of Siris Capital Group, LLC since February 2014. Former General Manager, Tivoli Software, IBM Corporation, which manufactures and sells computer services, hardware and software, from July 2004 until his retirement in January 2011. Mr. Zollar served as General Manager, eServer iSeries, IBM Corporation, from January 2003 to July 2004; General Manager, Lotus Software, which designs and develops business software and was a subsidiary of IBM Corporation, from January 2000 to January 2003; General Manager, Network Computing Software Division, IBM Corporation from 1998 to 2000; and General Manager, Network Software, IBM Corporation, from 1996 to 1998. Mr. Zollar is a director of Public Service Enterprise Group.

In selecting Mr. Zollar as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Zollar’s outside board service and business activities, including his experience with product management and information technology matters.

COMMITTEE ASSIGNMENTS

Our Board has established the five committees described above under the headings “Corporate Governance—Audit Committee,” “—Compensation Committee,” “—Executive Committee,” “—Finance Committee,” and “—Governance Committee” to assist our Board in fulfilling its responsibilities. The charter for each of our Audit, Compensation, Finance and Governance Committees, which are available on our website at www.chubb.com/investors, requires that all members satisfy the independence requirements of the NYSE. Our Governance Committee annually considers committee assignments, with appointments being effective as of the date of the annual meeting of shareholders. Current members of our committees are identified below:

Audit Committee

Lawrence W. Kellner (Chair)

Zoë Baird Budinger

Timothy P. Flynn

Karen M. Hoguet

Martin G. McGuinn

Jess Søderberg

Daniel E. Somers

Alfred W. Zollar

Compensation Committee

Martin G. McGuinn (Chair)

James I. Cash, Jr.

William C. Weldon

James M. Zimmerman

Alfred W. Zollar

Executive Committee

John D. Finnegan (Chair)

James I. Cash, Jr.

Lawrence W. Kellner

Martin G. McGuinn

Daniel E. Somers

James M. Zimmerman

Finance Committee

Daniel E. Somers (Chair)

Sheila P. Burke

Timothy P. Flynn

Karen M. Hoguet

Lawrence W. Kellner

Lawrence M. Small

Jess Søderberg

Governance Committee

James I. Cash, Jr. (Chair)

Zoë Baird Budinger

Sheila P. Burke

Lawrence M. Small

Daniel E. Somers

William C. Weldon

AUDIT COMMITTEE REPORT

Purpose

Our Audit Committee was formed by our Board to assist it in overseeing:

—	the integrity of our financial statements;

—	our compliance with legal and regulatory requirements;

—	the independence and qualifications of our independent auditor;

—	the performance of our internal auditors and independent auditor; and

—	other significant financial matters.

Composition and Meetings

At December 31, 2013, our Audit Committee was comprised of eight directors, each of whom our Board determined to be independent and each of whom satisfied the applicable legal and regulatory independence requirements. Each of Messrs. Kellner and Somers served as the Chairman of our Audit Committee during 2013, and our Board designated them, together with Messrs. Flynn, McGuinn and Søderberg and Ms. Hoguet, as our audit committee financial experts. Information regarding the respective experience of Messrs. Flynn, Kellner, McGuinn, Søderberg and Somers and Ms. Hoguet is set forth under the heading “Our Board of Directors.”

Our Governance Committee and the full Board consider Audit Committee membership annually. Committee appointments are effective as of the date of the annual meeting of shareholders. In addition to Messrs. Flynn, Kellner, McGuinn, Søderberg and Somers and Ms. Hoguet, Ms. Baird Budinger and Mr. Zollar currently serve on our Audit Committee. Our Audit Committee met eight times during 2013.

Charter and Self-Assessment

Our Audit Committee operates pursuant to its written charter, which is available on our website at www.chubb.com/investors. The Audit Committee Charter has been approved by our Audit Committee and our Board and it is subject to review at least annually. It was last revised in February 2011.

Pursuant to its charter, our Audit Committee performs an annual self-assessment. For 2013, our Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Appointment of Independent Auditor

Under its charter, our Audit Committee, among other things, is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. Our Audit Committee has appointed EY to serve as independent auditor. Our Audit Committee has recommended to our Board that EY’s appointment as independent auditor be submitted for ratification by our shareholders. This matter is described under the heading “Proposal 3—Ratification of Appointment of Independent Auditor.”

Review of Financial Information

Management is responsible for our internal control over the financial reporting process, and the independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. Our Audit Committee is charged with overseeing and monitoring these activities on behalf of our Board. During 2013 and the first quarter of 2014, our Audit Committee reviewed and discussed with management and the independent auditor our quarterly financial statements and our audited consolidated financial statements for the year ended December 31, 2013.

Our Audit Committee discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 16 “Communication with Audit Committees” issued by the Public Company Accounting Oversight Board.

Auditor Independence

Our Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Inclusion of Consolidated Financial Statements in the 2013 10-K

Based on the foregoing, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in the 2013 10-K filed with the SEC.

The foregoing report has been furnished by the following members of our Board who comprise our Audit Committee:

Lawrence W. Kellner (Chair)	Martin G. McGuinn
Zoë Baird Budinger	Jess Søderberg
Timothy P. Flynn	Daniel E. Somers
Karen M. Hoguet	Alfred W. Zollar

This Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under the heading “Compensation Discussion and Analysis” pursuant to Item 402(b) of SEC Regulation S-K.

Based upon the review and discussion described in the preceding paragraph, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A prepared in connection with the 2014 Annual Meeting and that the “Compensation Discussion and Analysis” be incorporated by reference into the 2013 10-K for the year ended December 31, 2013.

The foregoing report has been furnished by the following members of our Board who comprise our Compensation Committee:

Martin G. McGuinn (Chair)	James M. Zimmerman
James I. Cash, Jr.	Alfred W. Zollar
William C. Weldon

This Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the 2013 compensation program for our NEOs. During 2013, our executive management team consisted of the following NEOs:

—	John D. Finnegan, Chief Executive Officer;

—	Richard G. Spiro, Chief Financial Officer;

—	Paul J. Krump, President of Commercial and Specialty Lines;

—	Dino E. Robusto, President of Personal Lines and Claims; and

—	Harold L. Morrison, Jr., Chief Global Field Officer and Chief Administrative Officer.

In October 2013, our Board announced that Mr. Finnegan would remain our Chairman, President and Chief Executive Officer until the end of 2016, and we concurrently announced a realignment of responsibilities among certain members of our executive management team. As a result of this realignment, effective January 1, 2014, Mr. Krump became President of Personal Lines and Claims, and Mr. Robusto became President of Commercial and Specialty Lines.

2013 Executive Summary

We had outstanding results in 2013. It was the best year in our history in terms of both net income per share and operating income per share. We earned $2.3 billion in net income and $2.1 billion in operating income for the full year. Our underwriting results were also highly profitable. Our combined loss and expense ratio (combined ratio), the key measure of underwriting profitability in the property and casualty insurance industry, was 86.1%. In 2013, we also produced an attractive return on equity, increased our book value per share by approximately 7.25% and returned $1,752 million of capital to shareholders through our share repurchase program and regular dividends. Our relative performance compared to other property and casualty insurance companies was also strong. For example, based upon a preliminary estimate published in February 2014 by a well-known insurance-rating and information agency, our 2013 combined ratio was more than 1,150 basis points (i.e., 11.5 percentage points) better than the industry average for U.S. property and casualty insurance companies. We achieved these results through disciplined underwriting and a focus on bottom line profitability while maintaining our commitment to superior customer service as demonstrated by the continued high marks we received in industry claims handling surveys.

The key components of our executive compensation program, which generally apply to our NEOs in the same manner as our entire senior management team, are designed to reward and hold our executives accountable for our business performance. For example, the performance unit awards for the 2011-2013 performance cycle paid out above target, reflecting our 1,790 basis point (i.e., 17.9 percentage point) total shareholder return (stock price appreciation, plus reinvested dividends, referred to as TSR) outperformance over the median TSR of the companies in the S&P 500 during the three-year performance cycle. In addition, the size of our 2013 non-equity incentive compensation award pool increased 39.5% from 2012, reflecting the impact of higher rates, strong underwriting performance and reduced catastrophe losses for 2013.

The following table sets forth the key components of our executive compensation program, including a breakdown of fixed and “at risk” target compensation.

(1)	Annual cash incentive compensation awards under the 2011 Annual Incentive Plan (i) are tied to the achievement of corporate, business and individual performance goals; and (ii) can be reduced to zero.

(2)	Performance unit awards (i) are tied to the relative performance of our stock (stock price appreciation plus dividends) versus the companies in the S&P 500 (or, with respect to awards granted after 2011, versus the companies in the S&P 500 and our peer group of companies); and (ii) closely align the interests of senior management and our other long-term shareholders. The value of restricted stock unit (RSU) awards is tied to the absolute change in our stock price, and the three-year cliff vesting structure of these awards closely aligns the interests of management and our other long-term shareholders.

Key features of our executive compensation program are as follows:

WHAT WE DO
✓	Tie a significant portion of annual compensation for our NEOs (72% for our CEO) to company performance through our annual non-equity incentive compensation plan and our three-year performance unit awards.
✓	Provide a balanced approach in delivering compensation to our executives (i.e., fixed vs. variable, cash vs. equity, and short-term vs. long-term compensation).
✓	Conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with shareholder interests and retains our top talent.
✓	Require double-trigger vesting of equity awards upon a change in control (i.e., unless awards are not assumed, change in control and termination of employment must occur in order for accelerated vesting of unvested awards to occur).
✓	Maintain a robust recoupment policy for any bonus or other incentive-based or equity-based compensation.
✓	Require our executives and non-employee directors to own a significant portion of our common stock through our stock ownership guidelines.
✓	Have an independent Compensation Committee and Compensation Consultant.

WHAT WE DO NOT DO
×	Unearned performance units do not accrue or pay dividends during the performance period.
×	Underwater stock options cannot be repriced or replaced without shareholder approval.
×	Our executives and non-employee directors are not allowed to engage in hedging transactions, conduct short sales, purchase put or call options on our securities or engage in similar activities.
×	Perquisites do not include a tax gross-up.
×	Our incentive compensation plans and our compensation program do not encourage unnecessary risk-taking.
×	Our deferred compensation plans do not provide for above-market returns.

Notable compensation actions and results for 2013 were:

—

Salary Adjustments.    In recognition of their strong performance during 2012, effective April 1, 2013, our Compensation Committee increased annual salaries for Mr. Spiro by 4.5% and for Messrs. Krump, Robusto and Morrison by 4.8% to $890,000, $770,000, $770,000 and $660,000, respectively. Our Compensation Committee did not adjust Mr. Finnegan’s annual salary during 2013.

—

Annual Non-Equity Incentive Compensation.    In 2013, we produced strong operating income, which is the basis upon which the 2013 non-equity incentive compensation award pool was calculated under our 2011 Annual Incentive Plan. Our 2013 adjusted operating income (as described below under “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Non-Equity Incentive Compensation”) was approximately 39.5% higher than in 2012 (a year during which we suffered a record amount of natural catastrophe losses). As a result, the overall 2013 non-equity incentive compensation award pool was also 39.5% higher than in 2012.

—

Performance Units.    For performance units granted to our NEOs and other senior officers in February 2011, the three-year performance cycle ended December 31, 2013. Our TSR (the performance metric applicable to the 2011 performance unit awards as described in more detail below) was 69.1% during this performance cycle. During this same period, the median TSR for the companies in the S&P 500 against whom our performance was benchmarked was 51.2%. This placed our performance in the 66.3rd percentile of the companies in the S&P 500 during the performance cycle, resulting in a payout equal to 132.6% of target for each applicable recipient of the 2011 performance unit awards, including each of our NEOs.

Role of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a “say-on-pay” proposal). At our annual meeting of shareholders held in April 2013, 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the compensation paid to our NEOs. Our Compensation Committee believes that this affirms our shareholders’ support for our compensation program for our NEOs. Accordingly, our Compensation Committee did not make any changes to our executive compensation program as a result of the outcome of voting on the 2013 say-on-pay proposal. Our Compensation Committee will continue to consider the outcome of our shareholders’ votes on say-on-pay proposals when making future decisions on our compensation program for our NEOs.

Overall Executive Compensation Philosophy and Objectives

The property and casualty insurance industry is comprised of hundreds of companies vying for part of the multibillion-dollar market for personal, commercial and specialty lines of insurance coverage. Within this competitive environment, we are widely regarded as one of the world’s preeminent insurers, offering extensive business and personal insurance solutions globally. We distinguish ourselves with an approach that focuses on providing premier customer service, quality underwriting and highly disciplined cost management. It is imperative to our success and long-term viability that our business continues to be managed by highly experienced, focused and capable executives who possess the dedication to oversee our global organization on a near term basis, as well as have the vision to anticipate and respond to market developments. It is also important that we concentrate on retaining and developing the capabilities of our emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

Our executive compensation program is intended to attract, reward and retain a management team with the individual and collective abilities that fit our profile described above. With this philosophy in mind, our executive compensation program is intended to motivate our employees to achieve the following objectives:

—	enhance our market reputation as a provider of the highest quality customer service;

—	attain superior financial performance, in both the short- and long-term;

—	take accountability for the performance of the business units and functions for which they are responsible; and

—	make decisions about our business that will maximize long-term shareholder value.

As discussed more fully below, the components of our executive compensation program support and reward achievement of our annual operating plan and long-term business goals. Specifically, compensation decisions for our NEOs are linked to (i) corporate financial results (with respect to merit-based salary increases and annual non-equity incentive compensation awards), (ii) relative and absolute stock price appreciation plus dividends (with respect to performance unit awards), and (iii) absolute stock price appreciation (with respect to RSUs).

Setting of Executive Compensation

Our Compensation Committee is responsible for establishing the philosophy and objectives that underlie our executive compensation program and guiding its design and administration. Additional information on the structure, scope of authority and operation of our Compensation Committee, as well as the roles of the Compensation Consultant and management in determining compensation, is set forth under the heading “Corporate Governance—Compensation Committee.”

Market Data

Our Compensation Committee, with the assistance of the Compensation Consultant, reviews the components of our executive compensation program with those of a representative peer group of companies on an annual basis to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. The overall peer group is comprised of companies similar in size and scope to us within the property and casualty and broader insurance industries as well as the financial services industry. In 2013, the 19 companies comprising our peer group were:

ACE Ltd.	CNA Financial Corp.	Prudential Financial, Inc.
Aetna, Inc.	Genworth Financial, Inc.	Principal Financial Group, Inc.
Aflac, Inc.	Hartford Financial Services Group Inc.	State Street Corp.
Allstate Corp.	Lincoln National Corp.	The Travelers Companies, Inc.
Bank of New York Mellon Corp.	MetLife, Inc.	XL Capital Ltd.
BB&T Corp.	PNC Financial Svcs Grp, Inc.
Cigna Corp.	Progressive Corp.

Our Compensation Committee has established what it believes to be challenging performance goals—both on an absolute basis and relative to our peer group of companies, with an emphasis on our property and casualty insurance industry peers. The emphasis on long-term performance-based compensation supports our need for executives to maintain a longer-term focus on our business, while merit-based salary increases and annual non-equity incentive compensation reward the delivery of strong annual results. The Compensation Committee considers a variety of factors in the determination of total compensation for our NEOs, including relevant business experience, tenure in position, individual performance, business unit performance, internal equity among comparably situated executives, assessment of future potential and relevant market compensation data for our peer group of companies.

At the beginning of each year, target compensation opportunities are established to maintain internal compensation balance among senior executive positions and to ensure that we can compete with talent in the competitive marketplace. Total compensation for our NEOs is generally targeted within a reference range of the 50th and 75th percentiles of our peer group of companies. Actual compensation in any particular year may fall outside that range due to a variety of factors, including individual, business unit and company performance, additional responsibilities and tenure in a particular position.

Total actual compensation is a function of our actual performance measured against the performance goals established by our Compensation Committee. For 2013, total actual compensation for each of Messrs. Finnegan and Spiro was within the targeted reference range of the 50th and the 75th percentiles as a result of his respective excellent individual performance, our strong absolute and relative performance, and the external market for retaining superior executive talent. Our Compensation Committee recognized the outstanding contributions to our financial results attributable to Messrs. Krump, Robusto and Morrison, which brought their total compensation to slightly below the targeted reference range of the 50th and the 75th percentiles.

Individual Performance

Our executive compensation program provides our Compensation Committee with the flexibility to make annual compensation decisions based on individual performance. Specifically, our program is designed to provide our Compensation Committee with the ability to adjust individual compensation, significantly in some cases, to the extent the executive achieves, or fails to achieve, individual annual performance goals and strengthens his or her competencies, performance and potential over a longer period. Our Compensation Committee believes that this flexibility is imperative to reward and recognize the key skills, talents and contributions to annual performance and overall long-term company success.

Our Compensation Committee evaluates Mr. Finnegan’s performance on an annual basis. Mr. Finnegan, in turn, presents our Compensation Committee with his evaluation of each of the other NEOs, which includes a review of contributions and performance over the prior year, strengths, weaknesses, development plans and succession potential, as well as compensation recommendations. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for actual compensation relative to the preceding year and target compensation for the current year.

Tally Sheets

On an annual basis, our Compensation Committee reviews tally sheets that have been prepared by management and reviewed by the Compensation Consultant. The tally sheets set forth all components of our NEOs’ compensation, including annual salary, annual non-equity incentive compensation, equity incentive awards, benefits and perquisites, retirement plan accruals and total payments upon various termination scenarios. Our Compensation Committee uses these tally sheets to confirm that it has a full understanding of our NEOs’ comprehensive compensation packages.

Assessment of Compensation Programs and Risk

During 2013, with the assistance of the Compensation Consultant, our Compensation Committee performed an assessment of the primary components of our executive compensation program—annual salary, annual non-equity incentive compensation and long-term equity incentive awards. Our Compensation Committee reviewed each component from an internal perspective, including the alignment of our overall executive compensation philosophy and objectives to our business strategy, and from an external perspective, which considered our peer group of companies and evolving market trends. Our Compensation Committee concluded that our overall 2013 executive compensation program was aligned with our business strategy of emphasizing operating income and shareholder return and reflected market practices in terms of incentive mix, metrics and equity use.

In addition, in December 2013, with the assistance of the Compensation Consultant, our Compensation Committee conducted a risk assessment of the compensation programs in which our NEOs participate and other compensation programs in which our NEOs do not participate. Our Compensation Committee determined that these compensation programs do not encourage inappropriate risk-taking by our NEOs and, overall, do not create any risk that is reasonably likely to have a material adverse effect on us. In reaching these conclusions, our Compensation Committee noted that:

—	The financial performance objectives of our annual non-equity incentive program are the budgeted objectives that are reviewed and approved by our Compensation Committee.

—	We generally use the same financial performance measures under our 2011 Annual Incentive Plan for our NEOs that we use for all other plan participants.

—	A substantial component of our NEOs’ annual compensation takes the form of performance units that are subject to a three-year performance cycle, which mitigates excessive short-term risk taking.

—

Our variable compensation awards (annual non-equity incentives and long-term incentives in the form of performance units and RSUs) are granted at the discretion of our Compensation Committee, and our Compensation Committee has discretion to make adjustments to our performance-based variable compensation awards consistent with our policies on the treatment of performance-based compensation under Section 162(m) of the Internal Revenue Code (see the information set forth under the heading “Compensation Discussion and Analysis—Tax Policies”).

—	We have a recoupment policy that requires the repayment of any bonus or other incentive-based or equity-based compensation in certain circumstances.

—

Our NEOs hold a significant amount of their personal wealth in the form of our stock. Accordingly, they would be personally impacted by the potential consequences of inappropriate or unnecessary risk-taking.

—	We balance short- and long-term decision making with the annual non-equity incentive program and equity awards that are earned or vest over one to three years.

We also have implemented processes by which relevant Board committees have primary oversight responsibility for one or more risk areas and regularly report on such matters to our Board. Additional information is set forth under the heading “Corporate Governance—Board Leadership Structure and Risk Oversight—Risk Oversight.”

Components of Executive Compensation

Our executive compensation program consists of annual and long-term compensation and company-sponsored benefit plans. In general, these arrangements apply to our NEOs in the same manner as they apply to other executives. Each component of the executive compensation program is designed for a specific purpose and contributes to an overall total compensation package that is competitive, predominantly performance-based and valued by our executives.

Annual Salary

Annual salary is designed to provide a fixed level of compensation to our NEOs based on their roles, skills, background and market data, as well as to retain their services. In addition to considering peer group data, individual performance and contributions, our Compensation Committee determines annual salaries based upon the skills, knowledge and competencies of each NEO, as reviewed and recommended annually by Mr. Finnegan (for all NEOs other than himself). Setting of annual salaries is important because each NEO’s target annual non-equity incentive compensation is then developed based on annual salary levels.

In February 2013, our Compensation Committee reviewed annual salaries for each of our NEOs based upon the above factors. Our Compensation Committee did not increase Mr. Finnegan’s annual salary for 2013. In recognition of their strong performance during 2012, our Compensation Committee approved a 4.5% increase in annual salary for Mr. Spiro and a 4.8% increase for each of Messrs. Krump, Robusto and Morrison, effective April 1, 2013. Accordingly, the 2013 annual salaries for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison were set at $1,325,000, $890,000, $770,000, $770,000 and $660,000, respectively.

Annual Non-Equity Incentive Compensation

Our 2011 Annual Incentive Plan is designed to support our compensation strategy by linking a significant portion of total annual cash compensation to the achievement of critical business goals on an annual basis. All of our salaried employees, including our NEOs, are eligible to participate in the 2011 Annual Incentive Plan.

Incentive Opportunity.    Our Compensation Committee establishes the range of potential payments for Mr. Finnegan’s annual non-equity incentive compensation based upon its analysis of market data from our peer group of companies and advice from the Compensation Consultant, but subject to the minimum annual non-equity incentive compensation award target of approximately $1.7 million as provided for in his employment agreement. For the other NEOs, our Compensation Committee establishes the annual non-equity incentive compensation payment range after taking into consideration Mr. Finnegan’s recommendations, advice from the Compensation Consultant and market data from our peer group of companies. For information regarding the potential ranges of awards under the 2011 Annual Incentive Plan for our NEOs in 2013, see the information set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.” For 2013, the respective target awards for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison were $2,318,800, $1,068,000, $924,000, $924,000 and $660,000.

Performance Goal.    Since 2007, annual non-equity incentive compensation awards have been earned based on our adjusted operating income, which is defined as net income excluding after-tax realized investment gains and losses and adjusted to account for the loss of investment income attributable to our repurchase of shares of our common stock (and, since 2013, subject to the additional catastrophe adjustment described below). Our Compensation Committee believes that adjusted operating income provides an effective means of directly linking executive compensation to our shareholders’ interests, because it represents the strongest link to our operating results and shareholder value. We adjust for investment income so that the calculation is not distorted by the impact of our continuing efforts to return excess capital to shareholders through our share repurchase program.

In addition, in February 2013, based on its review of practices of other property and casualty insurance companies and advice from the Compensation Consultant, our Compensation Committee determined that it would be appropriate to limit the impact that unusually high or low catastrophe losses have on the funding of our annual non-equity incentive compensation award pool. Accordingly, in establishing the 2013 performance goal, our Compensation Committee determined that, for purposes of calculating the 2013 non-equity incentive compensation award pool, operating income would be further adjusted by the amount that would limit the impact of catastrophes on our 2013 combined ratio to a minimum impact of two percentage points and a maximum impact of six percentage points. Since 2013 catastrophe losses fell between two percentages points and six percentage points, this catastrophe adjustment was not triggered.

Pool Funding.    In each of the past several years, our Compensation Committee has funded an aggregate annual non-equity incentive compensation award pool for all participants in the 2011 Annual Incentive Plan, including our NEOs, at an amount equal to 8.8% of adjusted operating income, subject to a minimum funding condition (which, with respect to 2013, required us to achieve adjusted operating income greater than 50% of the prior year’s adjusted operating income). Each percentage increase or decrease in 2013 adjusted operating income relative to 2012 adjusted operating income would have resulted in a proportional increase or decrease in the 2013 non-equity incentive compensation award pool, thus providing a direct link between incentive payouts and year-over-year performance.

Baseline and Maximum Award Opportunities; Performance Adjustments.    In the first quarter of each year, our Compensation Committee establishes non-equity incentive compensation baseline and maximum award opportunities for each of our NEOs. In the first quarter of the following year, our Compensation Committee adjusts each NEO’s baseline opportunity by applying a performance multiplier (as described below) in determining the actual annual non-equity incentive compensation awards.

The performance multiplier for each NEO is calculated by increasing or decreasing the prior year’s performance multiplier by the same percentage by which adjusted operating income for such year increased or decreased as compared to the prior year’s adjusted operating income. Adjusted operating income in 2013 was $2.398 billion, which was approximately 39.5% higher than 2012 adjusted operating income of $1.719 billion. Accordingly, the performance multiplier (and baseline and maximum award opportunities) for each of our NEOs was increased by 39.5%.

As noted above, our Compensation Committee has discretion to make further adjustments to the non-equity incentive compensation awards for our NEOs consistent with our policies on the treatment of performance-based compensation under Section 162(m) of the Internal Revenue Code (see the information set forth under the heading “Compensation Discussion and Analysis—Tax Policies”).

2013 Incentive Payouts.    In February 2014, our Compensation Committee approved non-equity incentive compensation awards for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison of $4,300,000, $1,930,900, $1,670,600, $1,670,600 and $1,193,300, respectively. The incentive payouts for our NEOs who are subject to the $1 million compensation limit under Section 162(m) of the Internal Revenue Code were below their respective targets established by our Compensation Committee to meet the performance-based compensation exception.

Long-Term Equity Incentive Awards

Equity Incentive Awards.    In April 2009, our shareholders approved the adoption of the 2009 LTIP. Long-term equity incentive awards made pursuant to the 2009 LTIP are designed to support several of our compensation objectives, including:

—	placing a significant portion of total compensation at risk;

—	linking long-term performance-based awards with shareholder value; and

—	retaining our highly-skilled and valued management team.

Employees at or above the level of Assistant Vice President, including our NEOs, are eligible to participate in our long-term equity incentive award program in accordance with its terms. For 2013, the target long-term equity incentive awards for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison were $8,600,000, $2,650,000, $1,900,000, $1,900,000 and $1,500,000, respectively. These target levels were established by our Compensation Committee based on its analysis of data provided by our Compensation Consultant regarding the compensation levels and related information of our peer group of companies.

Annual equity incentive awards to our NEOs take the form of performance units and RSUs. Consistent with our emphasis on performance-based compensation, for senior officers (at or above the level of Senior Vice

President), including our NEOs, performance units generally constitute 75% of the annual equity award, while RSUs generally constitute the remaining 25%. We believe that this award allocation demonstrates the emphasis that our Compensation Committee places on ensuring that our executive compensation program has a substantial performance-based component.

Our Compensation Committee manages the potential dilutive effect of equity incentive awards by monitoring our “run rate”—the number of shares granted as a percentage of our weighted average diluted common shares outstanding—relative to our peer group of companies. Our Compensation Committee also evaluates guidelines used by certain institutional advisory services and considers advice from the Compensation Consultant. Our annual run rate was approximately 0.45% in 2013, which we believe is conservative relative to the practices of our peer group of companies. Our conservative run rate is primarily attributable to the fact that fewer full-value shares are needed to provide a target award value in the form of performance units and RSUs than would be required for an award of stock options, as well as our limited participation levels.

Performance Units.    Performance units are intended to motivate our senior officers, including our NEOs, to achieve superior TSR over a three-year performance cycle. The value of performance units is directly linked to the total return delivered to our shareholders, thus motivating our senior officers, including our NEOs, to outperform the specified peer groups over an extended performance cycle. Performance units also support retention because they are subject to forfeiture if the recipient’s employment terminates before the shares are settled for any reason other than death, disability, retirement or with the consent of our Compensation Committee. Each of Messrs. Finnegan, Robusto and Morrison is retirement-eligible, so the termination of his employment would generally be treated as a retirement for these purposes. For additional information, see “Executive Compensation—Potential Payments upon Termination or a Change in Control.”

In February 2012, our Compensation Committee adopted a change in the benchmark for the performance units granted to our senior officers, including our NEOs, which applies to awards made in 2012 and later. The companies in the S&P 500 continue to be used to benchmark our TSR for 50% of the number of performance units awarded to each senior officer, and our peer group of companies is used to benchmark our TSR for the remaining 50% of the performance units awarded to each senior officer. Our Compensation Committee determined that incorporating this second benchmark was important because it measures our performance (based on TSR) relative to companies against whom we generally compete for executive talent.

Our Compensation Committee also approved an adjustment to the threshold percentile required to achieve the maximum payout for performance units granted in 2012 and later, such that relative performance at or above the 75th percentile is required to earn 200% of the original target award. This adjustment provides appropriate symmetry for relative performance in the top quartile and bottom quartile, consistent with market practice.

Accordingly, with respect to awards granted in 2012 and later, the number of performance units earned by the recipient for the three-year performance cycle can range from 0% to 200% of the original target award based on our relative TSR versus the companies in the S&P 500 (with respect to 50% of the performance units subject to the award) (the S&P 500 Tranche) and based on our relative TSR versus our peer group of companies (with respect to the remaining 50% of the performance units subject to the award) (the Peer Group Tranche). The total number of performance units earned is determined by adding (i) the number of shares earned with respect to the S&P 500 Tranche and (ii) the number of shares earned with respect to the Peer Group Tranche, each determined independently, as follows:

S&P 500 Tranche (50% of Performance Units Subject to Award)		Peer Group Tranche (50% of Performance Units Subject to Award)
TSR Percentile Ranking (versus S&P 500)	Percentage of S&P 500 Target Shares Earned	TSR Percentile Ranking (versus Peer Group)	Percentage of Peer Group Target Shares Earned
75th & higher	200%	75th & higher	200%
50th	100%	50th	100%
25th	50%	25th	50%
Below 25th	0%	Below 25th	0%

With respect to awards granted prior to 2012, the last tranche of which vested and was distributed in February 2014, the number of performance units earned for each three-year performance cycle could have ranged from 0% to 200% of the original target award based on our relative TSR versus the companies in the S&P 500 as follows:

TSR Percentile Ranking (versus S&P 500)	Percentage of Target Shares Earned
85th & higher	200%
50th	100%
25th	50%
Below 25th	0%

For relative performance between the 25th and 75th percentiles (or 25th and 85th percentiles, in the case of awards granted prior to 2012), the number of shares earned is determined by multiplying the relative percentile of comparative performance achieved by two. The final dollar value of each recipient’s performance unit award is also dependent on the price of our common stock at the award’s settlement date, thus providing an additional link to shareholders’ interests and providing our senior officers with significant value potential based on our results. We do not accrue or pay dividend equivalents on outstanding performance units during the applicable performance cycle.

The performance cycle for the performance units granted in 2011 ended on December 31, 2013. Our TSR over the performance cycle was 69.1%, which positioned us at the 66.3rd percentile of the companies in the S&P 500. Based on the performance scale above, each of our NEOs, like all recipients of 2011 performance units who did not forfeit such awards due to termination of their employment, received in February 2014 the number of shares of common stock equal to approximately 132.6% of the respective target number of performance units granted in 2011. Information regarding the vesting of each NEO’s respective 2011 performance unit award is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.”

The number and grant date fair value of performance units granted to our NEOs in 2013 for the performance cycle running from January 1, 2013 through December 31, 2015 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

RSUs.    RSUs, which feature three-year cliff vesting, are intended to align management’s interests with those of our shareholders and serve as a strong retention tool for key employees, including our NEOs. Like performance units, RSUs support retention because they are subject to forfeiture if the recipient’s employment terminates before the shares are settled for any reason other than death, disability, retirement or with the consent of our Compensation Committee. RSU award recipients receive dividend equivalents at the same time and in the same amount as dividends are paid on our common stock. The number and grant date value of RSUs granted to our NEOs in 2013 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

Stock Options.    We discontinued the use of stock options as part of our core long-term equity incentive award program in 2004. Our Compensation Committee has not awarded stock options to any of our NEOs since that time. However, we still utilize stock option grants as a means of providing tax-efficient equity awards to certain internationally-based employees.

Equity Grant Practices.    At a regularly scheduled meeting in the first quarter of each year, our Compensation Committee approves and grants annual equity awards based on market data from our peer group of companies, advice from the Compensation Consultant and recommendations from Mr. Finnegan for the other NEOs. There is no relationship between the timing of equity incentive award grants and our release of material, non-public information. Although our Compensation Committee has the discretion to do so, our Compensation Committee generally does not make interim equity award grants to employees at or above the level of Executive Vice President, including to our NEOs.

As discussed under the heading “Corporate Governance—Compensation Committee,” our Compensation Committee has delegated authority to Mr. Finnegan to grant equity awards to employees up to and including the level of Senior Vice President pursuant to guidelines that specify the range of award values an employee could receive based on his or her level within our organization. These guidelines are subject to adjustment from time to time as warranted by competitive market conditions. Grants made by Mr. Finnegan pursuant to this authority are effective on the last business day of the month (or on the date of hire in the case of newly hired employees), with the number of shares awarded determined by dividing the award value by the average of the high and low prices of our common stock on the grant date. These grants are reported to our Compensation Committee at its next regularly scheduled meeting following the date of grant.

Perquisites

We provide certain executives, including each of our NEOs, with a limited range of perquisites, as set forth below. None of those perquisites includes a tax gross-up. The incremental cost and valuation of these perquisites for our NEOs is set forth under the heading “Executive Compensation—Summary Compensation Table.”

Corporate Aircraft.    At the beginning of 2013, we owned one corporate aircraft and leased a second. At the end of 2013, we leased two corporate aircraft and owned none. Senior officers use these aircraft to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and our business and enhance their personal security. Our Board also permits Mr. Finnegan limited use of the corporate aircraft for personal travel. The annual personal use of the corporate aircraft for Mr. Finnegan is limited to 35 hours.

Automobile Use/Allowance.    As required pursuant to his employment agreement, we provide Mr. Finnegan with a car and driver for all of his business travel needs to minimize and more efficiently utilize his travel time and enhance his personal security. Mr. Finnegan’s personal use of the car and driver is primarily for his commute to and from the office. Mr. Finnegan bears the applicable taxes with respect to his personal usage. We provide all domestic employees at or above the level of Vice President, including our NEOs other than Mr. Finnegan, a monthly automobile allowance of $500. Recipients of this benefit bear the applicable income taxes.

Financial Counseling.    We offer all of our U.S. employees at or above the level of Senior Vice President, including our NEOs, financial counseling services. These services include income tax preparation, portfolio management and estate planning. Recipients of this benefit bear the applicable income taxes.

Company-Sponsored Benefit Plans

We maintain company-sponsored retirement and deferred compensation plans for the benefit of all of our eligible salaried employees, including our NEOs. These benefits are designed to assist employees, including our NEOs, in providing for their financial security and personal needs in a manner that recognizes individual goals and preferences.

Retirement Plans.    We maintain the Pension Plan of The Chubb Corporation (the Pension Plan), which is our tax-qualified defined benefit plan, and the Pension Excess Benefit Plan of The Chubb Corporation (the Pension Excess Benefit Plan), which is our nonqualified excess defined benefit plan, to help us attract and retain our employees. Our NEOs participate in the Pension Plan on the same terms and conditions as other employees. Our NEOs participate in the Pension Excess Benefit Plan on the same terms and conditions as other highly compensated employees, except that Mr. Finnegan is entitled to a supplemental pension benefit under his employment agreement (the Pension SERP). Information about our retirement plans is set forth under the heading “Executive Compensation—Pension Benefits.”

We also maintain the CCAP, which is a qualified 401(k) savings plan, for all eligible employees, including our NEOs. The CCAP provides employees with an opportunity to voluntarily defer pre-tax or after-tax dollars into a 401(k) account. Subject to the terms of the plan, Chubb provides matching contributions equal to the lesser of 4% or the actual percentage deferred by the participant.

Nonqualified Defined Contribution and Deferred Compensation Plans.    We maintain The Chubb Corporation Key Employee Deferred Compensation Plan (2005) (the 2005 Deferred Compensation Plan) and The Chubb Corporation Executive Deferred Compensation Plan (collectively, the Deferred Compensation Plans), which are our nonqualified deferred compensation plans for our employees at or above the level of Vice President, including our NEOs, to provide them with additional tools to enhance their retirement planning and wealth management. These plans allow participants to defer receipt, and thus the income tax liability, of income (annual salary, annual non-equity incentive compensation and equity compensation) to a later date. We also maintain the Defined Contribution Excess Benefit Plan of The Chubb Corporation (the CCAP Excess Benefit Plan), which is our nonqualified excess defined contribution plan, and the CCAP-related supplemental executive retirement plan for Mr. Finnegan pursuant to his employment agreement (the CCAP SERP). None of these plans provide for above-market returns. Information about our nonqualified defined contribution and deferred compensation plans is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.”

Restrictive Covenants and Recoupment Provisions

To protect our competitive position, since 2005, individual equity award agreements for each of our employees, including our NEOs, have contained non-disclosure, non-solicitation and invention assignment covenants. In addition, the NEO equity award agreements and those of certain other senior officers contain non-competition provisions. Failure to comply with these provisions, among other potential consequences, results in the forfeiture of all unsettled equity awards. Our Compensation Committee also may require repayment of any awards that are settled within one year prior to the breach of the applicable covenant and within one year after termination of employment. Additionally, we may seek an injunction, restraining order or such other equitable relief restraining the officer from committing any violation of the covenants.

In 2009, we adopted a policy on the recoupment of performance-based compensation in restatement situations. The policy provides that if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, as a result of misconduct of a senior officer, the independent members of the Board, in their sole discretion, have the right to cause such senior officer to reimburse us for (i) any bonus or other incentive-based or equity-based compensation received by that senior officer during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document containing such financial statements; and (ii) any profits realized from the sale of our stock during that 12-month period. For these purposes, a senior officer means any of our officers who are subject to Section  16 of the Exchange Act and any of our other officers whom the Board designates.

Employment and Severance Agreements

It is our Board’s general practice not to enter into employment agreements with, or provide executive severance benefits to, our executive officers beyond those generally available to our salaried employees, other than the change in control agreements discussed below and except as otherwise required by local law. As a result, our NEOs, other than Mr. Finnegan, serve at the will of our Board. We have an employment agreement with Mr. Finnegan that we entered into when he was hired in 2002. Our Compensation Committee believed, and continues to believe, that this agreement is in our best interest and the best interests of our shareholders. A description of, and the amount of the estimated payments and benefits payable to Mr. Finnegan upon a termination of employment under, his employment agreement is set forth under the heading “Executive Compensation—Potential Payments upon Termination or a Change in Control.”

Change in Control Agreements

We have individual change in control agreements with each of Messrs. Finnegan and Spiro. Each of these agreements contains a double trigger mechanism, requiring both a change in control as well as a termination event to trigger benefits. A description of, and the amount of the estimated payments and benefits payable upon a change in control under, these agreements is set forth under the heading “Executive Compensation—Potential Payments upon Termination or a Change in Control.” Mr. Finnegan’s change in control agreement provides for a gross-up payment in connection with the determination that a payment would be subject to the excise tax under Section 280G of the Internal Revenue Code.

Share Ownership Guidelines

Our Board, based upon our Compensation Committee’s recommendation, adopted executive share ownership guidelines in 2004. Our Compensation Committee believes that these guidelines promote our objective of increasing shareholder value by encouraging senior officers to acquire and maintain a meaningful equity stake in Chubb.

The guidelines were designed to maintain share ownership at levels high enough to assure our shareholders of our senior officers’ commitment to value creation, while taking into account each individual officer’s need for portfolio diversification. Under these guidelines, senior officers, including each of our NEOs, are expected, over time, to acquire and hold shares of our common stock equal in value to a multiple of their annual salaries. Owned shares, unvested RSUs, shares allocated in our retirement plans and shares deferred until termination of employment count toward satisfying the guidelines. Unexercised stock options and unearned performance units do not count toward satisfaction of the guidelines. There is a five-year phase-in period beginning on the date of becoming an officer subject to the share ownership guidelines. Effective September 2013, our Board increased the target ownership level for our President and Chief Executive Officer from five times annual salary to seven times annual salary. Our current share ownership guidelines are as follows:

Pay Band	Officer Level	Target Ownership Level
15	Chief Executive Officer	7x Annual Salary
14	Division Presidents/Executive Vice Presidents	3x Annual Salary
13	Remaining Executive Vice Presidents/ Senior Vice Presidents	2x Annual Salary
12	Remaining Senior Vice Presidents	1x Annual Salary

Our Compensation Committee reviews the guidelines on a periodic basis and monitors the officers’ progress toward meeting their target ownerships levels. As shown in the table below, each of our NEOs has met his required ownership threshold. The share ownership of our NEOs as of December 31, 2013 was:

Name	Target Ownership Level	Actual Ownership Level	Target Number of Shares(1)	Actual Number of Common Stock Equivalents Owned (2)
John D. Finnegan	7x Annual Salary	64x Annual Salary	95,985	881,067
Richard G. Spiro	3x Annual Salary	12x Annual Salary	27,631	114,361
Paul J. Krump	3x Annual Salary	10x Annual Salary	23,906	82,807
Dino E. Robusto	3x Annual Salary	8x Annual Salary	23,906	67,094
Harold L. Morrison, Jr.	3x Annual Salary	8x Annual Salary	20,491	53,797

(1)	Based on a per share price of $96.63, which was the closing price of our common stock on December 31, 2013 and the respective salaries of our NEOs as of that date.
(2)	Includes shares of our common stock, unvested RSUs, deferred stock units and common stock held through retirement accounts. Excludes unvested performance units.

Anti-Hedging Policy

Under our insider trading policy, we prohibit all of our directors and employees from engaging in transactions in our securities while in possession of material nonpublic information. We also prohibit speculation in our securities. For example, directors and employees may not engage in short sales in our securities, purchase put or call options on our securities or engage in similar transactions intended to capitalize on short-term movements in the prices of our securities. In addition to the foregoing, we discourage directors and employees from engaging in other transactions intended to allow them to continue to own our securities without the full risks and rewards of ownership.

Tax Policies

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Chief Executive Officer and the three most highly compensated executive officers (other than the Chief Financial Officer) as of the end of the fiscal year as determined in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” Our Compensation Committee has designed our annual non-equity incentive compensation awards and performance unit awards with the intention that they qualify for the performance-based compensation exception to the $1 million limit. In establishing targets for meeting the performance-based compensation exception, our Compensation Committee anticipated using negative discretion in calculating final incentive payouts. In addition, our NEOs (other than Mr. Spiro) generally are required to defer compensation that would not otherwise be deductible. Due to guidance issued in 2007 by the IRS, the compensation of Mr. Spiro, our principal financial officer for 2013, is not subject to the Section 162(m) limitation on deductibility.

Our Compensation Committee believes that our shareholders are best served by not restricting our Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements, such as annual salaries and RSU awards, even though they may result in certain non-deductible compensation expenses. Accordingly, our Compensation Committee may from time to time approve elements of compensation for one or more of our NEOs that are not fully deductible and reserves the right to do so in the future.

Changes in Executive Compensation Program for 2014

In September 2013, our Compensation Committee approved certain changes to the companies comprising our peer group, as recommended by the Compensation Consultant. MetLife, Inc. and Prudential Financial, Inc. were removed on account of their significantly larger revenue size, and Genworth Financial, Inc. was removed on account of disparities between its and Chubb’s respective business mixes. Manulife Financial Corporation was added on account of similarities between its and Chubb’s respective revenue sizes, business mixes and international focuses. Our current peer group (which is the relevant peer group for performance units granted in 2014) is comprised of the following 17 companies:

ACE Ltd.	Cigna Corp.	Progressive Corp.
Aetna, Inc.	CNA Financial Corp.	Principal Financial Group, Inc.
Aflac, Inc.	Hartford Financial Services Group Inc.	State Street Corp.
Allstate Corp.	Lincoln National Corp.	The Travelers Companies, Inc.
Bank of New York Mellon Corp.	Manulife Financial Corporation	XL Capital Ltd.
BB&T Corp.	PNC Financial Svcs Grp, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding NEO compensation during 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John D. Finnegan	2013	$1,325,000	$9,720,664	$4,300,000	$597,551	$306,185	$16,249,400
Chairman, President and	2012	1,325,000	7,167,735	2,748,100	2,329,695	317,312	13,887,842
Chief Executive Officer	2011	1,325,000	7,954,740	3,100,000	3,002,519	338,317	15,720,576
Richard G. Spiro	2013	880,420	2,995,256	1,930,900	101,057	109,124	6,016,757
Executive Vice President and	2012	841,542	2,499,235	1,324,800	93,994	117,946	4,877,517
Chief Financial Officer	2011	805,219	2,773,707	1,282,300	97,013	112,050	5,070,289
Paul J. Krump	2013	761,250	2,147,595	1,670,600	637,492	93,768	5,310,705
Executive Vice President and	2012	726,250	1,509,000	1,143,300	1,420,648	86,415	4,885,613
President of Commercial and Specialty Lines	2011	700,000	1,255,971	1,106,700	1,202,722	69,773	4,335,166
Dino E. Robusto	2013	761,250	2,147,595	1,670,600	895,089	93,768	5,568,302
Executive Vice President and	2012	726,250	1,509,000	1,143,300	1,431,988	82,415	4,892,953
President of Personal Lines and Claims	2011	700,000	1,255,971	1,106,700	1,171,131	63,083	4,296,885
Harold L. Morrison, Jr.	2013	652,500	1,695,416	1,193,300	561,120	76,970	4,179,306
Executive Vice President,	2012	622,500	1,131,747	816,700	1,151,039	77,415	3,799,401
Chief Global Field Officer and Chief Administrative Officer	2011	600,000	941,962	790,500	1,092,253	63,083	3,487,798

(1)	A total of $325,000 of Mr. Finnegan’s salary in each of 2013, 2012 and 2011 was mandatorily deferred under the 2005 Deferred Compensation Plan. Additional information regarding the 2005 Deferred Compensation Plan is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.”

(2)	Represents aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of stock awards granted to each NEO in 2013, 2012 and 2011, respectively. The grant date fair value for each of the RSU awards is based on the average of our highest and lowest stock prices on the date of grant. The grant date fair value for each of the performance unit awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program. Additional information regarding the 2013 stock awards is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

(3)	Reflects 2013, 2012 and 2011 non-equity incentive compensation paid in March 2014, March 2013 and March 2012, respectively, awarded under the 2011 Annual Incentive Plan. Additional information regarding annual non-equity incentive compensation is set forth under the headings “Compensation Discussion and Analysis—Components of Executive Compensation” and “Executive Compensation—Grants of Plan-Based Awards.”

(4)

Reflects solely the aggregate change in pension value for 2013 under our defined benefit plans as follows: Mr. Finnegan’s benefits under the Pension Plan, Pension Excess Benefit Plan and Pension SERP, $18,029, $281,668 and $297,854, respectively; Mr. Spiro’s benefits under the Pension Plan and Pension Excess Benefit Plan, $11,659 and $89,398, respectively; Mr. Krump’s benefits under the Pension Plan and Pension Excess Benefit Plan, $-19,798 and $657,290, respectively; Mr. Robusto’s benefits under the Pension Plan and Pension Excess Benefit Plan, $-633 and $895,722, respectively; and Mr. Morrison’s benefits under the Pension Plan and Pension Excess Benefit Plan, $2,492 and $558,628, respectively. Information regarding the pension value calculations is set forth in footnote 10 to the financial statements included in the 2013 10-K. The foregoing negative pension amounts for Messrs. Krump and Robusto reflect the increase in the interest discount rate used for U.S. generally accepted accounting principles from 4.4% at December 31, 2012 to 5.2% at December 31, 2013. This increase in the interest discount rate reduced the present value of their benefits, and their respective pension benefits earned during 2013 were not sufficient to offset such reduction

(whereas, for Messrs. Finnegan, Spiro and Morrison, their respective pension benefits earned during 2013 were sufficient to offset the impact of the increased interest discount rate, resulting in the foregoing positive pension amounts).

(5)	The following table reflects the components for the “All Other Compensation” column for 2013:

Name	Personal Use of Aircraft ($)(a)	Financial Planning ($)(b)	Automobile Expense ($)(c)	Registrant Contributions to Defined Contribution Plans ($)(d)	Life Insurance ($)(e)	Total ($)
John D. Finnegan(f)	$46,514	$14,250	$10,488	$177,200	$57,733	$306,185
Richard G. Spiro	—	17,970	6,000	85,154	—	109,124
Paul J. Krump	—	14,250	6,000	73,518	—	93,768
Dino E. Robusto	—	14,250	6,000	73,518	—	93,768
Harold L. Morrison, Jr.	—	14,250	6,000	56,720	—	76,970

(a)	The incremental cost of the personal use of corporate aircraft expense for Mr. Finnegan is calculated by multiplying the direct operating cost per hour by his personal use hours. Direct operating cost of the aircraft is comprised of fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, catering, aircraft supplies and other miscellaneous expenses.

(b)	The incremental cost of financial planning represents the actual cost incurred by us.

(c)	The incremental cost to us relating to automobile expense represents the actual amount of the $500 monthly automobile allowance we provided to our NEOs (other than Mr. Finnegan) (see the information set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Perquisites—Automobile Use/Allowance”). The incremental cost of providing Mr. Finnegan with an automobile and driver was calculated by multiplying the variable expenses of owning and operating the car that Mr. Finnegan uses by the quotient of the number of miles the car was driven for Mr. Finnegan’s personal use in 2013 by the total number of miles the vehicle was driven in 2013. The variable expenses are comprised of gas, maintenance, driver overtime and miscellaneous driving expenses. Mr. Finnegan’s personal use percentage for 2013 was approximately 23.6% of the total vehicle miles.

(d)	Reflects matching contributions made in 2013 under the CCAP and the CCAP Excess Benefit Plan.

(e)	Represents the actual premiums paid by us to provide life insurance coverage for Mr. Finnegan equal to five times his annual salary (as required under his employment agreement).

(f)	As stipulated in Mr. Finnegan’s employment agreement, we pay the club dues and membership fees associated with his country club membership, but we do not recognize any incremental cost due to his personal use because the club dues and membership fees are generally fixed. For 2013, the club dues and membership fees were $12,910. Mr. Finnegan is responsible for paying income tax on his personal use of the country club and any additional costs resulting from such personal use.

Grants of Plan-Based Awards

The following table sets forth information regarding 2013 grants to our NEOs under our 2011 Annual Incentive Plan and 2009 LTIP:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)(2)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Sh)	($)(5)
John D. Finnegan	02/27/2013	$1,374,100	$2,318,800	$5,565,000
	02/27/2013				38,445	76,891	153,782				$7,570,691
	02/27/2013							25,630			2,149,973
Richard G. Spiro	02/27/2013	662,400	1,068,000	2,759,000
	02/27/2013				11,846	23,693	47,386				2,332,816
	02/27/2013							7,897			662,440
Paul J. Krump	02/27/2013	571,700	924,000	2,387,000
	02/27/2013				8,494	16,988	33,976				1,672,638
	02/27/2013							5,662			474,957
Dino E. Robusto	02/27/2013	571,700	924,000	2,387,000
	02/27/2013				8,494	16,988	33,976				1,672,638
	02/27/2013							5,662			474,957
Harold L. Morrison, Jr.	02/27/2013	408,400	660,000	1,782,000
	02/27/2013				6,705	13,411	26,822				1,320,450
	02/27/2013							4,470			374,966

(1)	Represents the range of potential awards to each NEO under our 2011 Annual Incentive Plan. The plan is designed so that our Compensation Committee can apply negative discretion to annual awards of each NEO. Maximum awards reflect the maximum annual non-equity incentive compensation awards established by our Compensation Committee pursuant to Section 162(m) of the Internal Revenue Code. The target amounts presented above reflect the Section 162(m) target awards after application of negative discretion by our Compensation Committee, but do not reflect the performance multiplier described above. Information regarding the actual payouts under the 2011 Annual Incentive Plan is set forth in the “Non-Equity Incentive Plan Compensation” column of the table included under the heading “Executive Compensation—Summary Compensation Table.” Information regarding the structure of the 2011 Annual Incentive Plan is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(2)	The threshold amounts presented above reflect payouts under the 2011 Annual Incentive Plan assuming that 2013 adjusted operating income was 50% of 2012 adjusted operating income. No payouts would have been awarded if 2013 adjusted operating income had been less than 50% of 2012 adjusted operating income.

(3)	Represents grants to each NEO during 2013 of performance units under our 2009 LTIP. Performance units are earned, if at all, based on our TSR over a three-year performance cycle relative to the TSR of benchmark companies over the same period. No dividend equivalents are accrued or paid on performance unit awards during the applicable performance cycle. Information regarding performance benchmarks, performance targets, vesting and additional performance unit award details are set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(4)	Represents grants to each NEO during 2013 of RSUs under our 2009 LTIP. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. Dividend equivalents are paid with respect to RSUs at the same time and in the same amount as dividends are paid on our common stock. Additional information regarding RSUs is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(5)	Represents aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of stock awards granted to each NEO in 2013. The grant date fair value for each of the RSU awards is based on the average of our highest and lowest stock prices on the date of grant. The grant date fair value for each of the performance unit awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding our NEOs’ equity holdings as of December 31, 2013. The market value of unvested and unearned stock awards is based on the closing price of our common stock on December 31, 2013 of $96.63 per share:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John D. Finnegan	84,704	$8,184,948	—	—
	—	—	120,009	$11,596,470
Richard G. Spiro	28,494	2,753,375	—	—
	—	—	39,507	3,817,561
Paul J. Krump	16,447	1,589,274	—	—
	—	—	25,865	2,499,335
Dino E. Robusto	16,447	1,589,274	—	—
	—	—	25,865	2,499,335
Harold L. Morrison, Jr.	12,558	1,213,480	—	—
	—	—	19,902	1,923,130

(1)	Represents RSUs for Mr. Finnegan, of which 31,368 RSUs vested on February 23, 2014, 27,706 RSUs are scheduled to vest on February 22, 2015 and 25,630 RSUs are scheduled to vest on February 27, 2016. Represents unvested RSUs for Mr. Spiro, of which 10,937 RSUs vested on February 23, 2014, 9,660 RSUs are scheduled to vest on February 22, 2015 and 7,897 RSUs are scheduled to vest on February 27, 2016. Represents unvested RSUs for Messrs. Krump and Robusto, of which 4,952 RSUs vested on February 23, 2014, 5,833 RSUs are scheduled to vest on February 22, 2015 and 5,662 RSUs are scheduled to vest on February 27, 2016. Represents unvested RSUs for Mr. Morrison, of which 3,714 RSUs vested on February 23, 2014, 4,374 RSUs are scheduled to vest on February 22, 2015 and 4,470 RSUs are scheduled to vest on February 27, 2016. Dividend equivalents are paid with respect to RSUs at the same time and in the same amount as dividends are paid on our common stock.

(2)	Represents outstanding performance unit awards for the 2012-2014 performance cycle assuming performance which would produce a 75% payout (S&P 500 Tranche performance was above threshold and Peer Group Tranche performance was below threshold as of December 31, 2013) for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison in the amounts of 62,341, 21,737, 13,124, 13,124 and 9,844 shares, respectively. Such awards will vest, if at all, on December 31, 2014. Also represents outstanding performance unit awards for the 2013-2015 performance cycle assuming performance which would produce a 75% payout (S&P 500 Tranche performance was above threshold and Peer Group Tranche performance was below threshold as of December 31, 2013) for Messrs. Finnegan, Spiro, Krump, Robusto and Morrison in the amounts of 57,668, 17,770, 12,741, 12,741 and 10,058 shares, respectively. Such awards will vest, if at all, on December 31, 2015. Performance units awarded in 2011 vested on December 31, 2013. Information regarding the vesting of each NEO’s respective 2011 performance units is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.” The actual value of awards at the end of the applicable performance cycle may vary from the valuations indicated above. No dividend equivalents are accrued or paid on performance unit awards during the applicable performance cycle.

Option Exercises and Stock Vested

The following table sets forth the value realized by our NEOs with respect to stock awards that vested in 2013:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John D. Finnegan	162,046	$13,694,601
Richard G. Spiro	56,503	4,775,101
Paul J. Krump	23,135	1,955,147
Dino E. Robusto	23,135	1,955,147
Harold L. Morrison, Jr.	18,208	1,538,767

(1)	For Mr. Finnegan, represents the vesting of 37,262 RSUs granted in 2010 and the vesting of 124,784 shares in respect of the performance unit award granted in 2011. For Mr. Spiro, represents the vesting of 12,992 RSUs granted in 2010 and the vesting of 43,511 shares in respect of the performance unit award granted in 2011. For each of Messrs. Krump and Robusto, represents the vesting of 3,432 RSUs granted in 2010 and 19,703 shares in respect of the performance unit award granted in 2011. For Mr. Morrison, represents the vesting of 3,432 RSUs granted in 2010 and 14,776 shares in respect of the performance unit award granted in 2011. Receipt of the 37,262 RSUs for Mr. Finnegan and 780 RSUs of the 3,432 RSUs for each of Messrs. Krump and Robusto granted in 2010 have been deferred until their respective retirements. Information regarding performance unit awards is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(2)	For RSU awards, the value realized is based on their settlement price of $84.5125 which was the average of the high and low prices of our common stock on the settlement date. For performance unit awards, the value realized is based on their settlement price of $84.51 which was the average of the high and low prices of our common stock on the settlement date.

Pension Benefits

Pension Plan

Our eligible employees, and certain eligible employees of our subsidiaries, participate in the Pension Plan. Our NEOs participate on the same terms and conditions as other eligible employees, except as noted below. The Pension Plan, as in effect during 2013, provides each eligible employee with annual retirement income beginning at age 65 equal to the product of:

—	the total number of years of participation in the Pension Plan; and

—

1 3/4% of average compensation for the highest five years in the last ten years of participation prior to retirement during which the employee was most highly paid or, if higher, the last 60 consecutive months (final average earnings).

Average compensation under the Pension Plan includes salary and annual non-equity incentive compensation. A social security offset is subtracted from this benefit. The social security offset is equal to the product of:

—	the total number of years of participation in the Pension Plan; and

—	an amount related to the participant’s primary social security benefit.

Benefits can commence as early as age 55. However, if pension benefits commence prior to age 65, they may be actuarially reduced. The reduction in the gross benefit (prior to offset for social security benefits) is based on the participant’s age at retirement and years of Pension Plan participation as follows:

—

If the participant has at least 25 years of Pension Plan participation, benefits are unreduced at age 62. They are reduced 2.5% per year from 62 to 60 (5% reduction at 60) and 5% per year from 60 to 55 (30% reduction at 55).

—

If the participant has at least 15 but less than 25 years of Pension Plan participation, benefits are unreduced at age 65. They are reduced 2% per year from 65 to 62 (6% reduction at 62) and 4% per year from 62 to 61 (10% reduction at 61) and 5% per year from 61 to 55 (40% reduction at 55).

—

If the participant has less than 15 years of Pension Plan participation, or if the participant terminates employment with us before age 55, benefits are unreduced at age 65. They are reduced 6.67% per year from 65 to 60 (33.3% reduction at 60) and 3.33% per year from 60 to 55 (50% reduction at 55).

The participant’s social security benefit is reduced based on factors relating to the participant’s year of birth and age at retirement.

Benefits are generally paid in the form of an annuity. If a participant retires and elects a joint and survivor annuity, the Pension Plan provides a 10% subsidy. The portion of the benefit attributable to the cash balance account, as described in the following paragraph, may be paid in the form of a lump sum upon termination of employment.

Effective January 1, 2001, we amended the Pension Plan to provide a cash balance benefit, in lieu of the benefit described above, to reduce the rate of increase in the Pension Plan costs. This benefit provides for a participant to receive a credit to his or her cash balance account every six months. The amount of the cash balance credit increases from 2.5% to 5% of compensation as the sum of a participant’s age and years of service credit increases. The maximum credit of 5% of compensation (subject to the maximum limitation on compensation permitted by the Internal Revenue Code) earned over the preceding six months is made when the sum of a participant’s age and years of service credit equals or exceeds 55 (which is the case for Messrs. Finnegan, Krump, Robusto and Morrison). Amounts credited to a participant’s cash balance account earn interest at a rate based on the 30-year U.S. treasury bond rate. Participants who were hired by us prior to January 1, 2001 (including Messrs. Krump, Robusto and Morrison) will receive a benefit under the Pension Plan equal to the greater of the pension benefit described in the preceding paragraphs or the amount calculated under the cash balance formula.

ERISA and the Internal Revenue Code impose maximum limitations on the recognized compensation and the amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations.

Pension Excess Benefit Plan

We also maintain the Pension Excess Benefit Plan, which is a supplemental, nonqualified, unfunded plan. The Pension Excess Benefit Plan uses essentially the same benefit formula, early retirement reduction factors and other features as the Pension Plan, except that the Pension Excess Benefit Plan recognizes compensation (salary and annual non-equity incentive plan compensation) above IRS compensation limits. The Pension Excess Benefit Plan also recognizes deferred compensation for purposes of determining applicable retirement benefits. Benefits under both the Pension Plan and the Pension Excess Benefit Plan are provided by us on a noncontributory basis.

Benefits payable under the Pension Excess Benefit Plan are generally paid in the form of a lump sum, calculated using an interest discount rate of 5%. However, the portion of the benefit that was earned and vested as of December 31, 2004 may be payable in certain other forms, including installment payments and life annuities, if properly elected by the participant and if the participant satisfies the requirements of the Pension Excess Benefit Plan.

Pension SERP—Mr. Finnegan

Under the terms of Mr. Finnegan’s employment agreement, he is entitled to a Pension SERP, which provides a nonqualified and unfunded benefit in addition to those provided under the Pension Plan and the Pension Excess Benefit Plan. The benefit will equal 6% of his final average compensation for each full year of service up to a maximum of 60% of final average compensation offset by benefits under the Pension Plan and Pension Excess Benefit Plan, previous employer pension benefits and social security benefits. The Pension Plan provisions described above with respect to the early retirement discount and joint and survivor benefits apply to the Pension SERP. Under the Pension SERP, Mr. Finnegan’s compensation means the sum of his annual salary plus annual non-equity incentive compensation earned for the relevant year (whether or not any such compensation is deferred).

Pension Benefits Table

The following table sets forth information regarding participation by our NEOs in our pension plans as of December 31, 2013:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
John D. Finnegan(3)	Pension Plan	10	$143,686	—
	Pension Excess Benefit Plan	10	2,472,635	—
	Pension SERP	11	30,636,326	—
Richard G. Spiro	Pension Plan	4	43,080	—
	Pension Excess Benefit Plan	4	344,325	—
Paul J. Krump	Pension Plan	31	994,885	—
	Pension Excess Benefit Plan	31	6,055,743	—
Dino E. Robusto(4)	Pension Plan	27	948,338	—
	Pension Excess Benefit Plan	27	5,361,200	—
Harold L. Morrison, Jr.	Pension Plan	29	1,067,417	—
	Pension Excess Benefit Plan	29	5,106,283	—

(1)	Represents the present value of each NEO’s accumulated pension benefit computed as of the same Pension Plan measurement date we used for 2013 financial statement reporting. The following actuarial assumptions were used:

(a)	Interest discount rate: 5.20%;

(b)	Future interest crediting rate on cash balance accounts: 5.00%;

(c)	Mortality table: RP 2000 projected to 2020 white collar combined mortality table; and

(d)	Payment Form:

(i)	Pension Plan—50% take cash balance account as a lump sum;

(ii)	Pension Excess Benefit Plan—100% take benefit as a lump sum; and

(iii)	Pension SERP—lump sum.

(2)	The figures shown in the table above assume retirement benefits commence at the earliest unreduced retirement age, reflecting the assumptions described in the preceding footnote. However, if the NEO’s employment terminated or he retired on December 31, 2013 (which is the assumption underlying the figures set forth in the “Voluntary Resignation/Retirement” column in the tables under the heading “Executive Compensation—Potential Payments upon Termination”), and plan benefits were immediately payable as lump sums (calculated using the 5% discount rate specified in the plans), the Pension Excess Benefit Plan and Pension SERP benefits, as applicable, would have been as follows:

Name	Plan Name	Lump Sum Amount ($)
John D. Finnegan	Pension Excess Benefit Plan	$2,472,635
	Pension SERP	31,142,305
Richard G. Spiro	Pension Excess Benefit Plan	344,325
Paul J. Krump	Pension Excess Benefit Plan	4,958,288
Dino E. Robusto	Pension Excess Benefit Plan	6,156,715
Harold L. Morrison, Jr.	Pension Excess Benefit Plan	5,857,513

(3)	As of December 31, 2013, Mr. Finnegan had 11 actual years of service. The 10 years of credited service shown for the Pension Plan and Pension Excess Benefit Plan reflect the one-year service requirement for entry into those plans. The 11 years of credited service shown for the Pension SERP reflect that the plan provides for immediate entry upon commencement of employment. No additional years of service have been credited under the Pension SERP.

(4)	The amount payable from the Pension Plan will be offset by the benefit payable from the Pension Plan for the Employees of Chubb Insurance Company of Canada (Canadian Pension Plan), under which Mr. Robusto is no longer accruing additional service. The amount payable to Mr. Robusto under the Canadian Pension Plan is estimated to be C$14,407 per year commencing at age 65. In addition to the amounts shown above, Mr. Robusto is also entitled to a benefit from the Supplementary Income Plan for Employees of Chubb Insurance Company of Canada in the amount of C$1,800 per year commencing at age 65.

Nonqualified Defined Contribution and Deferred Compensation Plans

Deferred Compensation Plans

Pursuant to the Deferred Compensation Plans, we provide certain of our employees, including our NEOs, with the opportunity to electively defer the payment of certain components of compensation (annual salary, annual non-equity incentive compensation, RSUs and performance unit awards) that would otherwise be payable to them. Deferred RSUs and performance unit awards are deemed to be invested in our common stock. Deferred annual salary and annual non-equity incentive compensation are credited with earnings based on the deemed returns that would have been received had such amounts been invested in one of the investment options available under the Deferred Compensation Plans that are generally available for investment in the marketplace and as selected by the participant. Dividends on deferred RSUs and performance unit awards are treated the same as an annual salary or annual non-equity incentive compensation deferral. The investment options available under the Deferred Compensation Plans are the same as those investment alternatives that are available under the CCAP Plan except for the Chubb Stock Fund. Investment elections may be changed by the participant at any time, at his or her discretion.

CCAP Excess Benefit Plan

We also maintain the CCAP Excess Benefit Plan which is a supplemental, nonqualified, unfunded excess defined contribution plan. The CCAP Excess Benefit Plan recognizes compensation in excess of IRS limits for the CCAP and provides the participants with the applicable company match on eligible compensation. Matching contributions for each participant, including our NEOs, equal 4% of plan compensation. Under the CCAP Excess Benefit Plan, unvested matching contribution amounts are mandatorily deferred until the applicable participant’s separation from service. With respect to vested matching contribution amounts attributable to the CCAP Excess Benefit Plan, participants generally may elect to defer payment of such vested amounts until separation from service. Messrs. Finnegan, Spiro and Krump have elected to defer receipt of matching contribution amounts attributable to the CCAP Excess Benefit Plan. With respect to Mr. Spiro, matching contribution amounts attributable to the CCAP Excess Benefit Plan were mandatorily deferred for 2013 under the terms of the CCAP Excess Benefit Plan. Deferred balances are notionally invested in the Fidelity Stable Value Fund, which is one of the investment funds available under the CCAP. For 2013, the Fidelity Stable Value Fund had a 1.67% investment return. Messrs. Robusto and Morrison elected to take a cash distribution of their matching contribution amounts attributable to the CCAP Excess Benefit Plan, paid in March 2013.

CCAP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to the CCAP SERP. At the time that Mr. Finnegan commenced employment, the CCAP Excess Benefit Plan, like the CCAP, required a one-year waiting period before a participant became eligible for our company matching contributions and had a six-year graded vesting schedule. Mr. Finnegan’s employment agreement, however, provides that he is entitled to the matching contributions for eligible deferrals from his employment date (notwithstanding the one-year service requirement) and provides that the CCAP SERP will pay any otherwise unvested company match dollars forfeited under the CCAP and CCAP Excess Benefit Plan if his employment with us terminates prior to his being 100% vested. Amounts credited to the CCAP SERP account earn 5% interest per annum.

ESOP Excess Benefit Plan

In 2004, we merged the Employee Stock Ownership Plan (the ESOP) and the ESOP Excess Benefit Plan (the ESOP Excess Plan) into the respective CCAP and CCAP Excess Plans. No new shares or contributions are credited to balances under the ESOP and the ESOP Excess Plan. Annual earnings for the ESOP Excess Plan include only the change in account balance attributable to changes in our stock price and any dividends we pay.

ESOP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to a supplemental benefit (the ESOP SERP) tied to the ESOP and ESOP Excess Plan. The ESOP and ESOP Excess Plan included a one-year waiting period before a participant became eligible to participate and had a five-year cliff vesting schedule. In accordance with his employment agreement, however, Mr. Finnegan was credited with an amount equal to the value of the shares that he would have received under the ESOP and ESOP Excess Plan from his date of employment if not for the one-year service requirement. The employment agreement also provides that the ESOP SERP account is immediately vested and the balance credited thereunder earns 5% interest per annum.

Nonqualified Defined Contribution and Deferred Compensation Table

The following table sets forth information regarding participation by our NEOs in our nonqualified defined contribution and deferred compensation plans as of December 31, 2013:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)(5)
John D. Finnegan	$3,474,105	$167,000	$8,205,696	$613,891	$41,527,382
Richard G. Spiro	—	74,954	3,882	—	249,224
Paul J. Krump	—	63,318	214,530	—	1,893,386
Dino E. Robusto	—	63,318	57,584	—	282,267
Harold L. Morrison, Jr.	—	46,520	31,535	—	236,348

(1)	Represents RSU deferral and deferred annual salary for Mr. Finnegan in the amount of $3,149,105 and $325,000, respectively. The deferred salary amount is included in the “Salary” column of the table set forth under the heading “Executive Compensation—Summary Compensation Table.” All of these deferrals were made under the 2005 Deferred Compensation Plan.

(2)	Represents the company match for the CCAP Excess Benefit Plan.

(3)	The following table reflects the components for the “Aggregate Earnings in Last Fiscal Year” column:

Name	CCAP Excess Benefit Plan and CCAP SERP Earnings ($)(a)	Deferred Compensation Earnings ($)	Appreciation and Dividends on Deferred RSUs ($)	ESOP Excess Benefit Plan and ESOP SERP Earnings ($)(b)	Total ($)
John D. Finnegan	$31,214	$66,108	$8,021,402	$86,972	$8,205,696
Richard G. Spiro	3,882	—	—	—	3,882
Paul J. Krump	7,815	34,715	60,627	111,373	214,530
Dino E. Robusto	120	—	10,577	46,887	57,584
Harold L. Morrison, Jr.	1,818	—	—	29,717	31,535

(a)	For Mr. Finnegan, represents CCAP Excess earnings of $26,542 and CCAP SERP earnings of $4,672. For all other participants, represents CCAP Excess benefit only.

(b)	For Mr. Finnegan, represents ESOP Excess earnings of $81,996 and ESOP SERP earnings of $4,976. For all other participants, represents ESOP Excess benefits only.

(4)	Represents dividends paid on deferred vested RSUs for Mr. Finnegan.

(5)	Messrs. Robusto and Morrison made a “cash election” under the CCAP Excess Benefit Plan with respect to 2013.

Potential Payments upon Termination or a Change in Control

Accrued Compensation and Benefits

As of December 31, 2013, each of our NEOs was fully vested in the amounts set forth under the heading “Executive Compensation—Pension Benefits” and the amounts set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.” In addition, at that date, each NEO was entitled to receive all earned but unpaid salary, other vested long-term equity awards (as set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” and the other applicable tables set forth under the heading “Executive Compensation”), amounts held in his account under the CCAP and employee welfare plans.

Termination Events

Disability or Death.    With the exception of Mr. Finnegan, a termination of employment due to disability or death does not entitle our NEOs to payments or benefits that are not generally available to our salaried employees.

Equity Awards.    With respect to equity awards, under the terms of the 2009 LTIP, upon the disability or death of a participant, including each of our NEOs, the participant or the participant’s estate, as applicable, would receive pro-rata vesting of the unvested portion of outstanding RSUs. With respect to performance unit awards, if a participant’s employment terminates due to disability or death on or after the completion of the first calendar year of any performance cycle, the participant or the participant’s estate, as applicable, would receive all of the performance units for the performance cycle that would have been earned had the participant continued employment for the full period (with payments contingent on our relative TSR over the performance cycle).

Mr. Finnegan.    In addition to the equity vesting provisions described in the preceding paragraph, Mr. Finnegan’s employment agreement entitles him to a death benefit equal to five times his annual salary as of the time of his death. We provide this benefit on an insured basis. In the event of Mr. Finnegan’s disability, his employment agreement provides that he is entitled to receive disability benefits in accordance with the normal terms and conditions applicable under our long-term disability plan. We provide this coverage in the form of an unsecured, uninsured disability benefit. Mr. Finnegan’s employment agreement also provides that he or his estate, as applicable, would be entitled to a pro-rata portion of the annual non-equity incentive compensation award he would have received for the year in which his disability or death occurred. For purposes of Mr. Finnegan’s employment agreement, disability means Mr. Finnegan’s inability to perform his duties on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness.

Retirement.    Each of Messrs. Finnegan, Robusto and Morrison is eligible for retirement under all of our applicable compensation and benefit plans and arrangements. Accordingly, other than in connection with a termination for cause, the termination of his employment would be treated as a retirement for purposes of such plans and arrangements, as is the case for all of our retirement-eligible salaried employees. As such, upon termination of his employment other than for cause, each of Messrs. Finnegan, Robusto and Morrison would receive pro-rata vesting of the unvested portion of his outstanding RSUs and continued vesting of all outstanding performance units for which the first calendar year of the performance cycle has been completed (with payments contingent on actual performance for the performance cycle). Under Mr. Finnegan’s employment agreement, his unilateral decision to retire, which would be treated as a termination of his employment by him without good reason (as opposed to a mutually agreed upon retirement, which would be treated as a non-renewal of his employment agreement), would have the same effect as his decision to voluntarily resign (as described below). Neither of our other NEOs were retirement-eligible in 2013.

For Cause Termination.    Under Mr. Finnegan’s employment agreement, in the event of his termination for cause, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 38 years of service with us. None of our other NEOs are entitled to any additional payments or benefits, and each of our NEOs would forfeit his unvested equity awards, in the event we terminate his employment for cause. Under the 2009 LTIP, cause means:

—	the willful failure of a participant to perform his or her employment-related duties or gross negligence in the performance of such duties;

—	a participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to our business or reputation;

—	a participant’s indictment for a crime constituting a felony; or

—	a material breach by a participant of any written covenant or agreement with us or any of our written policies.

The 2009 LTIP provides that the definition of cause in an employment or severance agreement will govern in lieu of the foregoing definition. Accordingly, the definition of cause in Mr. Finnegan’s employment agreement applies to Mr. Finnegan for purposes of the 2009 LTIP. Therefore, in his case, cause means:

—	Mr. Finnegan’s willful and continued failure to perform his duties under the terms of his employment agreement;

—

Mr. Finnegan’s willful engagement in any malfeasance, fraud, dishonesty or gross misconduct in connection with his position as our President and Chief Executive Officer or as a member of our Board that causes us material damage;

—	Mr. Finnegan’s conviction of, or plea of guilty or nolo contendere to, a felony; or

—	Mr. Finnegan’s breach of certain representations, warranties and covenants contained in his employment agreement that materially damage or could reasonably be expected to materially damage us.

Voluntary Resignation.    Messrs. Spiro and Krump are not entitled to any payments or benefits that are not generally available to our salaried employees upon voluntary resignation. Under Mr. Finnegan’s employment agreement, in the event of his voluntary resignation, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 38 years of service with us.

Involuntary Termination without Cause.    Except for Mr. Finnegan and, as discussed below for Mr. Spiro in connection with a change in control, neither a termination of employment by us without cause nor a demotion or other constructive termination would entitle our NEOs to any payments or benefits that are not generally available to our salaried employees. The severance plan applicable to all of our eligible salaried employees who are not otherwise entitled to severance benefits under an employment agreement or similar arrangement generally provides two weeks of severance pay for each year of service, subject to a minimum of four weeks and a maximum of 52 weeks.

Mr. Finnegan’s employment agreement provides that, upon the termination of his employment without cause, his constructive termination or in the event we elect not to renew his employment agreement in accordance with its terms, he would be entitled to receive the following benefits beyond those generally available to our salaried employees:

—	current annual salary (without proration);

—	pro-rated annual non-equity incentive compensation for the year of his termination;

—

a severance payment equal to the sum of up to 2.5 times (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below) the sum of his then-current annual salary and the average amount of his annual non-equity incentive compensation paid in the preceding three years;

—

up to 2.5 years of additional age and service credit for purposes of his supplemental retirement benefits (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below);

—

up to 2.5 years of continued health and welfare benefits (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below) under our employee welfare plans (provided that this obligation would cease if Mr. Finnegan were to receive such benefits from a subsequent employer) and thereafter retiree benefits; and

—

if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards would accelerate and vest in full (subject to the achievement of the performance goals in the case of performance units).

In the event of our non-renewal of his employment agreement, the 2.5 times severance multiplier was subject to a ratable step down which resulted in 0.5 being subtracted from the multiplier upon Mr. Finnegan’s attainment of age 58 and each year thereafter until reduced to zero at age 62. Mr. Finnegan attained age 62 in 2011, so the severance multiplier is no longer applicable to a non-renewal of his employment agreement. The 2.5 times severance multiplier remains applicable in the case of a termination of Mr. Finnegan’s employment without cause or due to his constructive termination.

Under Mr. Finnegan’s employment agreement, constructive termination means his voluntary termination of employment following:

—	a reduction in Mr. Finnegan’s annual salary or target annual non-equity incentive compensation;

—	our failure to appoint Mr. Finnegan as our President and Chief Executive Officer and as a member of our Board or his removal from any of these positions;

—

a material diminution in Mr. Finnegan’s duties or responsibilities or the assignment to him of duties or responsibilities materially inconsistent with his position and status as our President and Chief Executive Officer;

—	a material change in Mr. Finnegan’s reporting relationship so that he no longer reports solely to our Board in his positions as President and Chief Executive Officer;

—	our breach of any material obligations to Mr. Finnegan under the terms of his employment agreement;

—	our breach of certain representations, warranties and covenants set forth in Mr. Finnegan’s employment agreement; or

—	our requiring that Mr. Finnegan’s principal location of employment to be at any office or location more than 50 miles from our corporate headquarters in Warren, New Jersey.

Mr. Finnegan’s employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Change in Control

Equity Awards.    Under the 2009 LTIP, if outstanding equity awards were assumed by an acquirer in accordance with their respective terms, double-trigger vesting would apply (i.e., the awards would remain outstanding and vesting would not accelerate unless the participant’s employment was terminated without cause or the participant experienced a constructive termination). In the event of a change in control in which the acquirer did not assume outstanding equity awards in accordance with their respective terms, RSUs would immediately vest in full (but would be paid out in accordance with the terms of the awards) and performance unit awards would become earned and payable at 100% of the applicable target award. These provisions would apply to the outstanding RSUs and performance unit awards held by Messrs. Spiro, Krump, Robusto and Morrison as of December 31, 2013. The impact of a change in control on Mr. Finnegan’s equity awards is discussed below. For purposes of the 2009 LTIP, change in control is defined as:

—	the acquisition of 20% or more of our shares by any person;

—	a change in a majority of the members of our Board due to a proxy contest or tender or exchange offer; or

—

a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction.

Mr. Finnegan.    Upon the occurrence of a change in control (as defined below), Mr. Finnegan’s employment agreement would be superseded by his change in control employment agreement with us. Mr. Finnegan’s change in control employment agreement provides generally that the terms and conditions of his employment (including position, location and benefits) may not be adversely changed during the three-year period after a change in control. The change in control employment agreement contains a double trigger mechanism such that (i) if a change in control occurs, and (ii) if Mr. Finnegan’s employment is terminated (other than for cause, death or disability), or constructively terminated, during the three-year period following a change in control, Mr. Finnegan would be entitled to receive:

—	pro-rated annual non-equity incentive compensation through the date of termination for the year in which the termination of employment occurs;

—

three times the sum of his then-current annual salary and highest annual non-equity incentive compensation award over the past three years, including any non-equity incentive compensation award payable for the current year;

—	three years of additional age and service credit for purposes of his supplemental retirement benefits;

—	three years of continued health and welfare benefits (or, if shorter, until a new employer provides these benefits) under our employee welfare plans and thereafter retiree benefits;

—	up to $100,000 of outplacement services; and

—

if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards held by Mr. Finnegan at the time would vest. Mr. Finnegan also would be entitled to reimbursement for legal fees he incurs as a result of the termination of his employment.

For purposes of Mr. Finnegan’s change in control employment agreement, change in control means:

—	the acquisition of 20% or more of our outstanding common stock by any person;

—	continuing directors (or their approved successors) ceasing to constitute a majority of our Board;

—

a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction; or

—	shareholder approval of any plan or proposal for our liquidation or dissolution.

Mr. Finnegan’s change in control employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Mr. Spiro.    In addition to the above terms with respect to equity awards, we have entered into a change in control agreement with Mr. Spiro. The agreement with Mr. Spiro comes into effect in the event that his employment is terminated (other than as a result of his death, disability, retirement, voluntary termination or by us for cause) or is constructively terminated within two years after the effective date of the change in control (as defined below). Upon actual or constructive termination following a change in control, Mr. Spiro would be entitled to receive a severance payment equal to two times the sum of:

—	his then-current annual salary; and

—	the average amount of his annual non-equity incentive compensation for the last three years;

provided that the amount of the severance payment cannot exceed the amount that Mr. Spiro would have received had he remained in our employment until his normal retirement age under the Pension Plan. In addition to severance, Mr. Spiro also would be entitled to reimbursement for legal fees incurred by him as a result of the termination and continuation of health and other welfare benefits for a period of two years after the date of termination. Mr. Spiro’s agreement does not provide for a gross-up of any excise taxes that might be triggered by these payments.

For purposes of Mr. Spiro’s agreement, the definition of a change in control is the same definition of a change in control used in the 2009 LTIP.

For purposes of Mr. Spiro’s agreement, cause means:

—	his willful and continued failure to perform his duties; or

—	his willful engagement in misconduct which is materially injurious to us.

For purposes of Mr. Spiro’s agreement, the definition of a constructive termination means his voluntary termination of employment following the occurrence of certain events, including:

—

the assignment to Mr. Spiro, without his express written consent, of any duties inconsistent with his positions, duties, responsibilities, authority and status immediately prior to the change in control;

—

a change in reporting responsibilities, titles or offices as in effect immediately prior to the change in control or any removal of, or any failure to re-elect, Mr. Spiro to any of such positions, except in limited circumstances;

—	a reduction in Mr. Spiro’s annual salary as in effect at the time of the change in control;

—	our failure to continue Mr. Spiro’s participation in certain compensation plans in effect at the time of the change in control; or

—

our requiring Mr. Spiro to maintain his principal office or conduct his principal activities anywhere other than our corporate headquarters located within the New York Metropolitan area (including Warren, New Jersey).

Messrs. Krump, Robusto and Morrison.    Messrs. Krump, Robusto and Morrison are not entitled to any payments or benefits beyond those generally available to our salaried employees upon a change in control.

Estimate of Incremental Potential Payment

The following tables quantify the additional payments and benefits under the compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment under the termination scenarios described above that are beyond those generally available to our salaried employees, assuming a triggering event occurred on December 31, 2013. Because the payments to be made to each NEO depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

John D. Finnegan
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(1)	Involuntary Termination ($)(2)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment(3)(4)	$6,625,000	—	—	$11,185,917	$16,875,000	—
RSUs(5)	5,186,733	$5,186,733	$5,186,733	8,184,948	8,184,948	$8,184,948
Performance Units(6)	11,596,518	11,596,518	11,596,518	11,596,518	15,461,960	15,461,960
Retiree Health Benefits(7)	113,997	160,115	191,802	191,802	191,802	—
Other Benefits(8)	28,500	28,500	28,500	200,702	335,143	—
Gross-up on Excise Tax(9)	—	—	—	—	—	—

Total	$23,550,748	$16,971,866	$17,003,553	$31,359,887	$41,048,853	$23,646,908

(1)	Reflective of a unilateral decision by Mr. Finnegan to retire, which would be treated as a termination of his employment by him without good reason (as opposed to a mutually agreed upon retirement, which would be treated as a non-renewal of his employment agreement), and would have the same effect as his decision to voluntarily resign.

(2)	Reflective of a termination of Mr. Finnegan’s employment without cause, due to his constructive termination or due to our non-renewal of his employment agreement. In the event that our Board elects not to renew Mr. Finnegan’s employment agreement and provides the notice of such non-renewal as required under its terms, the amount noted in the column above for Cash Payment would be zero; the amount noted in the column above for Other Benefits would be reduced to $172,832; and the remaining amounts would be unchanged, bringing the amount noted in the column above for Total to $20,146,100 in the event of a non-renewal of Mr. Finnegan’s employment agreement (see the information set forth under the heading “Executive Compensation—Potential Payments upon Termination or a Change in Control”).

(3)	In the event of death, reflects a death benefit of five times Mr. Finnegan’s annual salary as of December 31, 2013 ($1,325,000). In the event of an “Involuntary Termination,” reflects a multiple of annual salary as of December 31, 2013 and the average of Mr. Finnegan’s last three annual non-equity incentive compensation awards ($3,149,367). In the event of an “Involuntary Termination or Constructive Termination after Change in Control,” reflects a multiple of annual salary as of December 31, 2013 and the highest of his last three annual or current non-equity incentive compensation awards ($4,300,000).

(4)	Except for the amount listed under the “Involuntary Termination or Constructive Termination after Change in Control” column, these amounts do not include any amounts attributable to Mr. Finnegan’s 2013 annual non-equity incentive compensation award to be paid in March 2014 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(5)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $96.63 per share on December 31, 2013. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(6)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $96.63 per share on December 31, 2013. In the case of a termination of Mr. Finnegan’s employment due to death or disability or due to a “Voluntary Resignation/Retirement” or “Involuntary Termination,” the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Finnegan’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(7)	Mr. Finnegan’s employment agreement provides for retiree health benefits assuming that Mr. Finnegan had 38 years of service at retirement. None of our other employees hired on or after January 1, 1999 receives company-subsidized retiree health benefits. The present value of these benefits is calculated based on the assumptions used for financial reporting purposes at year-end 2013, including a discount rate of 5.20%, medical trend rate of 7.9% in 2013 and grading down gradually to a trend rate of 4.5% in 2028 and thereafter.

(8)	For death, disability and “Voluntary Resignation/Retirement,” represents the value attributable to continuation of two years of executive financial counseling ($28,500). In the case of a termination in connection with a change in control, represents outplacement benefits ($100,000), three years of continued life insurance ($173,199), three years of continued medical and dental benefits ($33,444) and two years of executive financial counseling ($28,500). In the event of an “Involuntary Termination,” represents 2.5 years of continued medical and dental benefits ($27,870), 2.5 years of continued life insurance benefits ($144,332) and two years of executive financial counseling ($28,500).

(9)	This calculation is an estimate for proxy disclosure purposes only. Payments upon a change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analyses. For purposes of this calculation, no portion of the performance units that would accelerate upon a change in control has been treated as reasonable compensation for services rendered prior to the change in control and no value has been attributed to non-competition covenants. The increase in Mr. Finnegan’s prior taxable wages negates any excise tax liabilities under Section 280G of the Internal Revenue Code.

Richard G. Spiro
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(1)	Involuntary Termination ($)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment(2)(3)	—	—	—	—	$4,509,666	—
RSUs(4)	$1,780,537	$1,780,537	—	—	2,753,375	$2,753,375
Performance Units(5)	3,817,610	3,817,610	—	—	5,090,082	5,090,082
Other Benefits(6)	24,790	24,790	—	$12,395	41,649	—

Total	$5,622,937	$5,622,937	—	$12,395	$12,394,772	$7,843,457

(1)	Mr. Spiro was not eligible for retirement as of December 31, 2013.

(2)	The figure reflected in the “Involuntary Termination or Constructive Termination after Change in Control” column represents two years of compensation based on Mr. Spiro’s annual salary as of December 31, 2013 ($890,000) and the average of his last three annual non-equity incentive compensation awards ($1,364,833).

(3)	Does not include any amounts attributable to Mr. Spiro’s 2013 annual non-equity incentive compensation award to be paid in March 2014 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(4)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $96.63 per share on December 31, 2013. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(5)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $96.63 per share on December 31, 2013. In the case of a termination of Mr. Spiro’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Spiro’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(6)	Represents the value attributable to continuation of two years of executive financial counseling ($24,790) in the case of death and disability or one year in the case of a termination without cause ($12,395). In the case of a termination in connection with a change in control, represents the value attributable to continuation of two years of (i) life insurance premiums ($1,595); (ii) executive financial counseling ($24,790); and (iii) medical and dental coverage ($15,264).

Paul J. Krump
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)(1)	Involuntary Termination ($)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment	—	—	—	—	—	—
RSUs(2)	$948,354	$948,354	—	—	$1,589,274	$1,589,274
Performance Units(3)	2,499,383	2,499,383	—	—	3,332,479	3,332,479
Retirement Benefits(4)	1,690,128	—	—	—	—	—
Other Benefits(5)	28,500	28,500	—	$14,250	28,500	—

Total	$5,166,365	$3,476,237	—	$14,250	$4,950,253	$4,921,753

(1)	Mr. Krump was not eligible for retirement as of December 31, 2013.

(2)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $96.63 per share on December 31, 2013. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(3)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $96.63 per share on December 31, 2013. In the case of a termination of Mr. Krump’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Krump’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(4)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $1,690,128. Due to Mr. Krump’s commencement of employment prior to January 1, 2001, the pre-retirement survivor’s benefit is more valuable than the benefits that he would have received in the event of a voluntary termination.

(5)	Represents the value attributable to continuation of two years of executive financial counseling ($28,500) or one year in the case of an involuntary termination without cause ($14,250).

Dino E. Robusto
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)	Involuntary Termination ($)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment	—	—	—	—	—	—
RSUs(1)	$948,354	$948,354	$948,354	$948,354	$1,589,274	$1,589,274
Performance Units(2)	2,499,383	2,499,383	2,499,383	2,499,383	3,332,479	3,332,479
Other Benefits(3)	28,500	28,500	28,500	28,500	28,500	—

Total	$3,476,237	$3,476,237	$3,476,237	$3,476,237	$4,950,253	$4,921,753

(1)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $96.63 per share on December 31, 2013. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(2)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $96.63 per share on December 31, 2013. In the case of a termination of Mr. Robusto’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Robusto’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(3)	Represents the value attributable to continuation of two years of executive financial counseling ($28,500).

Harold L. Morrison, Jr.
Payment Type	Death ($)	Disability ($)	Voluntary Resignation/ Retirement ($)	Involuntary Termination ($)	Involuntary Termination or Constructive Termination after Change in Control ($)	Change in Control ($)
Cash Payment	—	—	—	—	—	—
RSUs(1)	$717,220	$717,220	$717,220	$717,220	$1,213,480	$1,213,480
Performance Units(2)	1,923,179	1,923,179	1,923,179	1,923,179	2,564,174	2,564,174
Other Benefits(3)	28,500	28,500	28,500	28,500	28,500	—

Total	$2,668,899	$2,668,899	$2,668,899	$2,668,899	$3,806,154	$3,777,654

(1)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $96.63 per share on December 31, 2013. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(2)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $96.63 per share on December 31, 2013. In the case of a termination of Mr. Morrison’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance cycle and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Morrison’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(3)	Represents the value attributable to continuation of two years of executive financial counseling ($28,500).

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information with respect to our equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,531,507	(2)	$54.73	(4)	7,307,000	(6)
Equity compensation plans not approved by security holders(1)	134,926	(3)	$51.95	(5)	332,177

Total	5,666,433		$54.64	(4)(5)	7,639,177

(1)	These plans are the CCAP Excess Benefit Plan and the Deferred Compensation Plan for Directors, under which 131,250 shares of common stock and 200,657 shares of common stock, respectively, are available for future issuance.

The CCAP Excess Benefit Plan is a nonqualified, defined contribution plan and covers those participants in the CCAP and the ESOP whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the CCAP Excess Benefit Plan is entitled to a benefit equaling the difference between the participant’s benefits under the CCAP and the ESOP, without considering the applicable limitations of the Internal Revenue Code, and the participant’s actual benefits under such plans. A participant’s excess ESOP benefit is expressed as shares of our common stock. Payments under the CCAP Excess Benefit Plan are generally made: (i) for excess benefits related to the CCAP in cash annually as soon as practical after the amount of excess benefit can be determined; and (ii) for excess benefits related to the ESOP, in common stock as soon as practicable after the earlier of the participant’s 65th birthday or termination of employment. Allocations under the ESOP ceased in 2004. Accordingly, other than dividends, no new contributions are made to the ESOP or the CCAP Excess Benefit Plan with respect to excess ESOP benefits. Additional information regarding the CCAP and the CCAP Excess Benefit Plan is set forth under the heading “Compensation Discussion and Analysis—Company-Sponsored Benefit Plans.”

The material terms of the Deferred Compensation Plan for Directors are described under the heading “Corporate Governance—Directors’ Compensation.”

(2)	Includes 2,385,730 shares, representing 200% of the aggregate target for the performance unit awards for the three-year performance cycles ending December 31, 2014 and December 31, 2015, which is the maximum number of shares issuable under these awards and 663,448 shares for the performance cycle ended December 31, 2013. The December 31, 2013 performance units are shown at the actual payout percentage of 132.6% of target. Shortly after the end of each performance cycle, our Compensation Committee will determine the actual number of shares to be received by participants in these plans for the awards that are earned on December 31, 2014 and December 31, 2015.

(3)	Includes an aggregate of 12,663 shares issuable upon exercise of the special option grant awarded to a retired non-employee director in 2002 as individual compensation for his service on our Chief Executive Officer search committee.

(4)	Weighted average exercise price excludes shares issuable under outstanding performance unit awards, RSU awards and director stock unit awards.

(5)	Weighted average exercise price consists of exercise price of the special option grant described in note (3) above and excludes shares issuable in connection with the CCAP Excess Benefit Plan and the Deferred Compensation Plan for Directors.

(6)	7,307,000 shares are available for issuance under the 2009 LTIP (which includes 337,370 shares previously reserved for issuance in connection with the 2011 performance unit awards). After December 31, 2013, the number of shares available for issuance under the 2009 LTIP was reduced by approximately 1.1 million net shares due to grants made to participants in the 2009 LTIP during the first quarter of 2014 (partially offset by shares returned to the status of available for issuance due to forfeitures and shares cancelled in connection with tax withholdings).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the only persons or entities known to us to be beneficial owners of more than 5% of our outstanding common stock. The information below is as reported by that entity in statements filed with the SEC.

Name and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(4)
BlackRock, Inc.	19,914,480	(1)	7.9%
The Vanguard Group	13,685,015	(2)	5.43%
State Street Corporation	13,039,985	(3)	5.2%

(1)	Reflects ownership as of December 31, 2013 as reported on an amendment to Schedule 13G filed with the SEC on January 28, 2014 by BlackRock, Inc., located at 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. reports sole power to vote or direct to vote of 15,473,220 shares and sole power to dispose of or to direct the disposition of 19,914,480 of the shares. BlackRock, Inc. has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2)	Reflects ownership as of December 31, 2013 as reported on Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group, located at 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group reports sole power to vote or direct to vote of 412,146 shares, sole power to dispose of or to direct the disposition of 13,297,944 shares and shared power to dispose of or to direct the disposition of 387,071 shares. The Vanguard Group has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	Reflects ownership as of December 31, 2013 as reported on Schedule 13G filed with the SEC on February 3, 2014 by State Street Corporation, located at State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Corporation reports shared power to vote of 13,039,985 shares and shared dispositive power to dispose of 13,039,985 shares. State Street Corporation has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)	As reported in the applicable statement filed with the SEC.

The following table sets forth certain information regarding the beneficial ownership of our common stock and common stock-based holdings by each of our directors and nominees for director, by each of our NEOs and by our directors and executive officers as a group as of March 3, 2014.

Name and Address(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class(3)
Zoë Baird Budinger(4)(5)	48,990	*
Sheila P. Burke(4)(6)	30,040	*
James I. Cash, Jr.(4)(7)	14,826	*
John D. Finnegan(8)	967,837	*
Timothy P. Flynn(9)	1,759	*
Karen M. Hoguet(10)	1,713	*
Lawrence W. Kellner(11)	5,883	*
Martin G. McGuinn(4)	23,793	*
Lawrence M. Small(4)(12)	63,282	*
Jess Søderberg(4)	14,254	*
Daniel E. Somers(4)(13)	26,719	*
William C. Weldon(14)	3,600	*
James M. Zimmerman(4)(15)	17,443	*
Alfred W. Zollar(4)(16)	21,835	*
Paul J. Krump(17)	94,491	*
Harold L. Morrison, Jr.(18)	60,792	*
Dino E. Robusto(19)	81,574	*
Richard G. Spiro(20)	139,046	*
All directors and executive officers as a group(21)	1,867,530	*

*	Less than 1%.

(1)	The business address of each director and executive officer named in this table is The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059.

(2)	Unless otherwise indicated, share amounts are as of March 3, 2014 and each person has sole voting and investment power with respect to the shares listed.

(3)	Based upon 245,162,493 shares of our common stock outstanding as of March 3, 2014.

(4)	Includes 9,280 fully vested mandatorily deferred stock units that will settle following separation from our service.

(5)	Includes (i) 20,000 shares that Ms. Baird Budinger may purchase within 60 days; and (ii) 1,631 market value units.

(6)	Includes (i) 7,976 market value units; and (ii) 12,454 vested stock units of which Ms. Burke has elected to defer her receipt.

(7)	Includes (i) 2,530 market value units; and (ii) 1,526 vested stock units of which Dr. Cash has elected to defer his receipt.

(8)

Includes (i) 80,000 shares held by a family-owned limited liability company; (ii) 25,493 shares held in grantor retained annuity trusts; (iii) 8,340 shares in family-owned trusts; (iv) 27,706 RSUs that will vest on February 22, 2015; (v) 25,630 RSUs that will vest on February 27, 2016; (vi) 27,429 RSUs that will vest on February 26, 2017; (vii) 215 shares that were allocated to Mr. Finnegan pursuant to the ESOP; and (viii) 395,049 deferred stock units that are fully vested and will settle following Mr. Finnegan’s separation from our service. This amount does not include (i) 83,121 shares attributable to the performance unit award for the performance cycle ending December 31, 2014; (ii) 76,891 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; and (iii) 82,289 shares attributable to the performance unit award for the performance cycle ending December 31, 2016. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(9)	Includes (i) 726 market value units; and (ii) 1,033 fully vested mandatorily deferred stock units that will settle following Mr. Flynn’s separation from our service.

(10)	Includes (i) 680 market value units; and (ii) 1,033 fully vested mandatorily deferred stock units that will settle following Ms. Hoguet’s separation from our service.

(11)	Includes 4,883 fully vested mandatorily deferred stock units that will settle following Mr. Kellner’s separation from our service.

(12)	Includes 37,925 shares that Mr. Small may purchase within 60 days.

(13)	Includes (i) 2,719 market value units; and (ii) 13,672 vested stock units of which Mr. Somers has elected to defer his receipt.

(14)	Includes (i) 1,116 market value units; and (ii) 1,479 fully vested mandatorily deferred stock units that will settle following Mr. Weldon’s separation from our service.

(15)	Includes 2,403 vested stock units of which Mr. Zimmerman has elected to defer his receipt.

(16)	Includes 322 vested stock units of which Mr. Zollar has elected to defer his receipt.

(17)	Includes (i) 5,833 RSUs that will vest on February 22, 2015; (ii) 5,662 RSUs that will vest on February 27, 2016; (iii) 6,207 RSUs that will vest on February 26, 2017; (iv) 7,058 shares that were allocated to Mr. Krump pursuant to the ESOP; and (v) 5,827 deferred stock units that are fully vested which will settle following Mr. Krump’s separation from our service. This amount does not include (i) 17,499 shares attributable to the performance unit award for the performance cycle ending December 31, 2014; (ii) 16,988 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; and 18,624 shares attributable to the performance unit award for the performance cycle ending December 31, 2016. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(18)	Includes (i) 4,374 RSUs that will vest on February 22, 2015; (ii) 4,470 RSUs that will vest on February 27, 2016; (iii) 4,908 RSUs that will vest on February 26, 2017; (iv) 376 shares in the Chubb Stock Fund of the CCAP; (v) 140 shares that were allocated to Mr. Morrison pursuant to the ESOP; and (vi) 259 deferred stock units that are fully vested which will settle following Mr. Morrison’s separation from our service. This amount does not include (i) 13,125 shares attributable to the performance unit award for the performance cycle ending December 31, 2014; (ii) 13,411 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; and (iii) 14,725 shares attributable to the performance unit award for the performance cycle ending December 31, 2016. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(19)	Includes (i) 5,833 RSUs that will vest on February 22, 2015; (ii) 5,662 RSUs that will vest on February 27, 2016; (iii) 6,207 RSUs that will vest on February 26, 2017; and (iv) 3,734 deferred stock units that are fully vested which will settle following Mr. Robusto’s separation from our service. This amount does not include (i) 17,499 shares attributable to the performance unit award for the performance cycle ending December 31, 2014; (ii) 16,988 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; and (iii) 18,624 shares attributable to the performance unit award for the performance cycle ending December 31, 2016. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(20)	Includes (i) 9,660 RSUs that will vest on February 22, 2015; (ii) 7,897 RSUs that will vest on February 27, 2016; and (iii) 7,651 RSUs that will vest on February 26, 2017. This amount does not include (i) 28,983 shares attributable to the performance unit award for the performance cycle ending December 31, 2014; (ii) 23,693 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; and (iii) 22,954 shares attributable to the performance unit award for the performance cycle ending December 31, 2016. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

(21)	Includes (i) 1,162 shares which executive officers other than those listed in the table above disclaim beneficial ownership; (ii) 955 shares which were allocated to executive officers other than those listed in the table above pursuant to the Chubb Stock Fund of the CCAP; (iii) 5,111 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP; (iv) 13,127 stock units that are fully vested of which executive officers other than those listed in the table above have elected to defer receipt until separation from our service; (v) 11,187 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 22, 2015; (vi) 3,343 RSUs which were allocated to executive officers other than those listed in the table above that will vest on December 31, 2015; (vii) 9,175 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 27, 2016; and (viii) 9,381 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 26, 2017. This amount does not include (i) 33,577 shares attributable to the performance unit award for the performance cycle ending December 31, 2014; (ii) 27,540 shares attributable to the performance unit award for the performance cycle ending December 31, 2015; and (iii) 28,152 shares attributable to the performance unit award for the performance cycle ending December 31, 2016. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance cycle.

CERTAIN TRANSACTIONS AND OTHER MATTERS

At December 31, 2013, BlackRock, Inc. was the beneficial owner of more than 5% of our outstanding common stock. In 2013, BlackRock, Inc. purchased insurance policies from our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $3.1 million. At December 31, 2013, we owned approximately $20.6 million of BlackRock, Inc. fixed income securities.

At December 31, 2013, State Street Corporation was the beneficial owner of more than 5% of our outstanding common stock. At December 31, 2013, we owned approximately $33.1 million of State Street Corporation fixed income securities. State Street Corporation manages an index fund in which the Pension Plan has invested and for which we paid to State Street Corporation fees of approximately $131,000 in 2013.

At December 31, 2013, The Vanguard Group was the beneficial owner of more than 5% of our outstanding common stock. In 2013, The Vanguard Group managed certain mutual funds offered to participants in the CCAP. As of December 31, 2013, CCAP participants had invested approximately $290 million in these funds. The associated fees are borne by the CCAP participants who invest in these funds.

Claudia M. Cox is the wife of Robert C. Cox, Chief Operating Officer of Chubb Specialty Insurance and Executive Vice President of Chubb & Son, a division of Federal Insurance Company (Chubb & Son), a subsidiary of the Corporation. Ms. Cox is a Vice President of Chubb & Son and received total compensation for 2013 of approximately $212,000. Ms. Cox also participates in our company-sponsored benefit plans maintained for the benefit of our eligible salaried employees.

Effective December 1, 2002, we entered into an employment agreement with Mr. Finnegan. This employment agreement covers Mr. Finnegan’s roles and responsibilities, his compensation and benefits and the results of the termination of his employment under various circumstances. The employment agreement contains an automatic renewal clause, providing that the employment agreement will have a perpetual two-year term unless Mr. Finnegan or we deliver a notice of non-renewal. Additional information regarding Mr. Finnegan’s employment agreement is set forth under the headings “Compensation Discussion and Analysis—Employment and Severance Agreements,” “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

Effective October 1, 2008, we entered into a change in control agreement with Mr. Spiro. Information regarding this change in control agreement is set forth under the headings “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2013.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of our Governance Committee, our Board has nominated the following individuals for election to our Board this year:

Zoë Baird Budinger	Martin G. McGuinn
Sheila P. Burke	Lawrence M. Small
James I. Cash, Jr.	Jess Søderberg
John D. Finnegan	Daniel E. Somers
Timothy P. Flynn	William C. Weldon
Karen M. Hoguet	James M. Zimmerman
Lawrence W. Kellner	Alfred W. Zollar

Information regarding the business experience of each nominee and the factors considered by our Governance Committee and the Board in selecting each nominee for election to our Board is provided under the heading “Our Board of Directors.” Each of our directors is elected annually to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified. There are no family relationships among our executive officers and directors. Each director nominee other than Mr. Finnegan satisfies the independence requirements set forth in the NYSE listing standards. In addition, each nominee to our Compensation Committee is independent under the NYSE’s heightened independence standards for Compensation Committee members, and each nominee to our Audit Committee is independent under Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder.

Our Board expects that each of the nominees named in this proxy statement will be available for election and, if elected, will be willing to serve as a director. If any nominee is not available, then the proxies may vote for a substitute as may be designated by our Board, unless our Board reduces the number of directors. Our Board has, in accordance with our By-Laws, fixed the number of directors to be elected at 14. If elected, each director will serve until the next annual meeting of shareholders and until his or her successor is elected and qualified.

Director nominees will be elected by a majority of the votes cast by our shareholders entitled to vote at the 2014 Annual Meeting. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card.

Our Board recommends that you vote “FOR” each of the foregoing nominees for director. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the director nominees. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for the election of directors, your shares will not be voted with respect to this proposal. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 2

ADOPTION OF THE CHUBB CORPORATION LONG-TERM INCENTIVE PLAN  (2014)

Introduction

We have long had in effect stock-based incentive plans that have allowed us to grant management, other key employees, and our non-employee directors various types of awards, including performance units, stock awards, stock units and stock options. These programs reflected our Board’s belief that encouraging stock ownership by management, other key employees, and our non-employee directors served to attract, retain and motivate them by providing a direct, personal financial interest in our continued success. Our Board continues to believe that the best way to encourage our management, other key employees, and our non-employee directors to create and enhance value for our shareholders is through a compensation program that encourages stock ownership.

Our Board believes that it would be beneficial to retain the current equity compensation program for our key employees—that is, TSR-based performance units and stock units. Our Board believes this program closely aligns key employees’ interests with those of our shareholders and provides a strong incentive for plan participants to remain in our service. Our Board intends to grant stock options to plan participants only in limited circumstances, including, without limitation, where the grant of other kinds of awards to employees in certain foreign jurisdictions would have negative tax consequences (relative to U.S. tax consequences) for the recipients of such awards.

With these goals in mind, both the Compensation Committee and the Governance Committee (the Compensation Committee and the Governance Committee, as applicable, may be referred to in this Proposal 2 as the Administrative Committee) recommended, and in February 2014 our Board adopted, subject to shareholder approval, The Chubb Corporation Long-Term Incentive Plan (2014) (the 2014 LTIP), which covers both our eligible employees and our non-employee directors. The 2014 LTIP generally authorizes the use of the same types of awards as were available for grant under the 2009 LTIP.

Upon approval of the 2014 LTIP by our shareholders, the shares remaining available for grant under the 2009 LTIP will be available to make grants of all types of awards under the 2014 LTIP, and no new grants will be made under the 2009 LTIP.

Plan Overview

The 2014 LTIP provides us with the flexibility to develop and deliver a long-term equity incentive program that is competitive, attracts and retains key talent, and meets current and evolving compensation governance practices. Additionally, the 2014 LTIP and our long-term equity incentive award program contain key features to protect the interest of our shareholders, which include the following:

•

Our long-term equity incentive program for senior management has strong pay-for-performance features and shareholder alignment. Since 2004, over 50% of the long-term equity incentive awards for our senior officers, including our NEOs, has been granted in the form of performance units based on relative TSR performance.

•	Payment of dividends is prohibited with respect to unearned performance shares, unearned performance units, stock options and stock appreciation rights.

•	The exercise price of stock options and stock appreciation rights may not be less than 100% of the fair market value of the underlying shares at the time of grant.

•	We are not permitted to reduce the exercise price, reprice or provide cash payment for underwater stock options without shareholder approval.

•	There is no annual or automatic increase in the maximum number of shares available for issuance under the plan.

•	Limitations apply to the number of shares an individual participant may receive in a given calendar year.

•

Double-trigger vesting applies in the event of a change in control. Unless awards are not assumed, a change in control and a termination of employment must occur in order for accelerated vesting of outstanding and unvested awards to apply.

•

Over the past three years, we have maintained a low annual share usage (or run rate) in providing long-term equity incentive awards to our employees and non-employee directors. In 2013, our run rate was approximately 0.45% of our weighted average diluted common shares outstanding. This conservative run rate reflects the limited participation of a select group of our key employees in our long-term equity incentive award program, as well as our limited use of stock options and stock appreciation rights.

•	No awards may be granted under the 2014 LTIP after ten years (i.e., December 31, 2024), and stock options and stock appreciation rights are limited to a ten-year term from the date of grant.

Summary of the 2014 LTIP

The following summary of the 2014 LTIP is qualified in its entirety by reference to the complete text of the 2014 LTIP, which is attached to this proxy statement as Annex A.

Shares Available for Issuance

Subject to adjustment upon the occurrence of certain events described below, a maximum of 1,500,000 newly authorized shares, plus the shares remaining available for issuance (or that become subsequently available for issuance) under the 2009 LTIP (approximately 5,894,000 shares as of March 3, 2014) may be issued under the 2014 LTIP to our employees. With respect to our directors, only those shares remaining available for issuance (or that become subsequently available for issuance) under the 2009 LTIP (approximately 416,000 shares as of March 3, 2014), subject to adjustment upon the occurrence of certain events described below, may be issued under the 2014 LTIP. The total number of shares available for grant reflects a reduction in the number of shares historically available under prior plans in light of our emphasis on granting “full value share” awards rather than stock option grants since the adoption of the 2004 Plans. To satisfy awards under the 2014 LTIP, we may use authorized but unissued shares or shares in treasury.

Shares subject to awards under the 2009 LTIP, the 2004 Director Plan and our other predecessor plans that lapse, are forfeited or cancelled or are settled without the issuance of stock, in each case, after the effective date of the 2014 LTIP will be available for awards under the 2014 LTIP and will be credited to the applicable pool of shares for our employees or non-employee directors. This includes shares that are withheld from an award to satisfy any exercise price or tax obligations.

In addition to aggregate share limits, the 2014 LTIP establishes individual limits that provide that no participant may receive in any calendar year:

—	stock options and stock appreciation rights on more than 2,000,000 shares;

—	stock awards and stock unit awards related to more than 300,000 shares;

—	performance shares and performance units related to more than 600,000 shares; or

—	performance shares and performance units with a value of more than $35,000,000.

In the context of performance shares and performance units, where the number of shares of our common stock issuable or the dollar value earned may be up to twice the number of performance shares or units granted, this limit pertains to the target number granted.

If the Administrative Committee determines that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below fair market value, or other similar corporate event affects the shares such that an adjustment is required to preserve the benefits intended under the 2014 LTIP, the Administrative Committee shall make such adjustments as it deems equitable in the number and kind of shares that thereafter may be awarded or optioned under the 2014

LTIP (including making appropriate adjustments in the individual award limits referred to above), the number and kind of shares subject to outstanding options and awards, and the respective grant or exercise prices and/or, if appropriate, to provide for the payment of cash to a participant who has an outstanding option or award.

Administration

With respect to awards granted to eligible employees, the 2014 LTIP will be administered by the Compensation Committee. With respect to awards granted to our non-employee directors, the 2014 LTIP will be administered by the Governance Committee. The respective Administrative Committee will have the sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the 2014 LTIP as it deems advisable, and to interpret the terms and provisions of the 2014 LTIP. To the extent permitted by law, the Compensation Committee may delegate to one or more executive officers the power to make awards to participants who are not executive officers, provided that the Compensation Committee shall fix the maximum amount of such awards that its delegates can make in the aggregate and to any one participant.

Subject to the express terms of the 2014 LTIP, the respective Administrative Committee has discretion as to the specific terms and conditions of each award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment or service of the participant. Awards may not be assigned or transferred, except by will or the laws of descent and distribution or to the participant’s immediate family and to other permitted transferees under rules established by the Administrative Committee. Incentive stock option awards may not be assigned or transferred, except by will or the laws of descent and distribution only.

The Compensation Committee may make grants to any of our eligible employees or any of the eligible employees of our subsidiaries, and to any natural person who provides services to us or a subsidiary as a consultant, agent, or advisor who the Compensation Committee determines to have the capacity to contribute to our success. It is anticipated that the Compensation Committee will make these determinations based on each individual’s present and potential contribution to our success. It is estimated that approximately 1,600 employees will be eligible to participate in the 2014 LTIP, although it is not contemplated that every eligible employee will receive each of the different types of awards available under the 2014 LTIP. The Governance Committee may make grants to any of our eligible non-employee directors. Each of the 13 non-employee directors who we expect will continue serving on our Board after the 2014 Annual Meeting will be eligible to receive awards under the 2014 LTIP.

Performance Shares or Units

The 2014 LTIP affords the Administrative Committee discretion to grant performance shares and performance units, the payment of which is conditioned upon meeting one or more performance goals established by the Administrative Committee. Our current expectation is that performance units will constitute a substantial majority of the long-term incentive compensation opportunity made available to our NEOs and other members of senior management.

The Administrative Committee currently intends to continue the use of our TSR relative to the TSR of a specified group of companies (such as those in the S&P 500 and/or our peer group of companies) as the performance goal in respect of performance shares and performance units. However, as different goals may be more appropriate for specific individuals or classes of employees or under different circumstances, the 2014 LTIP permits the Administrative Committee to establish performance goals based on the following criteria, whether in absolute terms or relative to performance at other companies: stock price, operating income, net income, return on equity, income, market share, combined ratio, level of expenses, gross revenue, net revenue, book value, net premiums written, return on capital, investment income, any claim metric, loss ratio, expense ratio, and, for awards not intended to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Internal Revenue Code, such other criteria as may be established by the Administrative Committee. The Administrative Committee also has the discretion to condition payment of amounts in respect of performance shares and performance units on such factors in addition to the performance goals as it shall determine on the grant date.

The Administrative Committee will determine the value of each performance share and unit, the number of such shares and units for each performance cycle, the duration of each performance cycle, and the number of performance shares and units that have been earned based on performance relative to the performance goals discussed above. Performance shares and units also may be deemed earned upon the occurrence of certain events, such as a change in control. Unless the Administrative Committee otherwise determines, performance shares and units for in-progress performance cycles will be forfeited and terminated if a participant’s employment or service terminates. However, unless the Administrative Committee otherwise determines, if a participant’s employment or service terminates due to death, disability or retirement on or after the completion of the first calendar year of a performance cycle, the participant or his representative will receive all of the performance shares and units for the performance cycle that would have been earned had the participant continued employment or service for the full period.

The Administrative Committee may provide on the grant date that, depending on actual performance measured against the stated performance goals, the amount payable in respect of performance shares and units will range from 0% to 200% of the target grant for each such award. Payment of earned performance share and unit awards may, at the discretion of the Administrative Committee, be distributed in the form of cash, shares of our stock or a combination thereof. The Administrative Committee also has the authority to adjust the applicable performance goals as it deems equitable to reflect unusual or non-recurring events affecting us or changes in tax law or accounting principles or other factors that it deems appropriate.

The Administrative Committee may permit or require participants who receive performance shares or performance units to defer receipt of such awards upon the terms and conditions the Administrative Committee establishes from time to time.

Stock Awards or Units

It is our current expectation that stock awards and stock units with a three-year cliff vesting schedule will continue to be used in combination with performance shares and units for our NEOs and other members of senior management, but will be secondary to such performance-based awards. Stock awards and stock units will continue to be the primary component of awards under the 2014 LTIP to other eligible employees. It is also our current expectation that stock units will continue to be the primary award type granted to our non-employee directors. Stock unit awards granted to our non-employee directors will vest immediately but settlement will be mandatorily deferred until the earlier of a change in control of Chubb or the non-employee director’s termination of service. Non-employee directors will have the right to further defer settlement of stock unit awards. Stock awards and stock units may not be sold, assigned, transferred, pledged, or otherwise encumbered until any restrictions have lapsed and, in the case of stock units, the award has been settled. Subject to the forfeiture and transfer restrictions applicable to a stock award, a participant will have the right to vote the shares underlying such stock award. There are no voting rights associated with stock unit awards. The Administrative Committee may permit a participant to receive dividends or dividend equivalents on a stock or stock unit award, which may be distributed currently or on a deferred basis. The Administrative Committee has authority to determine the length of the restricted period, if any, the conditions under which the stock award and stock units may be forfeited, as well as the other terms and conditions of such awards, including the establishment of performance goals for the grant of such awards based on one or more of the performance criteria described above for performance shares and units. Stock units may be paid, at the discretion of the Administrative Committee, in cash or shares or a combination of both. The lapse of the restricted period may accelerate upon the occurrence of certain events specified in the 2014 LTIP, such as a change in control of Chubb or the termination of a participant’s employment or service due to death, disability, retirement or other qualifying termination. Unless the Administrative Committee otherwise determines, in the event that a participant’s employment or service terminates other than due to death, disability or retirement prior to vesting in any stock award or stock unit, such stock award or stock unit will be forfeited.

The Administrative Committee may permit or require participants who receive stock awards or stock units to defer receipt of such awards upon the terms and conditions the Administrative Committee establishes from time to time. Due to Section 162(m) of the Internal Revenue Code, we expect that the receipt of all shares issuable upon the expiration of the restriction period applicable to any stock award or stock unit made to Mr. Finnegan will be deferred until termination of his employment.

Stock Options and Stock Appreciation Rights

It is our current expectation that stock options and stock appreciation rights will continue to be used sparingly. Options granted under the 2014 LTIP may be either non-statutory options or incentive stock options. Incentive stock options may be granted to eligible employee participants only. The exercise price of any stock option granted may not be less than 100% of the fair market value of the underlying shares at the time of grant, and the Administrative Committee is not permitted to subsequently reduce the exercise price or otherwise reprice granted options. Stock appreciation rights may be granted in tandem with or unrelated to options granted under the 2014 LTIP and, if in tandem with an option, will be granted at the time of such option grant. Upon the exercise of a stock appreciation right, the participant is entitled to receive the excess of the fair market value of a share over the base value applicable to such right. The Administrative Committee has the authority to determine whether the value of a stock appreciation right is paid in cash or shares or a combination of both.

The Administrative Committee has discretion as to the terms and conditions upon which options and stock appreciation rights will be exercisable, but under no circumstances may an option or stock appreciation right have a term exceeding ten years from the date of grant. Unless the Administrative Committee establishes another exercise schedule, options and stock appreciation rights generally will become exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Unless the Administrative Committee otherwise determines, any option or stock appreciation right that has not been exercised prior to the termination of the participant’s employment or service will cease to be exercisable, regardless of whether exercisable at that time. However, if a participant’s employment or service terminates due to death, disability, or retirement on or after the first anniversary of the grant date of an option or stock appreciation right, then the participant or his or her representative may exercise such option or stock appreciation right for the remainder of its term, regardless of the extent to which such awards were exercisable at the date of such termination. An option holder may satisfy the exercise price in cash or, at the discretion of the Administrative Committee, by exchanging shares owned by the optionee, by net issue settlement or by a combination thereof.

Change in Control

If the respective Administrative Committee (as constituted before the change in control) determines that each of the following conditions are satisfied (i) there will be no acceleration of the vesting, or lapsing of restrictions, of any options, stock appreciation rights, stock awards, stock units, (ii) performance shares and performance units will not be deemed earned, and (iii) there will be no payment made in respect of such awards by reason of a “change in control” (as defined in the 2014 LTIP):

—	outstanding awards will be honored or assumed by the surviving corporation;

—	the honored or assumed awards will relate to securities that are or will shortly be publicly traded on an established U.S. securities market;

—	the terms and conditions (such as vesting and exercisability) of the honored or assumed awards are at least equal to or better than the terms of the awards related to our common stock;

—	the honored or assumed awards will have substantially equivalent economic value, at the time of the change in control, to the awards in respect of our common stock; and

—	the honored or assumed awards provide that, upon the involuntary termination of the award recipient’s employment or service, the awards will be deemed vested or exercisable, as the case may be.

For purposes of the 2014 LTIP, “change in control” includes:

—	an acquisition of 30% or more of our shares by a person other than us, our subsidiaries or our employee benefit plans;

—	a change in a majority of the members of our Board due to a proxy contest or tender or exchange offer; and

—

a merger, reorganization, or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction.

If we experience a change in control and the foregoing conditions are not satisfied, each option and stock appreciation right and each stock award and each stock unit grant will be treated as fully vested and will no longer be subject to forfeiture and transfer restrictions. Additionally, each option and stock appreciation right will be cancelled in exchange for an amount equal to the excess, if any, of the fair market value on the date of the change in control transaction over the exercise price or base value of such award, and all outstanding performance shares and performance units will be deemed earned and be immediately payable, in an amount equal to 100% of the applicable target grant for each such award, regardless of the portion of the applicable performance period that will have elapsed prior to the date of such change in control. Stock awards and stock units will similarly be cancelled in exchange for an amount equal to the per share consideration received by our shareholders in connection with the change in control transaction. However, when Section 409A of the Internal Revenue Code applies to any stock award or stock unit, payment of such award to an employee will not be accelerated and payment of such award to a director will be accelerated only if the change in control also qualifies as a “change in control event” under Section 409A of the Internal Revenue Code.

Awards to Non-U.S. Participants

Although performance units and restricted stock units will continue to be the primary awards granted to our employees and deferred stock units will continue to be the primary award granted to our directors, our Board currently intends to structure equity awards granted in foreign jurisdictions to minimize any negative tax consequence to recipients (relative to U.S. tax consequences), as well as to leverage any tax advantage available in such foreign jurisdiction. For example, we intend to continue granting stock options to plan participants in Canada in lieu of performance units or restricted stock unit awards because of the preferential tax treatment of stock options in Canada.

Term of the 2014 LTIP and Amendments

No award may be granted under the 2014 LTIP after December 31, 2024 and no incentive stock option may be granted after the tenth anniversary of the effective date of the 2014 LTIP. The 2014 LTIP may be amended or terminated at any time by our Board or Administrative Committee, except that no amendment may be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement that is imposed by the rules of the NYSE, that the Administrative Committee determines to be applicable. Participant consent will be needed for an amendment that may adversely affect existing awards in a material manner unless the Administrative Committee determines that such amendment is necessary or advisable for us to comply with applicable law, regulation, rule or accounting standard.

Description of Federal Income Tax Consequences under the 2014 LTIP

The following discussion summarizes the Federal income tax consequences of the 2014 LTIP based on current provisions of the Internal Revenue Code, which are subject to change. The summary does not cover any state, local, foreign or other tax consequences of participation in the 2014 LTIP. Participants in the 2014 LTIP should consult with their tax advisors as to the federal, state, local, foreign and other tax consequences of their receipt of awards under the 2014 LTIP.

Performance Units, Stock Units and Stock Appreciation Rights

Generally, when a participant receives payment with respect to earned performance units or stock units granted under the 2014 LTIP or exercises stock appreciation rights granted under the 2014 LTIP, the amount of cash and the fair market value of the shares received will be ordinary income to such participant, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction for Federal income tax purposes.

Performance Shares

When payment is made to a participant in respect of earned performance shares granted under the 2014 LTIP, the participant will have taxable ordinary income in an amount equal to the amount of cash and the fair market value of any shares of our stock that such participant receives in payment on such award. We will receive a Federal income tax deduction in an amount equal to the amount paid to the participant, unless the amount is paid by a subsidiary or affiliate that is not part of our consolidated Federal return, in which case, the subsidiary or affiliate, as the case may be, will receive the deduction.

Stock Awards

Unless a participant makes the election described below, a grant of stock awards will not result in taxable income to the participant or a deduction to us (or the unconsolidated subsidiary or affiliate employing the participant) in the year of grant. The value of such stock award will be taxable to a participant as ordinary income in the year in which the award vests. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the stock award on the date of grant, provided the participant makes the election within 30 days after the date of such grant. If such an election were made, the participant would not be allowed to deduct at a later date the amount included as taxable income if the participant should forfeit the shares of stock award. The amount of ordinary income recognized by a participant is deductible by us (or the unconsolidated subsidiary or affiliate employing the participant) in the year such income is recognized by the participant, provided such amount constitutes reasonable compensation to the participant. If the election described above is not made, then prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the participant as additional compensation in the year received, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction.

Non-Statutory Options

When an optionee exercises an option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to us (or the unconsolidated subsidiary or affiliate employing the participant). When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long or short-term capital gain, depending upon the holding period of the shares. If the amount received upon disposition of the shares is less than the market value of the shares on the date of exercise, the loss will be treated as long or short-term capital loss, depending upon the holding period of the shares. If pursuant to the authority of the Administrative Committee an optionee transfers an option by gift, the optionee will still have ordinary income upon the exercise of the option by the transferee equal to the excess of the fair market value of the shares on the date of exercise over the exercise price.

Incentive Stock Options

When an optionee exercises an incentive stock option while employed by us or a subsidiary or within the three month (one year for disability) period after termination of employment by reason of retirement or death, no ordinary income will be recognized by the optionee at that time but the excess (if any) of the fair market value of the shares acquired upon such exercise over the exercise price will be an adjustment to taxable income for purposes of the Federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of prior to the expiration of one year after the date of transfer and two years after the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate exercise price of such shares will be long-term capital gain. We will not be entitled to any tax deduction with respect to the amount treated as long-term capital gain, and neither will any unconsolidated subsidiary or affiliate employing the participant. If the shares are disposed of prior to the expiration of such periods (a disqualifying disposition), the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such disqualifying disposition and we (or the unconsolidated subsidiary or affiliate employing the participant) will be entitled to a Federal tax deduction in a like amount. If an incentive stock option is exercised by the optionee more than three months (one year for disability) after termination of employment, the tax consequences are the same as described above for non-statutory options.

Required Votes

The affirmative vote of a majority of the votes cast at the 2014 Annual Meeting is required for approval of the proposal to adopt the 2014 LTIP.

Our Board recommends that you vote “FOR” the adoption of the 2014 LTIP. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the approval of the 2014 LTIP. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for approval of the 2014 LTIP, your shares will not be voted with respect to this proposal. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, acting pursuant to the authority granted to it in its charter, has retained Ernst & Young LLP (EY) as our independent auditor. The appointment of EY is being submitted to our shareholders for ratification. EY has acted as our independent auditor for many years. The following summarizes the fees billed to us by EY for professional services rendered in 2013 and 2012:

Fee Category	2013	2012
Audit Fees(1)	$8,364,000	$7,994,000
Audit-Related Fees(2)	638,000	747,000
Tax Fees(3)	38,000	45,000
All Other Fees(4)	144,000	155,000

(1)	Audit Fees primarily relate to the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)	Audit-Related Fees primarily relate to internal control reports, employee benefit plan audits and certain non-insurance related statutory audits.

(3)	Tax Fees primarily relate to tax compliance, tax advice and tax planning.

(4)	All Other Fees relate to other services not described in notes (1), (2) and (3) above, including special actuarial reports filed with regulators, technical training and an online information service.

Our Audit Committee determined that the provision of these services is compatible with maintaining EY’s independence.

In 2013, our Audit Committee pre-approved all services performed for us by EY.

Representatives of EY are expected to be present at the 2014 Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the 2014 Annual Meeting is required to ratify the appointment of EY as our independent auditor. If our shareholders do not ratify the appointment of EY, our Audit Committee will reconsider the appointment.

Our Board recommends that you vote “FOR” ratification of the appointment of EY as our independent auditor. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections with respect to this proposal, or if you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection with respect to this proposal, your shares will be considered as present and entitled to vote for the purpose of determining whether a quorum is present at the meeting, and your shares will be voted “FOR” Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules adopted by the SEC required thereunder, at the 2014 Annual Meeting, we are providing shareholders with an advisory say-on-pay vote. At the 2014 Annual Meeting, shareholders will have the opportunity to vote on the following resolution:

“RESOLVED, that the shareholders of The Chubb Corporation (the Company), in an advisory vote, hereby approve the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2014 proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

This vote is non-binding. Our Compensation Committee, however, expects to take into account the outcome of the vote when considering future executive compensation decisions to the extent its members (with the assistance of the Compensation Consultant) can determine the cause or causes leading to the results of this vote.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate and retain our NEOs, thereby helping us to maintain our position as one of the world’s preeminent property and casualty insurers. Our Compensation Committee, with the assistance of the Compensation Consultant, engages in rigorous benchmarking and analysis of our NEO target compensation levels to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. At the same time, our Compensation Committee has designed our executive compensation program to ensure that NEO actual compensation levels are reflective of the results we achieve for our shareholders on both an annual and longer-term basis.

Shareholders are encouraged to carefully read the information set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Our Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation paid to our NEOs. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the compensation paid to our NEOs. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection for this proposal, your shares will not be voted with respect to this proposal. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 5

SHAREHOLDER PROPOSAL

We received a request from First Affirmative Financial Network, LLC, 2503 Walnut Street, Suite 201, Boulder, CO 80302, on behalf of Waterglass, LLC, the beneficial owner of 657 shares of our common stock, to include the following shareholder proposal in this proxy statement:

Proposal

Whereas: Managing and reporting environmental, social and governance (ESG) business practices help companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations.

Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities. ESG issues can pose significant risks to business. Without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure.

The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainability investing found 89% of studies demonstrated that companies with high ESG ratings also show market-based outperformance, and 85% of the studies indicated that these companies experience accounting-based outperformance.

More than 1,200 institutional investors managing over $33 trillion have joined The Principles for Responsible Investment, and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRI-based sustainability reports.

Good disclosure and performance scores are used by investors as a proxy of good climate change management of companies. Although Chubb participates in the Carbon Disclosure Project, the company continues to receive poor scores for both disclosure and performance in 2013, substantially below their reporting peers. Chubb has not produced a GRI-based sustainability report since 2008. Without comprehensive disclosure, shareholders, investors and analysts cannot ascertain whether Chubb is properly managing ESG issues and our company’s impact on society.

Resolved: Shareholders request Chubb issue an annual sustainability report describing the company’s short- and long-term responses to ESG-related issues. The report should include objective quantitative indicators and goals relating to each issue where feasible, be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by December 31, 2014.

Supporting Statement: The report should address relevant policies, practices, metrics and goals on topics such as: greenhouse gas emissions, water management, waste minimization, energy efficiency, and other relevant environmental and social impacts.

We recommend Chubb consider using the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, human rights and labor communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts. The Guidelines provide a flexible reporting system that allows the omission of content irrelevant to company operations.

The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings.

Recommendation of our Board to Vote “AGAINST” this Proposal

Chubb’s shareholders rejected a substantially similar proposal at our annual meeting last year. Our Board does not believe that production of the type of annual sustainability report described in this proposal would be a productive use of corporate resources or in the best interest of Chubb or our shareholders.

At the request of a small group of shareholders, in 2008, Chubb published a corporate responsibility report that was prepared in accordance with the Global Reporting Initiative (GRI) Sustainability Reporting Guidelines (the 2008 Report). The 2008 Report contained the types of information that the proponent is seeking in the sustainability report described in this proposal. The 2008 Report proved to be expensive to produce. In addition to the use of significant internal resources, Chubb’s out-of-pocket costs to produce the 2008 Report were almost $100,000. Despite being prominently published on our corporate website (with print copies available upon request), the 2008 Report did not appear to garner any significant shareholder interest. In fact, the 2008 Report only received 224 hits from individuals identifying themselves as shareholders during the three years that the 2008 Report was available on Chubb’s website. Consequently, the out-of-pocket costs to produce the 2008 Report were almost $450 per shareholder view. The number of views of the 2008 Report representing all constituencies (e.g., shareholders, employees, customers, reporters, etc.) was also very limited (2,350 in total).

Recognizing that the 2008 Report proved not to be a cost effective means of sharing our positions and performance on environmental, social and governance (ESG) matters, we explored alternative means of communicating updated information on these subjects in lieu of preparing a new sustainability report. Working through a cross functional team focused on investor, customer, business partner, employee and community engagement, we developed and posted updated ESG content on our website beginning in 2011, which is updated periodically. This information is accessible through our corporate responsibility landing page (see http://www.chubb.com/corporate/chubb17671.html). The corporate responsibility section of our website specifically includes information regarding our corporate principles and our continuing efforts to reduce our environmental footprint, philanthropic endeavors and diversity initiatives. Among other things, it provides information about stakeholder involvement, environmental stewardship, diversity and community engagement. To further enhance our disclosure, we recently added a new page showing corporate responsibility metrics mapped to certain GRI indicators relating to greenhouse gas emissions, waste minimization, energy efficiency and paper savings.

Leveraging the corporate website to deliver ESG information has been very effective. It has allowed stakeholders to quickly identify and access areas of interest. It has been well received by interested constituencies and appears to be much more effective than the 2008 Report in delivering our message. In 2013, the ESG content on our corporate website was accessed over 11,300 times, or approximately five times as many total views as the 2008 Report received from 2008-2010. Moreover, this approach has allowed us to deliver the ESG content at a fraction of the out-of-pocket cost to produce the 2008 Report. It also allows us to update subject specific content as developments warrant without producing an entirely new report.

Accordingly, our Board has concluded that posting ESG-related content on the corporate website is a much more effective means of communicating this information to interested stakeholders than publishing a sustainability report of the sort requested in the proposal, both in terms of cost and reaching interested constituencies.

For the foregoing reasons, our Board believes that our shareholders should vote against this proposal. The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the 2014 Annual Meeting is required for approval of this proposal.

Our Board recommends that you vote “AGAINST” this proposal. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “AGAINST” the adoption of this proposal. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for this proposal, your shares will not be voted with respect to this proposal. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

SOLICITATION OF PROXIES

We will pay the cost of this solicitation of proxies. In addition to the solicitation of proxies by use of the internet and mail, we may use the services of one or more of our directors, officers or other regular employees (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally, by telephone or by other electronic means. In addition, we may enter into an agreement with a professional proxy solicitor, pursuant to which it may assist us in the solicitation of proxies by mail, in person and by telephone for a fee, which we would not expect to exceed $17,500 plus out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held on the record date by such persons and we will reimburse them for reasonable expenses actually incurred by them in so doing.

2015 SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal that a shareholder intends to be included in our proxy statement and form of proxy card for our 2015 Annual Meeting of Shareholders must be in writing and be received by our Corporate Secretary at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059 no later than November 14, 2014 and must otherwise comply with the rules promulgated by the SEC in order to be eligible for inclusion in our proxy materials for the 2015 Annual Meeting of Shareholders.

Under our By-Laws, if a shareholder desires to bring a matter before the annual meeting of shareholders or if a shareholder wants to nominate a person for election to our Board, the shareholder must follow the procedures set forth in our By-Laws. A copy of Article I, Section 10, of our By-Laws, which covers those matters, is available without charge upon written request to our Corporate Secretary. Our By-Laws also are available on our website at www.chubb.com/investors. Our By-Law procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

One of the procedural requirements in our By-Laws is timely notice in writing of any business the shareholder proposes to bring before the annual meeting of shareholders and/or the nomination any shareholder proposes to make at the annual meeting of shareholders. Notice of business proposed to be brought before the 2015 Annual Meeting of Shareholders and/or director nominations proposed to be made at the 2015 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than December 30, 2014 and no later than January 29, 2015.

The notice for business that a shareholder proposes to bring before the annual meeting of shareholders must be a proper matter for shareholder action and must set forth:

—	the name and address of such shareholder, as they appear on our books, and the name and address of any certain parties related to the shareholder (each a Shareholder Associated Person);

—	the class and number of shares of our stock that are, directly or indirectly, owned beneficially and of record by such shareholder or Shareholder Associated Person;

—	the date such shares of our stock were acquired;

—

a representation that the shareholder is a record holder of shares of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring or propose such business or make such nomination, as the case may be;

—

a description of any agreement, understanding or arrangement, direct or indirect, with respect to such business, proposal or nomination between or among such shareholder, any Shareholder Associated Person or any others (including their names) acting in concert with any of the foregoing;

—

a description of any agreement, understanding or arrangement (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder or any Shareholder Associated Person with respect to shares of our stock;

—

if such shareholder’s notice relates to the nomination of a person for election to our Board, (i) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such nominating shareholder, any Shareholder Associated Person or others acting in concert with any of the foregoing, including all information that would be required to be disclosed pursuant to Rule 404 promulgated by the SEC under Regulation S-K, as amended from time to time, if such nominating shareholder, Shareholder Associated Person or any person acting in concert therewith, were the “registrant” for the purposes of such rule and the person being nominated for election as director were a director or executive of such “registrant” and (ii) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

—

a description of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such shareholder or Shareholder Associated Person has a right to vote any shares of our stock;

—

with respect to any and all of the agreements, contracts, understandings, arrangements, proxies or other relationships referred to in the foregoing bullets, a representation that such shareholder will notify us in writing of any such agreement, contract, understanding, arrangement, proxy and/or other relationship that are or will be in effect as of the date of the applicable annual meeting of shareholders no later than five business days before the date of such meeting;

—

all other information that would be required to be filed with the SEC if such shareholder or Shareholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act;

—

as to any business that the shareholder proposes to bring before the meeting, (i) a brief description of such business, (ii) if such business includes a proposal, the text of the proposal (including the text of any resolutions proposed for consideration), (iii) if the proposal includes an amendment to our By-Laws, the language of the proposed amendment, (iv) the reasons for conducting such business at the meeting and (v) any material interest of such shareholder and any Shareholder Associated Person in such business; and

—

a representation as to whether the shareholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

In addition, a shareholder seeking to submit a shareholder proposal or other business or make a director nomination shall promptly provide any other information reasonably requested by us, and any proposed nominee for election to our Board must furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a member of our Board.

By Order of the Board of Directors,

Maureen A. Brundage

Executive Vice President, General Counsel and Corporate Secretary

March 14, 2014

ANNEX A

THE CHUBB CORPORATION

LONG-TERM INCENTIVE PLAN (2014)

SECTION 1.    PURPOSE

The purposes of The Chubb Corporation Long-Term Incentive Plan (2014) (the “Plan”) are to promote the interests of The Chubb Corporation and its shareholders by (i) attracting and retaining executive personnel and other key employees of outstanding ability; (ii) motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (iii) providing non-employee directors a direct proprietary interest by granting such directors equity and equity-based awards; and (iv) enabling such employees and non-employee directors to participate in the long-term growth and financial success of The Chubb Corporation.

SECTION 2.    DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8, inclusive.

“Board” means the Board of Directors of the Corporation.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her employment- or Director-related duties; (ii) a Participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or (iv) the breach by a Participant of any written covenant or agreement with a Company or of any material written policy of any Company; provided that, if a Participant is a party to an employment or individual severance agreement with a Company that defines the term “Cause” then, with respect to any Award made to such Participant, “Cause” shall have the meaning set forth in such agreement.

“Change in Control” means the first occurrence of any of the following events after the effective date of the Plan:

(i) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Corporation, the Subsidiaries, and any employee benefit plan of the Corporation or the Subsidiaries, of beneficial ownership (as defined in Section 13(d) of the Act and the rules thereunder) of securities representing 30% or more of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) the persons who were serving as the members of the Board immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Corporation (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board (or the board of directors of any successor to the Corporation) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Corporation pursuant to such offer, provided that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii) the shareholders of the Corporation approve a merger, reorganization or consolidation of the Corporation, which is consummated and as a result of which persons who were shareholders of the Corporation immediately prior to such merger, reorganization or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Corporation immediately prior to the merger, reorganization or consolidation, more than 50% of the combined voting power entitled to vote generally in the election of directors of (A) the merged, reorganized or consolidated company or (B) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the company described in subclause (A); and

(iv) the shareholders of the Corporation approve a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, which is consummated and immediately following which the persons who were shareholders of the Corporation immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Corporation immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power entitled to vote generally in the election of directors of (A) the entity or entities to which such assets are sold or transferred or (B) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (A).

“Change in Control Price” means the price per share offered in respect of Stock in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a share of Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or its successor.

“Committee” means the Organization & Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan. Notwithstanding the foregoing, with respect to grants to Directors, Committee means the Corporate Governance & Nominating Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means the Corporation and any Subsidiary, and, in the discretion of the Committee, also may mean any business organization that is an Affiliate.

“Consultant” means any natural person serving as an advisor, agent, or consultant to any Company. Except as otherwise determined by the Committee or provided for in an individual consulting agreement, for purposes of this Plan, the terms employment and termination of employment, as applied to any person described in the immediately preceding sentence, shall mean the maintenance of, or termination of, as the case may be, such person’s relationship as an advisor, agent, or consultant to all of the Companies to whom such person rendered services.

“Corporation” means The Chubb Corporation.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means a director of the Corporation who is not an Employee, and who has not, within one year immediately preceding the determination of such director’s eligibility, received any award under any plan of the Corporation or a Subsidiary with respect to services for the Corporation or a Subsidiary as an Employee.

“Disability” means, except as otherwise provided in an award agreement, a physical or mental impairment that the Committee (or its designee), in its sole discretion, determines prevents the Participant from performing the Participant’s duties or services for a continuous period of not less than six months.

“Effective Date” means the date, following adoption of this Plan by the Board, on which this Plan is approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Corporation.

“Employee” means any officer or employee of any Company.

“Fair Market Value” means the closing price of the Stock reported for consolidated trading of issues listed on the New York Stock Exchange on the date in question, or, if the Stock shall not have been traded on such date, the closing price on the first day prior thereto on which the Stock was so traded. Notwithstanding the foregoing, the Committee may elect at the time of grant of any Award to determine the Fair Market Value as of any date for purposes of such Award based on the average of the closing price of the Stock reported for consolidated trading of issues listed on the New York Stock Exchange on each trading day in a period (of not more than 30 trading days) specified by the Committee, provided such determination is made in accordance with Section 409A of the Code, if applicable. In the event the Stock is no longer traded on the New York Stock Exchange, the Committee shall determine in good faith the Fair Market Value to be used, provided such determination is made in accordance with Section 409A of the Code, if applicable.

“Incentive Stock Option” means a stock option granted under Section 7 which is intended to meet the requirements of Section 422 of the Code.

“New Company” means, after a Change in Control, a Participant’s employer or service recipient, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-statutory Stock Option” means a stock option granted under Section 7 that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Participant” means an Employee, Consultant, or Director who is selected by the Committee to receive an Award under the Plan.

“Payment Value” means the dollar amount assigned to a Performance Share that shall be equal to the Fair Market Value of the Stock on the day of the Committee’s certification under Section 5(e) with respect to the applicable Performance Cycle (or, in the case of any payment made pursuant to Section 9, the date on which the Change in Control occurs).

“Performance Cycle” means the period selected by the Committee (and set forth in the applicable award agreement) during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares or Performance Units has been earned.

“Performance Goal” means the objectives established by the Committee (and set forth in the applicable award agreement) for a Performance Cycle pursuant to Section 5(c) for the purpose of determining the extent to which an Award of Performance Shares or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive payment of the Payment Value of such Award upon the achievement, in whole or in part, of the applicable Performance Goals.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

“Prior Director Plan” means The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004).

“Prior Employee Plans” means The Chubb Corporation Long-Term Incentive Plan (2009), The Chubb Corporation Long-Term Stock Incentive Plan (2004), The Chubb Corporation Long-Term Stock Incentive Plan (2000), The Chubb Corporation Long-Term Stock Incentive Plan (1996), The Chubb Corporation Long-Term Stock Incentive Plan (1992), and the Long-Term Stock Incentive Plan (1989).

“Prior Plans” means the Prior Director Plan and the Prior Employee Plans.

“Qualifying Termination” means a termination of a Participant’s employment or service with the Company by reason of the Participant’s death, Disability, or Retirement.

“Restriction Period” means the period of time, if any, selected by the Committee during which the grant of a Stock Award or Stock Unit, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Retirement” means, except as otherwise provided in an award agreement, a termination of a Participant’s employment other than for Cause (i) in the case of a U.S. Participant, at or after the Participant’s normal retirement age or earliest retirement date, in each case as specified in the Pension Plan of The Chubb Corporation or its successor, or (ii) in the case of a Participant employed or residing outside the United States, at or after the age at which retirement benefits can commence under the applicable retirement plan of the Corporation and/or the Subsidiary that employs the Participant, or, in the absence of such a plan, on or after the age for commencement of pension benefits under local statute.

“Stock” means the common stock, $1.00 par value, of the Corporation.

“Stock Appreciation Right” means a right to receive payment from the Corporation, in cash or Stock, granted under Section 8.

“Stock Award” means a share of Stock contingently granted to a Participant under Section 6 of the Plan, which may be subject to a Restriction Period.

“Stock Unit” means a fixed or variable stock denominated unit contingently awarded under Section 6 of the Plan, which may be subject to a Restriction Period.

“Subsidiary” means any business entity in which the Corporation possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3.    POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee, Consultant, and Director who, in the opinion of the Committee, has the capacity to contribute to the successful performance of the Corporation is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Consultants, and Directors, if any, to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable award agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Corporation, shareholders, each Company, each Employee, each Consultant, each Director, each Participant, and each Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. To the extent permitted by state law, the Committee may delegate to one or more executive officers of the Corporation the power to make Awards to Participants other than Directors or any of the Corporation’s executive officers (including the chief executive officer), provided that when so delegating, the Committee shall fix the aggregate maximum amount of such Awards and the maximum Award for any one Participant that may be awarded by such delegate(s).

(e) Participants Located Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Corporation or any of its Subsidiaries or Affiliates operate or the Participant resides, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed or residing outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions, or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify, or terminate any Subplans at any time, and such amendment, modification, or termination may be made without prior notice to the Participants. The Corporation, Subsidiaries, Affiliates, and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment, or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Corporation, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension, or retirement benefits, or any other payments, benefits, or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments, provided such payments are made in accordance with Section 409A of the Code, if applicable.

SECTION 4.    MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards made to Employees (the “Employee Pool”) shall be 1,500,000, plus that number of shares of Stock that are not subject to an outstanding award under the Prior Employee Plans on the Effective Date but were otherwise available for issuance to Employees under the Prior Employee Plans. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards made to Directors (the “Director Pool”) shall be equal to the aggregate number of shares of Stock that are not subject to an outstanding award under the Prior Director Plan or the Prior Employee Plans, as applicable, on the Effective Date but were otherwise available for issuance to Directors under the Prior Director Plan or the Prior Employee Plans, respectively. Notwithstanding the provisions of Section 4(b), the maximum number of shares of Stock that may be issued to Employees in respect of Incentive Stock Options shall be 600,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Corporation not reserved for any other purpose.

(b) Canceled, Terminated, or Forfeited Awards, etc. If, after the Effective Date, (i) any Award granted hereunder or any award granted under the Prior Plans expires or is terminated unexercised, or is settled for cash or otherwise settled without the issuance of Stock (including where any such shares are withheld to satisfy a Participant’s tax withholding obligations), or (ii) any shares of Stock are tendered by a Participant to pay the exercise price of, or are delivered to satisfy tax obligations in respect of, any Award under this Plan or any award under any Prior Plan, then any shares of Stock covered by such lapsed, cancelled, expired, or settled portion of such Award or Prior Plan award and any such tendered shares of Stock shall be available for grant under this Plan and shall be credited to the applicable Employee Pool or Director Pool according to which pool or Prior Plan it originated, provided that, in each case, such Stock is not used for Prior Plan awards. Any shares that become available for grant under this Section 4(b) may be used for any type of Award.

(c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year more than 600,000 Performance Shares or Performance Units. No Participant may be granted under the Plan in any calendar year more than 300,000 Stock Awards and Stock Units in total. No Participant may be granted in total

Options or Stock Appreciation Rights on more than 2,000,000 shares of Stock under the Plan in any calendar year. No Participant may be granted Performance Shares or Performance Units under the Plan in any calendar year with a grant date target value of more than $35,000,000 (or the equivalent of such amount denominated in the Participant’s local currency).

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Stock Appreciation Rights under the Plan, including, without limitation, the individual limitations described in Section 4(c) above and any limits on the types of Awards that may be made under the Plan, (ii) the number and kind of shares subject to outstanding Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any Award. In addition, the Committee may, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Award, provided that any payment exchanged for an Option or Stock Appreciation Right (on a per share basis) shall not exceed the difference between the Fair Market Value of the Stock on the date of payment and the exercise price for the Award. Unless the Committee shall otherwise determine, following any such adjustment, the number of shares subject to any Option or other Award shall always be a whole number. Notwithstanding anything in this Section 4(d) to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

SECTION 5.    PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Unless the Committee determines otherwise, a Performance Cycle shall mean a period of at least one-year. Performance Shares and Performance Units shall be evidenced by an award agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Corporation shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

(b) Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, at the grant date, condition payment of Performance Shares and Performance Units on the Participant attaining a certain age, or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Goals exceeds targeted levels, then the Payment Value of each affected Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple not in excess of 200% as the Committee shall specify at the time of grant. Notwithstanding the foregoing, the Committee also may require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) or the satisfactory completion of specified work assignments (in the case of Consultants) as a condition to the vesting of any Award of Performance Shares or Performance Units.

(c) Performance Goals. At the discretion of the Committee, Performance Goals may be based on the total return to the Corporation’s shareholders, inclusive of dividends paid, during the applicable Performance Cycle (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings, net earnings, return on equity, income, market share, combined ratio, level of expenses, growth in revenue, book value, net premiums written, return on capital, investment income, a claims metric, loss ratio, expense ratio, and, for Awards not intended to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, such other criteria as may be determined by the Committee. Performance Goals may be established on a Corporation-wide basis or with respect to one or more business units, divisions, Subsidiaries, or Affiliates. When establishing Performance Goals for a Performance Cycle, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Corporation or any Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee also may adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Goals. If, at the time of grant, the Committee intends a Performance Share or Performance Unit to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish Performance Goals for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares and the number and value of Performance Units which have been earned on the basis of performance in relation to the established Performance Goals.

(f) Payment of Awards. Payment Values of earned Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary no later than March 15 of the year following the expiration of the Performance Cycle. The Committee shall determine whether Payment Values of Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination.

(i) Qualifying Termination. Unless otherwise determined by the Committee at or after the grant date, a Participant whose employment or service terminates by reason of a Qualifying Termination on or after December 31 of the first year in which the relevant Performance Cycle commenced (or such other period as the Committee shall specify at the time of the award of the Performance Shares or Performance Units) shall be entitled to the same Payment Values of Performance Shares and the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her employment or service continued until the end of the applicable Performance Cycle. Any Payment Values of Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as Payment Values of Performance Shares and the value of Performance Units are paid to other

Participants. Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Shares or Performance Units outstanding at the date of the Qualifying Termination that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of employment or service.

(ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment or service is terminated for any reason other than a Qualifying Termination during a Performance Cycle, all of the Participant’s rights to Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of employment or service. Notwithstanding anything else contained in the Plan to the contrary, with respect to Participants other than Directors, a Participant’s rights in respect of unearned Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of employment or service for Cause. Notwithstanding anything else contained in the Plan to the contrary, if a Director is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause, all of the Director’s Performance Shares and Performance Units shall be forfeited, and the Director shall not be entitled to receive any payment or distribution in respect thereof.

(i) Change in Control. Notwithstanding anything to the contrary in this Section 5, Section 9 shall determine the treatment of Performance Shares and Performance Units upon a Change in Control.

(j) Dividend Equivalents. For the avoidance of doubt, no dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of unearned Performance Shares or unearned Performance Units.

SECTION 6.    STOCK AWARDS AND STOCK UNITS

(a) Grant. Stock Awards and Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Stock Award or Stock Unit under the Plan shall be the date on which such Stock Award or Stock Unit is awarded by the Committee, or on such other date as the Committee shall determine. Stock Awards and Stock Units shall be evidenced by an award agreement that shall specify (i) the number of Stock Awards and the number of Stock Units to be granted to each Participant, (ii) the Restriction Period(s), if any, and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Grants of Stock Awards shall be evidenced by a bookkeeping entry in the Corporation’s records (or by such other reasonable method as the Corporation shall determine from time to time). No shares of Stock will be issued at the time an Award of Stock Units is made and the Corporation shall not be required to set aside a fund for the payment of any such Awards.

(b) Vesting. Stock Awards and Stock Units granted to Participants under the Plan may be subject to a Restriction Period. Except as otherwise determined by the Committee, the Restriction Period for Awards made to Participants who are not Directors shall lapse upon the third anniversary of the grant date. A Restriction Period also shall lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award. In its discretion, the Committee also may establish performance conditions with respect to Stock Awards and Stock Units based on one or more of the Performance Goals listed in Section 5(c), during a performance period selected by the Committee.

(i) Qualifying Termination. Unless otherwise determined by the Committee at or after the date of grant, if the employment of a Participant other than a Director terminates during a Restriction Period, (A) by reason of a Qualifying Termination due to death or Disability, any unvested Stock Award or a Stock Unit then held by such Participant shall vest in full at the date of such termination, or (B) by reason of a Qualifying Termination due to Retirement, a pro rata portion of any unvested Stock Award or Stock Unit then held by such Participant shall vest at the date of such termination, based on the number of full months of such Participant’s employment relative to the number of full months in the relevant Restriction Period.

Unless otherwise determined by the Committee at or after the date of grant, if a Director’s service terminates during a Restriction Period by reason of a Qualifying Termination or because the Director becomes an employee of the Corporation or a Subsidiary, any Stock related to a Stock Award or Stock Unit held by such Participant shall vest at the date of such termination. Notwithstanding the foregoing, unless otherwise determined by the Committee at or after the date of grant, a Qualifying Termination due to Retirement shall have no effect on the vesting of a Stock Award.

(ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the date of grant, no Stock Award or Stock Unit that is subject to a Restriction Period shall vest when a Participant’s employment or service terminates for any reason other than a Qualifying Termination during the Restriction Period. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of an unvested Stock Award or Stock Unit shall in all events be immediately forfeited and canceled as of the date the Participant’s employment is terminated for Cause or the Participant is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause.

(c) Dividends and Voting. The Committee shall determine whether and to what extent dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of a Stock Award or Stock Unit, provided the payment of any current dividends shall be made as soon as practicable after dividends are paid on the common stock (but in no event later than March 15 of the year following the end of the year in which the dividends are paid) and any accumulated dividends shall be paid at the same time as settlement of the Stock Award or Stock Unit. A Participant holding Stock Awards shall be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award. A Participant holding Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Stock Awards and Stock Units. Unless otherwise determined by the Committee at or after the date of grant, within 90 days after the expiration of any Restriction Period for a Stock Award, the Corporation shall remove the restrictions applicable to the bookkeeping entry evidencing the vested Stock Award, and shall, upon request, deliver the stock certificates evidencing such Stock Award to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan).

(e) Unless otherwise determined by the Committee at or after the date of grant, within 90 days after the earlier of (i) death, (ii) Disability, (iii) Separation from Service, or (iv) the expiration of any Restriction Period, for each vested Stock Unit, the Participant shall receive, in the Committee’s discretion, (A) the Fair Market Value of one share of Stock as of such payment date, (B) one share of Stock, or (C) any combination of cash and shares of Stock.

For purposes of this Section 6(e), a “Separation from Service” means a separation from service within the meaning of Section 409A of the Code whereby the Participant and the Corporation (or such other member of the Corporation’s controlled group of entities, within the meaning of Section 414(c) of the Code, for whom the Participant provides services) reasonably anticipate that (i) no further services would be performed by the Participant for the Corporation or other members of its controlled group after a certain date, or (ii) the level of bona fide services after such date would permanently decrease to no more than 49% of the average level of services performed in the prior 36-month period (or, if less, the full period of service with the Corporation or its other members of its controlled group) for any reason other than death or Disability.

Notwithstanding the foregoing, any settlement of an Award that is subject to Section 409A of the Code to a Participant who is a “specified employee” within the meaning of Section 409A of the Code due to a Separation from Service shall be delayed for six months following the Participant’s Separation from Service (or, if earlier, the date of death of the Participant).

(f) Restrictions on Transfer. Except as provided herein or in an award agreement, Stock Awards and Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge, or encumber shares of Stock Awards and Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(g) Change in Control. Notwithstanding anything to the contrary in this Section 6, Section 9 shall determine the treatment of Stock Awards and Stock Units upon a Change in Control.

SECTION 7.  STOCK OPTIONS

(a) Grant. Options may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-statutory Stock Options, or to grant both types of Options. Each Option shall be evidenced by an award agreement that shall specify the grant date, the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the conditions upon which the Option or any portion thereof shall become vested or exercisable, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties, and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may be granted to Participants who are treated as common law employees of the Corporation or any Subsidiary Corporation (as defined in Section 424(f) of the Code) only.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.

(c) Vesting and Exercisability. Unless otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment or service with the Company on such date, each Option awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options also may become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option. In its discretion, the Committee also may establish performance conditions with respect to the exercisability of any Option based on one or more of the Performance Goals listed in Section 5(c) or such other performance condition as determined by the Committee, during a performance period selected by the Committee. No Option shall be exercisable on or after the tenth anniversary of its grant date. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Corporation. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the optionee and that are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Corporation whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock, (iii) withholding shares of Stock subject to the Option with a Fair Market Value on the date of exercise equal to the exercise price, or (iv) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Corporation, valued as of the date of such tender, is at least equal to such exercise price. The Corporation may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(f) Termination.

(i) Qualifying Termination. Unless otherwise determined by the Committee at or after the date of grant, if a Participant’s employment or service terminates by reason of a Qualifying Termination on or after the first anniversary of the grant date of an Option or because the Participant’s service as a Director terminates by reason of becoming an Employee, the Participant (or the Participant’s beneficiary or legal representative) may exercise the Option (regardless of whether then exercisable) until the date the Option would expire otherwise. Any rights that a Participant or Designated Beneficiary may have in respect of any Option not remaining exercisable in accordance with the preceding sentence shall be forfeited and cancelled as of the date of the Qualifying Termination.

(ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the date of grant, if Section 7(f)(i) does not apply, any Option that is not exercised on or prior to the date of termination of employment or service (including, without limitation, any portion of such Option that is not exercisable as of the date of such termination) shall be forfeited and cancelled as of the date of such termination.

(iii) Removal for Cause. Notwithstanding anything else contained in the Plan to the contrary, if the employment of a Participant other than a Director is terminated for Cause (or, following the date the Participant’s employment terminates, the Committee determines that circumstances exist such that the Participant’s employment could have been terminated for Cause), any Options granted to such Participant, whether or not then vested or exercisable, shall be forfeited and cancelled as of the date of such termination of employment and shall not be exercisable on such date. Notwithstanding anything else contained in the Plan to the contrary, if a Director is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause, any Option held by such Director shall be forfeited and cancelled as of the date of such termination of service, and the Corporation shall have the right to rescind any exercise of any Option by such Director effected within 90 days of the date of his or her termination of service as a member of the Board.

(g) Change in Control. Notwithstanding anything to the contrary in this Section 7, Section 9 shall determine the treatment of Options upon a Change in Control.

(h) Dividend Equivalents. No dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of an Award of Options.

SECTION 8.    STOCK APPRECIATION RIGHTS

(a) Grant. Stock Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with Options, in addition to Options, or freestanding and unrelated to Options. Stock Appreciation Rights granted with or in addition to an Option may be granted either at the same time as the Option or at a later time. No Stock Appreciation Right shall be exercisable on or after the tenth anniversary of its grant date. Stock Appreciation Rights shall be evidenced in writing, whether as part of the award agreement governing the terms of the Options, if any, to which such Stock Appreciation Right relates, or pursuant to a separate award agreement with respect to freestanding Stock Appreciation Rights, in each case, containing the grant date and such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Notwithstanding anything in the Plan to the contrary, any Stock Appreciation Right granted in tandem with an Option shall be granted at the same time as the Option, and the exercise of a tandem Option shall terminate the related Stock Appreciation Right and the exercise of a tandem Stock Appreciation Right shall terminate the related Option.

(b) Vesting and Exercisability; Termination. The rules governing the vesting and exercisability of Options shall equally apply to the vesting and exercisability of Stock Appreciation Rights, regardless of whether granted in tandem with any Option. Unless otherwise determined by the Committee at or after the date of grant, upon a Participant’s termination of employment or service, Stock Appreciation Rights shall be treated in substantially the same manner as provided for Options in Section 7(f).

(c) Settlement. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive a payment determined by multiplying:

(i) the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise (or such lesser amount that the Committee shall specify at the time of grant) over the Fair Market Value of a share of Stock on the date of grant (or such greater amount that the Committee shall specify at the time of grant), by

(ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised.

The Committee shall determine whether payment in respect of Stock Appreciation Rights is made in cash, shares of Stock, or a combination thereof.

(d) Change in Control. Notwithstanding anything to the contrary in this Section 8, Section 9 shall determine the treatment of Stock Appreciation Rights upon a Change in Control.

(e) Dividend Equivalents. No dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of an Award of Stock Appreciation Rights.

SECTION 9.    CHANGE IN CONTROL

(a) Alternative Awards. No cancellation, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (including, without limitation Performance Shares and Performance Units) upon a Change in Control if the Committee reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed, or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Company, provided that any Alternative Award must:

(i) be based on securities that are traded on an established United States securities market, or which will be so traded within 60 days of the Change in Control;

(ii) provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Award (determined at the time of the Change in Control);

(iv) have terms and conditions which provide that if the Participant’s employment or service is involuntarily terminated without cause or constructively terminated, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be; and

(v) not subject the Participant to the assessment of additional taxes or interest under Section 409A of the Code.

For Participants with an employment or individual severance agreement with a constructive termination, “Good Reason” or similar definition, constructive termination shall have the meaning set forth therein, and for all other Participants, the occurrence of a constructive termination shall be determined in good faith by the Committee (as constituted prior to the Change in Control).

(b) Accelerated Vesting and Payment.

(i) In General. In the event Section 9(a) does not apply, upon a Change in Control (A) all outstanding Options and Stock Appreciation Rights shall become vested and exercisable immediately prior to the Change in Control and (B) all outstanding unvested Stock Awards and Stock Units shall become vested immediately prior to the Change in Control.

(ii) Additionally, in the event Section 9(a) does not apply, the Committee (as constituted prior to the Change in Control) shall provide that in connection with the Change in Control (A) each Option and Stock Appreciation Right shall be cancelled in exchange for an amount (payable in accordance with Section 9(b)(iv)) equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of the Change in Control over the exercise price for such Option or the base value applicable to such Stock Appreciation Right and (B) each Stock Award and Stock Unit shall be cancelled in exchange for an amount (payable in accordance with Section 9(b)(iv)) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(iii) Performance Shares and Performance Units. In the event Section 9(a) does not apply, upon a Change in Control, (A) each outstanding Performance Share shall be cancelled in exchange for a payment equal to the product of the Payment Value that would have been payable had each such Performance Share been deemed equal to 100% (or such greater or lesser percentage as the Committee shall specify at grant or such greater percentage as the Committee shall specify after grant) of its Payment Value and (B) each outstanding Performance Unit shall be cancelled in exchange for a payment equal to the product of the value that would have been payable had each such Performance Unit been deemed equal to 100% (or such greater or lesser percentage as the Committee shall specify at grant or such greater percentage as the Committee shall specify after grant) of its initially established number of units.

(iv) Payments. Payment of any amounts calculated in accordance with Section 9 shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Company having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Company shall be determined in good faith by the Committee (as constituted prior to the Change in Control).

(c) Termination Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose employment or service is involuntarily terminated by a Company other than for Cause or is terminated due to death or Disability, in either case, on or after the date on which the shareholders of the Corporation approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in the Corporation’s employment or service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.

(d) Notwithstanding the foregoing provisions of Section 9, in connection with the payment to a Participant other than a Director of an amount subject to Section 409A of the Code, Sections 9(b) and 9(c) shall have no effect on the payment date of such amount. Notwithstanding the foregoing provisions of Section 9, in connection with the payment to a Director of an amount subject to Section 409A of the Code, Sections 9(b) and 9(c) shall have no effect on the payment date of such amount unless the Change in Control also satisfies the definition of “change in control event” under Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5).

SECTION 10.    EFFECTIVE DATE, AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN

The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until December 31, 2024. The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Corporation, no amendment or modification to the Plan may materially modify the Plan in any way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of the New York Stock Exchange. No amendment, modification, or termination of the Plan shall have a materially adverse effect on any Award theretofore granted under the Plan, without the consent of the Participant. Notwithstanding the foregoing, no Participant consent shall be needed for an amendment, modification, or termination of the Plan if the Committee determines such amendment, modification, or termination is necessary or advisable for the Corporation to comply with applicable law (including Section 409A of the Code), regulation, rule, or accounting standard. No Incentive Stock Option may be granted after the tenth anniversary of the Effective Date.

SECTION 11.    GENERAL PROVISIONS

(a) Section 409A of the Code. This Plan is intended to be interpreted, operated, and administered in a manner so as not to subject Participants to the assessment of additional taxes or interest under Section 409A of the Code.

(b) Withholding. The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Company to satisfy the minimum tax withholding required under the laws of any country, state, province, city, or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Company the minimum amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Company shall have the right to retain the number of shares of Stock whose Fair Market Value equals such minimum amount required to be withheld.

(c) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award (other than an Incentive Stock Option) for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation, or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Corporation.

(d) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its Directors or Employees or Consultants, in cash or property, in a manner which is not expressly authorized under the Plan.

(e) No Additional Rights. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Corporation. Neither the grant of an Award nor any future grant of Awards by the Corporation shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company. The Company expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Corporation expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Corporation expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Company to the Corporation and third parties, storage and use of personal data for purposes of administering the Plan.

(f) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the award agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(g) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law).

(h) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Corporation under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The

Corporation, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Corporation, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations. The Corporation shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Corporation nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(i) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Corporation is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Corporation’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

(j) Amendment of Award. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Corporation, the Committee may affirmatively act to amend, modify, or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (i) an Option or Stock Appreciation Right becomes exercisable, (ii) a Performance Share or Performance Unit is deemed earned, or (iii) a Stock Award or Stock Unit becomes nonforfeitable; provided that no outstanding Award may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d)) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing (including, without limitation, amending the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price thereof, cancelling outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or cancelling outstanding Options or Stock Appreciation Rights with an exercise price above the current Fair Market Value of the Stock in exchange for cash or other awards). For the avoidance of doubt, the Committee may not reprice, replace or cash out underwater Options or Stock Appreciation Rights without shareholder approval. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would have a materially adverse effect on the Participant’s rights under such Award, whether in whole or in part. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend an Award if it determines such amendment is necessary or advisable for the Corporation to comply with applicable law (including Section 409A of the Code), regulation, rule, or accounting standard.

(k) Deferrals. The Committee may postpone the exercising of Awards, the issuance or delivery of Stock under, or the payment of cash in respect of, any Award or any action permitted under the Plan, upon such terms and conditions as the Committee may establish from time to time, provided such deferral is consistent with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(i) Employees. A Participant who is an Employee may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (other than amounts payable under an Option or a Stock Appreciation Right) under the terms of The Chubb Corporation Key Employee Deferred Compensation Plan (2005) or its successor.

(ii) Directors. A Director may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (other than amounts payable under an Option or Stock Appreciation Right) to a specified date in accordance with this Section 11(k)(ii) and terms established by the Committee. If a Director makes an election to defer an Award or a portion thereof to a specified date, such vested portion of the Award shall be paid in a lump sum on the specified date. Notwithstanding any deferral election made by the Director, any deferred vested Award shall be distributed in a lump sum payment to the Director or beneficiary within 90 days following the date the Director becomes Disabled or dies. “Disabled” means a Director (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (B) is determined to be totally disabled by the Social Security Administration. A Director may designate his beneficiary in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Director has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Director’s estate. Notwithstanding any deferral election made by a Director, in the event of a Change in Control, vested Awards shall be distributed within 10 business days of the Change in Control, provided such Change in Control also satisfies the definition of “change in control event” under Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5).

(1)	Timing of Deferral Elections. To make a deferral election, a Director shall file an irrevocable deferral form with the Committee before the beginning of the year in which such Award would be granted. Notwithstanding the foregoing, (x) if the Committee determines that an Award qualifies as “performance-based compensation” under Section 409A of the Code, a Director may elect to defer a portion of the Award by filing a deferral form at such later time up until the date six months before the end of the performance period as permitted by the Committee, and (y) in the first year in which a Director becomes eligible to make a deferral election under the Plan, a deferral election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Director becomes eligible to participate in the Plan to the extent permitted under Section 409A of the Code. Once a deferral election has become irrevocable under Section 409A of the Code, payment of the deferred amount shall be made in accordance with the terms of this Section 11(k)(ii) and not the other terms of the Plan or the Award.

(2)	Changes in Deferral Elections. A Director may make one or more subsequent elections to change the time of distribution for a deferred Award, but such an election shall be effective only if the following conditions are satisfied: (x) the election may not take effect until at least twelve (12) months after the date on which such subsequent election is made; (y) the distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and (z) the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

(l) No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(m) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair, or otherwise affect the Corporation’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Corporation, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate, subject to Sections 10 and 11(j).

(n) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

ANNEX B

THE CHUBB CORPORATION

POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

I.    Statement of Principles

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor. The Chubb Corporation and the Audit Committee are committed to ensuring the independence of the auditor, both in appearance and in fact. Accordingly, significant attention is directed toward ensuring that services provided by the auditor are consistent with the SEC’s rules on auditor independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor or its affiliates on behalf of The Chubb Corporation or any of its subsidiaries (collectively, the “Corporation”) in order to assure that the provision of such services does not impair the auditor’s independence from the Corporation. In the case of audit services, pre-approval by the Audit Committee is required for such services provided to all consolidated subsidiaries of the Corporation, whether provided by the principal independent auditor or other firms.

II.  Delegation

The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve specific services not to exceed $25,000 per engagement. Any services pre-approved by the Chairman shall be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee may consult with management but does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.    Audit Services

Audit services include all services to be performed to comply with generally accepted auditing standards and those services that generally only the Corporation’s independent auditor can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

IV.    Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Audit-related services include, among other services, audits of employee benefit plans; due diligence related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulation; and consultations related to financial accounting or reporting standards.

V.    Tax Services

The Audit Committee believes that the provision of tax services to the Corporation including tax planning, compliance, and advice does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Tax services include tax planning, compliance, and advice; preparation and review of original and amended tax returns; assistance with claims for refund and tax payment-planning services, tax audits and appeals before the IRS and similar state, local and foreign agencies; and advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice for taxing authorities. The Corporation shall not record a transaction or transactions, the primary business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations; the rendering of services to the Corporation, its executive officers and its directors by the independent auditor in connection with the auditor’s recommendation of such transaction or transactions is prohibited.

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VI.    All Other Services

The Audit Committee believes that certain specific non-audit services do not impair the auditor’s independence. Accordingly, the Audit Committee may grant pre-approval to specific, permissible non-audit services classified as “All Other Services” that it believes are routine and recurring services that would not impair the independence of the auditor. “All Other Services” may include preparation of actuarial reports in accordance with regulatory requirements provided that the Audit Committee reasonably concludes that the results of these services will not be subject to audit procedures during an audit of the Corporation’s financial statements.

VII. Procedures

Requests for services to be rendered by the independent auditor will be provided annually to the Audit Committee for specific pre-approval. The requests will include a description of the particular services to be rendered and the expected fee range. On a periodic basis at subsequent Audit Committee meetings, an update on independent auditor services and all other audit services will be provided to the Audit Committee and any proposed new services, increases in engagement scope, and increases in engagement fees will be provided for specific pre-approval by the Audit Committee. Requests for pre-approval will be submitted to the Audit Committee by both the independent auditor and management and must include a written statement by the independent auditor as to whether, in its view, the request is consistent with the SEC’s rules on auditor independence.

The Audit Committee will consider whether such service requests are consistent with the SEC rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation’s business, people, culture, accounting systems, risk profile and other factors.

The term of any pre-approval is the period beginning on the date of pre-approval and ending on the last day of the first full calendar year after the date of pre-approval, unless the Corporation specifically provides for a different period.

The Audit Committee is also mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, Tax, and All Other Services.

VIII.    Prohibited Non-Audit Services

Provision of the following non-audit services by the independent auditor is prohibited in accordance with the SEC’s rules. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

—	Bookkeeping or other services related to the accounting records or financial statements of the Corporation;

—	Financial information systems design and implementation;

—	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

—	Actuarial services;

—	Internal audit outsourcing services;

—	Management functions or human resources;

—	Broker-dealer, investment adviser, or investment banking services;

—	Legal services and expert services unrelated to the audit; and

—	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

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*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 29, 2014.

THE CHUBB CORPORATION THE CHUBB CORPORATION 15 MOUNTAIN VIEW ROAD WARREN, NJ 07059	Meeting Information
	Meeting Type:	Annual Meeting
	For holders as of:	March 3, 2014
Date: April 29, 2014 Time: 8:00 AM Eastern Time
Location: 15 Mountain View Road
Warren, New Jersey 07059

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT             ANNUAL REVIEW              FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

*    If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 15, 2014 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote “FOR” the following proposals:
1.	Election of Directors
	Nominees:
	1a) Zoë Baird Budinger		1l) William C. Weldon

	1b) Sheila P. Burke		1m) James M. Zimmerman

	1c) James I. Cash, Jr.		1n) Alfred W. Zollar

	1d) John D. Finnegan	2.	To approve the adoption of The Chubb Corporation Long-Term Incentive Plan (2014).

	1e) Timothy P. Flynn	3.	Ratification of the appointment of Ernst & Young LLP as independent auditor.

	1f) Karen M. Hoguet	4.	Advisory vote on the compensation paid to our named executive officers.

	1g) Lawrence W. Kellner	The Board of Directors recommends you vote “AGAINST” the following proposal:

	1h) Martin G. McGuinn	5.	Shareholder proposal regarding preparation of an annual sustainability report.

	1i) Lawrence M. Small

	1j) Jess Søderberg
	1k) Daniel E. Somers

THE CHUBB CORPORATION 15 MOUNTAIN VIEW ROAD WARREN, NJ 07059	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2014. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE- 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M65633-Z62733-Z62340	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHUBB CORPORATION
The Board of Directors recommends you vote “FOR” the following proposals:
1.	Election of Directors
	Nominees:			For	Against
	1a) 1b) 1c) 1d) 1e) 1f) 1g) 1h) 1i) 1j)	Zoë Baird Budinger Sheila P. Burke James I. Cash, Jr. John D. Finnegan Timothy P. Flynn Karen M. Hoguet Lawrence W. Kellner Martin G. McGuinn Lawrence M. Small Jess Søderberg								For	Against
							1k) 1l) 1m) 1n)	Daniel E. Somers William C. Weldon James M. Zimmerman Alfred W. Zollar

										For	Against	Abstain
						2. 3. 4.	To approve the adoption of The Chubb Corporation Long-Term Incentive Plan (2014).
Ratification of the appointment of Ernst & Young LLP as independent auditor.
Advisory vote on the compensation paid to our named executive officers.
The Board of Directors recommends you vote “AGAINST” the following proposals:
						5.	Shareholder proposal regarding preparation of an annual sustainability report.
For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Proxies submitted by Internet or telephone must be received

by 11:59 P.M. Eastern Time on April 28, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Review and Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M65634-Z62733-Z62340

Proxy - The Chubb Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2014.

The undersigned shareholder of THE CHUBB CORPORATION (the Corporation) acknowledges receipt of the Notice of 2014 Annual Meeting of Shareholders and Proxy Statement each dated March 14, 2014, and the undersigned revokes all prior proxies and appoints JOHN D. FINNEGAN, MAUREEN A. BRUNDAGE and DOUGLAS A. NORDSTROM, and each of them, with full power of substitution, as proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the 2014 Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey 07059 at 8:00 a.m., Eastern Time, on April 29, 2014 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

This card also provides voting instructions for any shares of Common Stock of the Corporation allocated to and held on the undersigned’s behalf in the Capital Accumulation Plan of The Chubb Corporation (the Plan).

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If this proxy is validly executed and dated, but no direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5. If the undersigned has voting rights with respect to shares of Common Stock under the Plan, the trustee of the Plan will vote those shares as directed. If you do not direct the trustee with respect to shares held in the Plan, the shares will not be voted.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2014 Annual Meeting of Shareholders.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side